UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HILTON HOTELS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

August 8, 2007

To the Stockholders of Hilton Hotels Corporation:

We cordially invite you to attend a special meeting of stockholders of Hilton Hotels Corporation, a Delaware corporation, which we refer to as the Company, to be held on September 18, 2007 at 9 a.m. local time, at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210. The board of directors has fixed the close of business on August 6, 2007, as the record date for the purpose of determining stockholders entitled to receive notice of and vote at the special meeting or any postponement or adjournment thereof. Notice of the special meeting and the related proxy statement are enclosed.

The board of directors of the Company has approved a merger agreement providing for the acquisition of the Company by BH Hotels LLC, an entity controlled by investment funds affiliated with The Blackstone Group L.P. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive $47.50 in cash, without interest and less any applicable withholding tax, for each share of our common stock, par value $2.50 per share, owned by you (unless you have properly exercised your appraisal rights with respect to the merger), which represents a premium of approximately 40% to the closing price on July 2, 2007, the day prior to the public announcement of the execution of the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

Our board of directors has determined that the merger is fair to and in the best interests of the Company and its stockholders and recommends that you vote “FOR” the adoption of the merger agreement and “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Your vote is very important. We cannot complete the merger unless a majority of the votes entitled to vote thereon by the holders of the outstanding shares of our common stock are voted for the adoption of the merger agreement. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If your shares are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or nominee will be unable to vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee to vote your shares, following the procedures provided by your bank, brokerage firm or nominee. Failure to instruct your bank, brokerage firm or other nominee to vote your shares will have the same effect as voting against adoption of the merger agreement.

Thank you in advance for your cooperation and continued support.

Sincerely,

Stephen F. Bollenbach
Co-Chairman and CEO

The proxy statement is dated August 8, 2007, and is first being mailed to our stockholders on or about August 9, 2007.

World Headquarters
9336 Civic Center Drive
Beverly Hills, California 90210

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 18, 2007

To the Stockholders of Hilton Hotels Corporation:

A special meeting of the stockholders of Hilton Hotels Corporation, a Delaware corporation, which we refer to as the Company, will be held on September 18, 2007 at 9 a.m. local time, at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210, for the following purposes:

1.                 To consider and vote on a proposal to adopt the Agreement and Plan of Merger, which we refer to as the merger agreement, dated as of July 3, 2007, by and among the Company, BH Hotels LLC, a Delaware limited liability company, which we refer to as Parent, and BH Hotels Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.                 To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

Our board of directors has determined that the merger is fair to and in the best interests of the Company and its stockholders and recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the proposal to approve any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Only stockholders of record at the close of business on August 6, 2007 are entitled to notice of and to vote at the meeting, or any adjournments or postponements of the meeting. All stockholders of record are cordially invited to attend the special meeting in person.

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock, par value $2.50 per share, entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the merger agreement (but will not affect the outcome of the vote regarding the adjournment proposal, if necessary). If you are a stockholder of record, voting in person at the meeting will revoke any proxy previously submitted. If you hold your shares through a bank, broker or other nominee, you should follow the procedures provided by your broker, banker or other nominees in order to vote.

Only stockholders of record, or their duly authorized proxies, have the right to attend the special meeting. To gain admittance, you must present valid picture identification, such as a driver’s license or passport. If your shares are held by a bank or broker, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of our common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the meeting.

Stockholders of the Company who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

By Order of the Board of Directors,

Madeleine A. Kleiner
Executive Vice President, General Counsel and Corporate Secretary
Beverly Hills, California
August 8, 2007

i

ii

Annex B	Opinion of UBS Securities LLC	B-1
Annex C	Section 262 of the Delaware General Corporation Law	C-1

iii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully. See “Where You Can Find More Information” beginning on page 77.

References to “Hilton,” “the Company,” “we,” “our” or “us” in this proxy statement refer to Hilton Hotels Corporation and its subsidiaries unless the context indicates otherwise.

Q.              What is the proposed transaction?

A.              The proposed transaction is the acquisition of the Company by BH Hotels LLC, a Delaware limited liability company, which we refer to as Parent, controlled by investment funds affiliated with The Blackstone Group L.P., which we refer to as Blackstone, pursuant to an Agreement and Plan of Merger, dated as of July 3, 2007 (as it may be amended from time to time, which we refer to as the merger agreement) among the Company, Parent and BH Hotels Acquisition Inc., a Delaware corporation and wholly owned subsidiary of Parent, which we refer to as Merger Sub. If the merger agreement is adopted by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company with the Company as the surviving corporation. We refer to this transaction as the merger. As a result of the merger, the Company will become a subsidiary of Parent and we will no longer be a publicly held corporation, and our common stock, par $2.50 per share, which we refer to as the common stock, will be delisted from the New York Stock Exchange, which we refer to as the NYSE.

Q.              What will I receive in the merger?

A.              Upon completion of the merger, you will be entitled to receive $47.50 in cash, which we refer to as the merger consideration, without interest and less any applicable withholding tax, for each share of common stock that you own, unless you have exercised your appraisal rights with respect to the merger. For example, if you own 100 shares of common stock, you will receive $4,750.00 in cash in exchange for your shares of common stock, less any applicable withholding tax. You will not own any shares in the surviving corporation.

Q.              Will I continue to receive regular quarterly dividends?

A.              Our current policy is to provide quarterly cash dividends on your shares of common stock. The terms of the merger agreement allow us to continue to pay a regular quarterly dividend not to exceed $0.04 per share of common stock through the closing of the merger. However, any future decision by the Company’s board of directors, which we refer to as the board, to pay cash dividends will depend on our earnings, financial condition, capital requirements and other factors deemed relevant by the board.

Q.              How does the merger consideration compare to the market price of the common stock prior to announcement of the merger?

A.              The closing sale price of the Company’s common stock on the NYSE on July 2, 2007, the trading day prior to the public announcement of the execution of the merger agreement, was $33.87 per share. The $47.50 per share merger consideration represents a premium of approximately 40% to the closing price on July 2, 2007; a premium of approximately 37% to the average closing price for the thirty trading days prior to July 2, 2007; a premium of approximately 25% to the 52-week high prior to July 2, 2007; and a premium of approximately 105% to the 52-week low prior to July 2, 2007.

Q.              When do you expect the merger to be completed?

A.              It is anticipated that the transaction will close during the fourth quarter of 2007. If our stockholders vote to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger.

Q.              If the merger is completed, when can I expect to receive the merger consideration for my shares of common stock?

A.              Promptly after the completion of the merger, you will be sent a letter of transmittal describing how you may exchange your shares of common stock for the merger consideration. You should not send your common stock certificates to us or anyone else until you receive these instructions.

Q.              When and where is the special meeting?

A.              The special meeting of stockholders of the Company will be held on September 18, 2007 at 9 a.m. local time, at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210.

Q.              Who can vote at the special meeting?

A.              All of our holders of common stock of record as of the close of business on August 6, 2007, which we refer to as the record date for the special meeting, are entitled to receive notice of and attend the special meeting or any adjournments or postponements of the special meeting. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of common stock that such holder owned as of the record date.

Q.              What am I being asked to vote on at the special meeting?

A.              You are being asked to consider and vote on a proposal to adopt the merger agreement that provides for the acquisition of the Company by Parent and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

Q.              What vote is required for the Company’s stockholders to adopt the merger agreement?

A.              An affirmative vote of the holders of a majority of the shares of common stock entitled to vote thereon is required to adopt the merger agreement.

Because the affirmative vote required to adopt the merger agreement is based upon the total number of outstanding shares of common stock, the failure to submit a proxy (or to vote in person at the special meeting) or the abstention from voting by a stockholder will have the same effect as a vote against adoption of the merger agreement.

Q.              What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.              The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of shares of our common stock present or represented by proxy at the special meeting and entitled to vote on the matter. The failure to submit a proxy (or to vote in person at the special meeting) will have no effect on the adjournment proposal;

however, the abstention from voting by a stockholder will have the same effect as a vote against the adjournment proposal.

Q.              How does the Company’s board of directors recommend that I vote?

A.              The board has determined that the merger is fair to and in the best interests of the Company and its stockholders and recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. You should read “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 30 for a discussion of the factors that the board considered in deciding to recommend the adoption of the merger agreement.

Q:             Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:               Yes. In considering the recommendation of the board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 41.

Q.              What effects will the proposed merger have on the Company?

A.              As a result of the proposed merger, the Company will cease to be a publicly-traded company and will be a subsidiary of Parent. You will no longer have any interest in our future earnings or growth. If the merger is completed, the common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we will no longer file periodic reports with the Securities and Exchange Commission, or the SEC, on account of the common stock.

Q.              What happens if the merger is not completed?

A.              If the merger agreement is not adopted by the stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain an independent public company and the common stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay to or receive from Parent a termination fee or reimburse or be reimbursed by Parent for out-of-pocket expenses, as applicable, as described under the caption “The Merger Agreement—Termination Fees and Expenses” beginning on page 68.

Q.              What do I need to do now?

A.              Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. You can also attend the special meeting and vote. Do NOT return your stock certificate(s) with your proxy.

Q.              How do I vote?

A.              You may vote by:

•       signing and dating the proxy card you receive and returning it in the enclosed prepaid envelope;

•       using the telephone number printed on your proxy card;

•       using the Internet voting instructions printed on your proxy card;

•       if you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee; or

•       appear and vote in person by ballot at the special meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment proposal.

Q.              How can I change or revoke my vote?

A.              You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•       if you hold your shares in your name as a stockholder of record, by notifying our Corporate Secretary, Madeleine A. Kleiner, at 9336 Civic Center Drive, Beverly Hills, California 90210;

•       by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•       by submitting a later-dated proxy card;

•       if you voted by telephone or the Internet, by voting a second time by telephone or Internet; or

•       if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q.              If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.              Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the adoption of the merger agreement, but will not have an effect on the proposal to adjourn the special meeting.

Q.              How do I vote shares of common stock that I hold through the Company’s stock fund within Hilton’s 401(k) Plan?

A.              If you hold shares in the Company’s stock fund within the Hilton 401(k) Plan, which we refer to as the plan, you may give voting instructions to Wachovia Bank, N.A., which we refer to as the trustee of the plan, by completing and returning the voting instructions that you will be receiving from the trustee. Your instructions tell the trustee how to vote the number of shares of common stock which you are entitled to vote under the plan, which we refer to as the plan shares. Any such instruction will be kept confidential. The trustee will vote your plan shares in accordance with your duly executed and delivered voting instructions. If you do not give the trustee voting instructions, the trustee will vote your plan shares in the same proportion as the plan shares for which the trustee receives voting instructions from other plan participants, unless doing so would not be consistent with the trustee’s duties under applicable law.

Q.              What do I do if I receive more than one proxy or set of voting instructions?

A.              If you also hold shares in “street name,” directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.              Is the merger expected to be taxable to me?

A.              Yes. The exchange of shares of common stock for cash pursuant to the merger agreement generally will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 46) for U.S. federal income tax purposes. If you are a U.S. stockholder and you exchange your shares of common stock in the merger, you will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the merger and your adjusted tax basis in your shares of common stock. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 46 for a more detailed discussion of the United States federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.              What happens if I sell my shares before the special meeting?

A.              The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $47.50 per share in cash to be received by our stockholders in the merger. In order to receive the $47.50 per share, you must hold your shares through completion of the merger.

Q.              Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A.              Yes. As a holder of common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you take certain actions and meet certain conditions. See “Appraisal Rights” beginning on page 74.

Q.              Who will solicit and pay the cost of soliciting proxies?

A.              The Company has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting and the Company estimates it will pay D.F. King & Co., Inc. a fee of approximately $12,500. The Company has also agreed to reimburse D.F. King & Co., Inc. for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify D.F. King & Co., Inc. against certain losses, costs and expenses. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of our common stock held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Q.              Should I send in my stock certificates now?

A.              No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your common stock certificates for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do NOT send your certificates in now.

Q.              Who can help answer my other questions?

A.              If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Hilton Investor Relations at 1-310-205-8664 or D.F. King & Co., Inc., our proxy solicitor, toll-free at 1-800-901-0068.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 77.

The Parties to the Merger (Page 19)

Hilton Hotels Corporation
9336 Civic Center Drive,
Beverly Hills, California 90210
(310) 278-4321

Hilton Hotels Corporation, or the Company, is a Delaware corporation with its headquarters in Beverly Hills, California. The Company is the leading global hospitality company, with 2,896 properties totaling approximately 490,000 rooms in 76 countries and territories. The Company owns, manages or franchises a hotel portfolio of some of the best known and highly regarded brands, including Hilton, Hilton Garden Inn, Doubletree, Embassy Suites, Homewood Suites by Hilton, Hampton, Conrad and the Waldorf=Astoria Collection. The Company develops and operates domestic timeshare resorts through Hilton Grand Vacations Company and its related entities, which it wholly owns. The Company is also engaged in various other activities related to or incidental to the operation of hotels. The Company’s common stock is publicly traded on the NYSE under the symbol “HLT.”

BH Hotels LLC

c/o Blackstone Real Estate Partners VI L.P.
Blackstone Capital Partners V L.P.

345 Park Avenue
New York, New York 10154
(212) 583-5000

BH Hotels LLC, or Parent, is a Delaware limited liability company which was formed solely for the purpose of acquiring the Company and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Parent was formed by Blackstone Real Estate Partners VI L.P., a Delaware limited partnership, and Blackstone Capital Partners V L.P., a Delaware limited partnership. The principal business of Blackstone Real Estate Partners VI L.P. consists of making various real estate related investments, and the principal business of Blackstone Capital Partners V L.P. consists of committing capital to facilitate corporate restructurings, leveraged buyouts, bridge financings and other investments and capitalizing affiliates that will engage in investments. Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P. are affiliates of Blackstone.

The Blackstone Group L.P. (NYSE: BX) is a leading global alternative asset manager and provider of financial advisory services. Its alternative asset management businesses include the management of corporate private equity funds, real estate opportunity funds, funds of hedge funds, mezzanine funds, senior debt funds, proprietary hedge funds and closed-end mutual funds. Blackstone also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services.

BH Hotels Acquisition Inc.

c/o Blackstone Real Estate Partners VI L.P.
Blackstone Capital Partners V L.P.

345 Park Avenue
New York, New York 10154
(212) 583-5000

BH Hotels Acquisition Inc., or Merger Sub, is a Delaware corporation which was formed solely for the purpose of completing the proposed merger. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

The Merger (Page 24)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business as “Hilton Hotels Corporation” following the merger. In the merger, each outstanding share of the Company’s common stock (other than shares held by the Company, Parent or Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and the Company, and in each case not held on behalf of third parties, and shares held by stockholders who have properly demanded statutory appraisal rights, if any), will be converted into the right to receive $47.50 in cash, without interest and less any applicable withholding tax. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the surviving corporation.

The Special Meeting (Page 20)

Time, Place and Date (Page 20)

The special meeting will be held on September 18, 2007, starting at 9 a.m. local time, at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210.

Purpose (Page 20)

At the special meeting, holders of our common stock will be asked to adopt the merger agreement and to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date and Quorum (Page 20)

You are entitled to vote at the special meeting or any adjournment or postponement thereof if you owned shares of common stock at the record date. You will have one vote for each share of common stock that you owned on the record date. As of the record date, there were 390,399,803 shares of common stock outstanding and entitled to vote. A majority of the shares of common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals.

Vote Required (Page 20)

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of common stock entitled to vote thereon. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

Common Stock Ownership of Directors and Executive Officers (Page 72)

As of the record date, the directors and executive officers of the Company beneficially owned 6.4% in the aggregate of the shares of the common stock entitled to vote at the special meeting. Each of our directors and executive officers has advised us that they currently plan to vote all of their shares in favor of the adoption of the merger agreement.

Voting and Proxies (Page 22)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, the Internet, by returning the enclosed proxy card by mail, or by voting in person by appearing at the special meeting. If your shares of common stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of common stock using the instructions provided by your broker. If you do not provide your broker with instructions, your shares of common stock will not be voted on the proposal to adopt the merger agreement which will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Revocability of Proxy (Page 22)

Any stockholder of record who executes and returns a proxy card (or submits a proxy by telephone or the Internet) may revoke the proxy at any time before it is voted at the special meeting in any one of the following ways:

•       if you hold your shares in your name as a stockholder of record, by notifying our Corporate Secretary, Madeleine A. Kleiner, at 9336 Civic Center Drive, Beverly Hills, California 90210;

•       by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•       by submitting a later-dated proxy card;

•       if you voted by telephone or the Internet, by voting a second time by telephone or the Internet; or

•       if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Treatment of Options and Other Equity Awards (Page 52)

Stock Options

Except as otherwise agreed in writing by the holder and Parent, each stock option to purchase our shares of common stock that remains outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be canceled and converted into the right to receive as soon as reasonably practicable after the effective time of the merger (and in any event within seven business days) a cash payment, less applicable withholding taxes, equal to the product of the aggregate number of shares of common stock underlying such share option immediately prior to the effective time of the merger, multiplied by the excess, if any, of $47.50 over the exercise price per share of our shares of common stock subject to such share option.

Performance Units

Except as otherwise agreed in writing by the holder and Parent and subject to further action of the compensation committee of the board, each performance share unit under the 2004 Omnibus Equity Compensation Plan of the Company that remains outstanding immediately prior to the effective time of the merger, other than the performance share units granted in January 2005 which shall be terminated for no consideration, whether vested or unvested, will be canceled and converted into the right to receive promptly after the effective time of the merger (and in any event within seven business days) a cash payment, less applicable withholding taxes, equal to the product of the total number of shares subject to such performance share unit immediately prior to the effective time of the merger calculated using the performance level specified in the merger agreement under the award agreements and 2004 Omnibus Equity Compensation Plan of the Company, multiplied by $47.50.

Restricted Stock Units

Except as otherwise agreed in writing by the holder and Parent, each restricted stock unit outstanding immediately prior to the effective time of the merger will be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the effective time of the merger (but in any event no later than seven business days after the effective time of the merger), a cash payment, less any applicable withholding taxes, equal to the product of the total number of shares subject to such restricted stock unit immediately prior to the effective time of the merger multiplied by $47.50.

Company Awards

Except as otherwise agreed in writing by the holder and Parent, at the effective time of the merger, each right of any kind, contingent or accrued, to acquire or receive shares or benefits measured by the value of shares, and each award of any kind consisting of shares that may be held, awarded, outstanding, payable or reserved for issuance under the stock plans and any other benefit plans including, but not limited to, the stock units under the Hilton Hotels Corporation Supplemental Retirement and Retention Plan, other than options, performance units and restricted stock units, shall be cancelled and shall only entitle the holder thereof to receive, at such times as specified in the applicable stock plans or benefit plans, a cash payment, less applicable withholding taxes, equal to the product of the aggregate number of shares of common stock underlying such awards immediately prior to the effective time of the merger, multiplied by $47.50 (or, if the award provides for payments to the extent the value of the shares exceeds a specified reference price, the amount, if any, by which $47.50 exceeds such reference price).

Debt Tender Offers and Consent Solicitation (Page 54)

We have agreed, if so instructed by Parent, to use our commercially reasonable efforts to commence offers to purchase and related consent solicitations with respect to the following debt securities that we have outstanding, on the terms and subject to the conditions set forth in the related tender offer and consent solicitation documentation distributed to the holders of such securities:

•       7.625% Senior Notes Due 2008;

•       7.430% Chilean Inflation—Indexed (UF) Notes Due 2009;

•       7.200% Senior Notes Due 2009;

•       8.250% Senior Notes Due 2011;

•       7.625% Senior Notes Due 2012;

•       7.500% Senior Notes Due 2017;

•       8.000% Quarterly Interest Bonds Due 2031; and

•       3.375% Convertible Senior Notes Due 2023, which we refer to as the convertible notes.

We refer to the outstanding securities listed above collectively as our senior notes. Approximately $2.4 billion aggregate principal amount of senior notes were outstanding as of June 30, 2007. In connection with any offers to purchase the senior notes, we will seek the consents of the holders of the senior notes to amend the indentures governing the senior notes to eliminate substantially all of the restrictive covenants contained in the senior notes and the related indentures, eliminate certain events of default, modify covenants regarding mergers, and modify or eliminate certain other provisions contained in the indentures and the senior notes. With regard to the convertible notes, we may, if so directed by Parent, without making a concurrent tender offer for such notes, seek consents of the holders of such notes to amend the indenture governing such notes to eliminate substantially all of the restrictive covenants contained in such notes and the related indenture, eliminate certain events of default, modify covenants regarding mergers, and modify or eliminate certain other provisions contained in such indenture and such notes. The proposed terms of any amendments to the senior notes and indentures will be described in tender offer and consent solicitation documents.

The tender offer and consent solicitation documents relating to any tender offers will provide that holders of senior notes will not be able to deliver consents to the amendments to the indentures and the senior notes without also tendering their senior notes. Assuming the requisite consents are received from the holders of the senior notes with respect to such amendments, the amendments will become operative immediately prior to acceptance of senior notes for payment pursuant to the tender offers and concurrent with the effective time of the merger. Assuming that all of the conditions to any tender offers and consent solicitations are satisfied or waived, concurrently with the effective time of the merger, senior notes validly tendered in such tender offers will be accepted for payment. If the amendments that are the subject of consent solicitations become operative, senior notes that remain outstanding will be subject to the terms of the applicable indenture as modified by the amendments. In the event the requisite consents are not obtained, if requested by Parent, we will issue (subject to the conditions set forth below), immediately prior to the effective time of the merger, an irrevocable notice of optional redemption of senior notes as to which requisite consents have not been obtained and that are redeemable in accordance with their terms and the applicable indenture, which would provide for the satisfaction and discharge of such senior notes and such indenture with respect to such senior notes. It is a condition to our obligation to issue any such irrevocable notice of optional redemption that Parent shall have provided written notice to us confirming that all of Parent’s conditions set forth in the merger agreement have been satisfied or waived and that Parent and Merger Sub are prepared to proceed immediately with the closing, and Parent and Merger Sub also shall have irrevocably deposited with the trustee under the applicable indenture sufficient funds to effect such satisfaction and discharge.

Litigation Relating to the Merger (Page 48)

Between July 5 and July 17, 2007, twelve purported stockholder class actions related to the merger agreement were filed. Seven of these lawsuits were filed in the Superior Court of California, County of Los Angeles: Guiseppone v. Hilton Hotels Corporation, et al. (Case No. BC373765), filed on July 5; Garber v. Hilton Hotels Corporation, et al. (Case No. BC373766), filed on July 5; Staehr v. Hilton Hotels Corporation, et al. (Case No. BC373798), filed on July 5; Simon v. Hilton Hotels Corporation, et al. (Case No. BC373834), filed on July 6; Frechter v. Hilton Hotels Corporation, et al. (Case No. BC373836), filed on July 6; Kops v. Hilton Hotels Corporation, et al. (Case No. BC373945), filed on July 6; and Hawaii Reinforcing Ironworkers Pension Trust Fund, et al. v. Hilton Hotels Corporation, et al. (Case No. BC374209), filed on July 13. Four lawsuits were filed in the Court of Chancery of the State of Delaware, in and for New Castle County: Shaev v. Hilton Hotels Corporation, et al. (Civil Action No. 3072-VCN), filed on July 5; Oh v. Hilton Hotels Corporation, et al. (Civil Action No. 3091-VCN), filed on July 13; Lasker v. Bollenbach, et al. (Civil Action

No. 3092-VCN), filed on July 13 and Levine v. Bollenbach, et al. (Civil Action No. 3100-VCN), filed on July 17. On August 1, 2007, the Delaware Chancery Court consolidated these four actions into a single proceeding entitled In re Hilton Hotels Corporation Shareholders Litigation (Civil Action No. 3072-VCN). One lawsuit was filed on July 12 in the United States District Court for the Central District of California: Duchman v. Hilton Hotels Corporation, et al. (Case No. CV 07 4542). Each of the twelve lawsuits names the Company and each of the Company’s directors as defendants. Each of the lawsuits except the Simon, Duchman, Lasker, and Levine actions also names Blackstone as a defendant.

These lawsuits, which contain substantially similar allegations, claim that the Company’s directors breached their fiduciary duties to the Company and its stockholders in connection with negotiating and approving the merger agreement, that various terms of the merger agreement are preclusive and/or unfair, and that the consideration to be received by the Company’s stockholders under the merger agreement is inadequate. In all but the Simon, Duchman, Lasker, and Levine actions, Blackstone is alleged to have aided and abetted the other defendants’ alleged fiduciary breaches. The lawsuits seek a variety of equitable and injunctive relief, including enjoining defendants from completing the proposed merger transaction, rescission of any consummated transaction, attorneys’ fees and expenses, and in the Simon, Duchman, and each of the Delaware actions, unspecified compensatory damages in the event the merger transaction is completed. We intend to vigorously defend the actions.

Recommendation of the Board of Directors (Page 30)

The board (i) determined that the merger agreement and the merger are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and authorized the execution and delivery of the merger agreement and (iii) resolved to recommend that the stockholders adopt the merger agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the stockholders meeting.

The board recommends that our stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 41)

In considering the recommendation of the board, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a stockholder, and that may present actual or potential conflicts of interest. These interests include:

•       vesting and cash-out of all unvested stock options, performance share units, restricted stock units and company awards held by our employees (including our executive officers) and directors;

•       payment of 2007 annual bonuses to all participants (including our executive officers) in our Company Annual Incentive Plan;

•       vesting of balances and conversion of stock units and phantom shares under our deferred compensation and retirement plans held by our employees (including our executive officers) and directors;

•       agreements with our executive officers that provide for change in control severance benefits in the event of qualifying terminations of employment in connection with or following the merger; and

•       continued indemnification and insurance coverage for our directors and executive officers under the merger agreement.

Opinion of UBS Securities LLC (Page 33)

In connection with the merger, the board received an opinion, dated July 3, 2007, from our financial advisor, UBS Securities LLC, which we refer to as UBS, as to the fairness, from a financial point of view and as of the date of such opinion, of the $47.50 per share merger consideration to be received by holders of shares of common stock. The full text of UBS’ written opinion, dated July 3, 2007, is attached to this proxy statement as Annex B. Holders of shares of common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Under the terms of UBS’ engagement, we have agreed to pay UBS an aggregate fee of $33.6 million for its financial advisory services in connection with the merger, $2.0 million of which was payable promptly upon UBS having substantially completed the work, that in its determination, was appropriate to prepare it to render its opinion, and $31.6 million of which is contingent upon consummation of the merger. UBS’ opinion was provided for the benefit of the board in connection with, and for the purpose of, its evaluation of the merger, does not address any aspect of the merger or any related transaction other than the $47.50 per share merger consideration from a financial point of view and does not constitute a recommendation to any securityholder as to how to vote or act with respect to the merger or any related transaction.

Financing of the Merger (Page 39)

In connection with the merger, Parent will cause approximately $19.4 billion to be paid to our stockholders and holders of stock options, performance share units, restricted stock units and other equity-based awards. In addition, as described under “The Merger Agreement—Debt Tender Offers and Consent Solicitation” beginning on page 54, Parent may instruct us to commence tender offers and/or consent solicitations with respect to our senior notes. As of June 30, 2007, we had approximately $2.4 billion aggregate principal amount of senior notes outstanding. Our senior credit facilities will also be repaid and our mortgage loan agreements, secured debt and letters of credit will be repaid or remain outstanding. As of June 30, 2007, we had an aggregate of approximately $3.1 billion of outstanding indebtedness under our senior credit facilities, mortgage loan agreements and secured debt. The following arrangements are in place for the financing for the merger, including the payment of related transaction costs, charges, fees and expenses:

Debt Financing.   Parent has received a debt commitment letter from Bear Stearns Commercial Mortgage, Inc., Bank of America, N.A., German American Capital Corporation (an affiliate of Deutsche Bank Securities Inc.), Goldman Sachs Mortgage Company, and Morgan Stanley Mortgage Capital Holdings LLC providing for debt financing in an aggregate principal amount equal to the (i) lesser of (a) $21 billion or (b) 80% of the total consideration payable by Parent for the completion of the merger and other costs, such as transaction costs relating to the merger, less (ii) the aggregate amount of our existing indebtedness that is not repaid or defeased at the time of the merger. Bear Stearns Commercial Mortgage, Inc., Bank of America, N.A., German American Capital Corporation, Goldman Sachs Mortgage Company and Morgan Stanley Mortgage Capital Holdings LLC have been joined in their commitment by Lehman Brothers Holdings Inc. and Merrill Lynch Mortgage Lending, Inc.

Equity Financing.   Parent has received an equity commitment letter from Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P., affiliates of Blackstone, providing for Parent to be capitalized with up to an aggregate of $5.5 billion of equity for the purpose of funding the remainder of the acquisition costs that are not covered by the debt financing.

The merger agreement does not contain a financing condition or a “market MAC” condition to the closing of the merger. Under the terms of the merger agreement, Parent has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt commitment letter.

Regulatory Approvals (Page 47)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, which we refer to as FTC, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice, which we refer to as DOJ, and the applicable waiting period has expired or been terminated. The FTC notified the parties on July 31, 2007 that their request for early termination of the applicable waiting period had been granted.

Under Council Regulation (EC) No 139/2004 on the control of concentrations between undertakings, which we refer to as the EC Merger Regulation, the merger may not be completed until a notification has been filed with the European Commission and clearance has been received or the applicable waiting period has expired. Parent expects to file a notification under the EC Merger Regulation and will await clearance or the expiration of the applicable waiting period.

The merger is also subject to review by the governmental authorities of various other foreign jurisdictions under the antitrust and foreign investment laws of those jurisdictions.

Material U.S. Federal Income Tax Consequences of the Merger (Page 46)

The exchange of shares of common stock for cash pursuant to the merger agreement generally will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 46) for U.S. federal income tax purposes. Stockholders who are U.S. holders and who exchange their shares of common stock in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the merger and their adjusted tax basis in their shares of common stock. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 46 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Conditions to the Merger (Page 65)

The obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver of a number of conditions, including the following:

•       the merger agreement must have been adopted by the Company’s stockholders;

•       the waiting period under the HSR Act has expired or terminated, and the required regulatory consents have been obtained and are in effect;

•       no injunction, judgment, order or law that prohibits, restrains or renders illegal the completion of the merger shall be in effect;

•       the Company’s, Parent’s and Merger Sub’s respective representations and warranties in the merger agreement must be true and correct as of the closing date in the manner described under “The Merger Agreement—Conditions to the Merger” beginning on page 65;

•       each of the Company, Parent and Merger Sub must have performed in all material respects all obligations that it is required to perform under the merger agreement; and

•       with respect to Parent’s and Merger Sub’s obligation to effect the merger only, no effect, event, development or change since July 3, 2007 that, individually or in the aggregate with all other effects, events, developments and changes has resulted or would result in a Company material adverse effect as described in “The Merger Agreement—Representations and Warranties” beginning on page 55; and

•       with respect to Parent’s and Merger Sub’s obligation to effect the merger only, the Company must have received a “payoff” letter under the Company’s Credit Agreement, dated as of February 22, 2006, among the Company, and Hilton PCB Sarl, as joint and several borrowers, Bank of America, N.A., as administrative agent, swing line lender and issuing lender, UBS Loan Finance, as syndication agent, and the other financial institution signatories, as described under “The Merger Agreement—Conditions to the Merger” beginning on page 65.

Solicitation of Acquisition Proposals (Page 61)

The merger agreement provides that we are generally not permitted to initiate, solicit or knowingly encourage inquiries or the making of proposals or offers that constitute, or may reasonably be expected to lead to, an acquisition proposal for the Company or engage in, continue or otherwise participate in any discussions or negotiations regarding any acquisition proposal or provide non-public information to any person relating to an acquisition proposal, or knowingly facilitate any effort or attempt by any person to make an acquisition proposal.

Notwithstanding these restrictions, under certain circumstances, we may, before the merger agreement is adopted by our stockholders, respond to an unsolicited bona fide written acquisition proposal, if the board determines in good faith after consultation with outside legal counsel that failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties and such acquisition proposal constitutes a superior proposal or could reasonably be expected to result in a superior proposal, or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal.

Termination of the Merger Agreement (Page 66)

The merger agreement may be terminated:

•       by mutual written consent of the Company and Parent;

•       by either Parent or Company, if:

•        the merger is not completed on or before January 31, 2008, and so long as the failure of the terminating party to fulfill any of its obligations under the merger agreement did not materially contribute to the failure to complete the merger;

•        our stockholders do not adopt the merger agreement; or

•        an injunction, judgment, order or law that prohibits, restrains or renders illegal the completion of the merger has become final and non-appealable;

•       by the Company, if:

•        prior to the adoption of the merger agreement by our stockholders, our board authorizes the Company to enter into a definitive agreement providing for the implementation of a superior proposal, so long as (i) the Company is not in breach in any material respect of its obligations under the merger agreement with regards to prohibitions on negotiating, soliciting or facilitating acquisition proposals, (ii) our board has determined in good faith, after consultation with the Company’s legal and financial advisors that such definitive agreement constitutes a superior proposal, (iii) the Company has notified Parent in writing that it intends to enter into such agreement, (iv) during the three business days following the receipt by Parent of the Company’s notice, the Company has offered to negotiate with, and if accepted by Parent, has negotiated in good faith with Parent to make adjustments to the terms and conditions of the merger agreement such that the superior proposal ceases to constitute a superior proposal, (v) the board has determined in good faith, after the end of such three business day period, after considering the results of any such negotiations and the revised proposals made by Parent, if any, that the superior proposal continues to be a superior proposal and (vi) the Company pays to Parent a termination fee of $560 million immediately prior to or concurrently with the termination of the merger agreement;

•        Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement or any such representation or warranty becomes untrue, such that certain conditions to closing are incapable of being satisfied prior to January 31, 2008, so long as the Company is not in material breach of its obligations under the merger agreement; or

•        Parent or Merger Sub has failed to obtain the proceeds pursuant to the financing (or alternative financing) sufficient to complete the transactions contemplated by the merger agreement within three business days after the satisfaction or waiver of the conditions to closing (excluding conditions that, by their terms, cannot be satisfied until the closing);

•       by Parent, if:

•        (i) the board effects a change in recommendation, (ii) the board approves, endorses or recommends an acquisition proposal, (iii) the Company enters into a contract or agreement relating to an acquisition proposal, (iv) a tender offer or exchange offer for any of our outstanding shares that constitutes an acquisition proposal is commenced prior to obtaining stockholder adoption of the merger agreement, and the board fails to recommend against its acceptance within ten business days after its commencement or (v) we or the board publicly announces its intention to do any of the foregoing; or

•        we have materially breached or failed to perform any of our representations, warranties, covenants or agreements under the merger agreement or any such representation or warranty becomes untrue, such that certain conditions to closing are incapable of being satisfied prior to January 31, 2008, so long as Parent and Merger Sub are not in material breach of their obligations under the merger agreement.

Termination Fees and Expenses (Page 68)

If the merger agreement is terminated under certain circumstances:

•       the Company may be obligated to pay a termination fee of $560 million as directed by Parent, and all documented reasonable out-of-pocket expenses of Parent up to a maximum amount of $7.5 million; and

•       Parent may be obligated to pay the Company a termination fee of $660 million, and all documented reasonable out-of-pocket expenses of the Company up to a maximum amount of $7.5 million. Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P. have agreed jointly and severally to guarantee the obligation of Parent to pay the termination fee and expenses, subject to a maximum aggregate liability not to exceed $667.5 million.

Guarantee and Remedies (Page 69)

In connection with the merger agreement, Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P. entered into a guarantee in our favor to jointly and severally guarantee Parent’s and Merger Sub’s payment obligations under the merger agreement in respect of:

•       the Parent termination fee and Company expenses;

•       any costs or losses we may incur in connection with (1) assisting Parent in procuring the financing, the debt offers and the debt financing, (2) the possible conversion of any of our subsidiaries to limited liability companies, (3) the sale or transfer to Parent or us or their respective affiliates of the ownership interests or assets of us or our wholly-owned subsidiaries or (4) the dissolution of any of our subsidiaries and formation of new subsidiaries; and

•       any costs and expenses that we may incur, and interest that may accrue, in the event we obtain a judgment against Parent in connection with the Parent termination fee and Company expenses.

We refer to the payment obligations set forth in the second and third bullets above as the indemnification/reimbursement obligations. The maximum aggregate liability of the guarantors in respect of the Parent termination fee and Company expenses will not exceed $667.5 million, and the maximum aggregate liability of the guarantors in respect of Parent’s and Merger Sub’s indemnification/reimbursement obligations under the merger agreement will not exceed $10 million.

We cannot seek specific performance to require Parent or Merger Sub to complete the merger and our exclusive remedy, except with respect to enforcing confidentiality provisions, against Parent and Merger Sub with respect to any breach of the merger agreement is the right to receive a termination fee of $660 million and reimbursement of our reasonable out-of-pocket expenses up to $7.5 million in the circumstances described under “The Merger Agreement—Termination Fees and Expenses.”  Parent and Merger Sub can, however, seek specific performance to require us to complete the merger.

Appraisal Rights (Page 74)

Under Delaware law, holders of common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement and reproduced in their entirety in Annex C to this proxy statement. This appraisal amount could be more than, the same as or less than the merger consideration. Any holder of common stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Market Price of Common Stock (Page 71)

The closing sale price of the Company’s common stock on the NYSE on July 2, 2007, the trading day prior to the public announcement of the execution of the merger agreement, was $33.87 per share. The $47.50 per share to be paid for each share of common stock in the merger represents a premium of approximately 40% to the closing price on July 2, 2007; a premium of approximately 37% to the average closing price for the thirty trading days prior to July 2, 2007; a premium of approximately 25% to the 52-week high prior to July 2, 2007; and a premium of approximately 105% to the 52-week low prior to July 2, 2007.

Delisting and Deregistration of Common Stock (Page 48)

If the merger is completed, the common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking” statements based on expectations, beliefs, plans, goals, strategies, future events or performance, estimates, assumptions and other statements that are other than statements of historical facts. Forward looking statements include information concerning the Company’s future outlook, strategy, anticipated capital expenditures, future cash flow and borrowings, possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are “forward-looking” statements throughout this proxy statement, including, among others, under the headings “Questions and Answers About the Special Meeting and the Merger”, “Summary”, “The Merger”, “Financing of the Merger”, “Opinion of UBS Securities LLC”, “EBITDA Projections”, “Regulatory Approvals” and “Litigation Related to the Merger” and in statements containing the words “believes”, “estimates”, “expects”, “anticipates”, “intends”, “contemplates”, “may”, “will”, “could”, “should”, or “would” or other similar expressions.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made, and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements included in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•       the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee of $560 million;

•       the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals;

•       the failure of the merger to close for any other reason;

•       risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•       the failure to obtain the necessary equity and debt financing arrangements set forth in commitment letters received in connection with the merger;

•       the outcome of any legal proceedings that have been or may be instituted against the Company and others relating to the merger agreement;

•       diversion of management’s attention from ongoing business concerns;

•       the effect of the announcement of the merger on our business relationships, operating results and business generally;

•       the amount of the costs, fees, expenses and charges related to the merger;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information” beginning on page 77. Please review such filings and do not place undue reliance on these forward-looking statements.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

The Company

Hilton Hotels Corporation

9336 Civic Center Drive,
Beverly Hills, California 90210
(310) 278-4321

The Company is a Delaware corporation with its headquarters in Beverly Hills, California. The Company is the leading global hospitality company, with 2,896 properties totaling approximately 490,000 rooms in 76 countries and territories. The Company owns, manages or franchises a hotel portfolio of some of the best known and highly regarded brands, including Hilton, Hilton Garden Inn, Doubletree, Embassy Suites, Homewood Suites by Hilton, Hampton , Conrad and the Waldorf=Astoria Collection. The Company develops and operates domestic timeshare resorts through Hilton Grand Vacations Company and its related entities, which it wholly owns. The Company is also engaged in various other activities related to or incidental to the operation of hotels.

For more information about the Company, please visit our website at www.hiltonworldwide.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 77. Our common stock is publicly traded on the NYSE under the symbol “HLT.”

Parent

BH Hotels LLC

c/o Blackstone Real Estate Partners VI L.P.
Blackstone Capital Partners V L.P.

345 Park Avenue
New York, New York 10154
(212) 583-5000

BH Hotels LLC, or Parent, is a Delaware limited liability company which was formed solely for the purpose of acquiring the Company and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Parent was formed by Blackstone Real Estate Partners VI L.P., a Delaware limited partnership, and Blackstone Capital Partners V L.P., a Delaware limited partnership. The principal business of Blackstone Real Estate Partners VI L.P. consists of making various real estate related investments, and the principal business of Blackstone Capital Partners V L.P. consists of committing capital to facilitate corporate restructurings, leveraged buyouts, bridge financings and other investments and capitalizing affiliates that will engage in investments. Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P. are affiliates of Blackstone.

The Blackstone Group L.P. (NYSE: BX) is a leading global alternative asset manager and provider of financial advisory services. Its alternative asset management businesses include the management of corporate private equity funds, real estate opportunity funds, funds of hedge funds, mezzanine funds, senior debt funds, proprietary hedge funds and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services.

Merger Sub

BH Hotels Acquisition Inc.

c/o Blackstone Real Estate Partners VI L.P.
Blackstone Capital Partners V L.P.

345 Park Avenue
New York, New York 10154
(212) 583-5000

BH Hotels Acquisition Inc., or Merger Sub, is a Delaware corporation which was formed solely for the purpose of completing the proposed merger. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board for use at the special meeting to be held on September 18, 2007, starting at 9 a.m. local time, at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon adoption of the merger agreement (and to approve the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies). Our stockholders must adopt the merger agreement in order for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about August 9, 2007.

Record Date and Quorum

We have fixed the close of business on August 6, 2007 as the record date for the special meeting or any postponement or adjournment thereof, and only holders of record of common stock on the record date are entitled to vote at the special meeting. On the record date, there were 390,399,803 shares of common stock outstanding and entitled to vote. Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Under the rules of the NYSE, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” These “broker non-votes” will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

In addition, the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of shares of our common stock present or represented by proxy at the special meeting and entitled to vote on the matter. For purpose of this proposal, if any holder of common stock fails to cast a vote, in person or by proxy, such failure will not have any effect on the outcome of this proposal. Broker non-votes are not considered votes cast and therefore will have no effect on the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies; however, “abstentions” will have the same effect as a vote “AGAINST” the proposal to approve any adjournments of the special meeting.

Accordingly, in order for your shares of common stock to be included in the vote, if you are a stockholder of record, you must either have your shares voted by returning the enclosed proxy card or by authorizing your proxy or voting instructions by telephone or Internet or voting in person at the special meeting.

Record holders may vote or cause their shares of common stock to be voted by proxy using one of the following methods:

•       signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•       using the telephone number printed on your proxy card;

•       using the Internet voting instructions printed on your proxy card;

•       if you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee; or

•       appear and vote in person by ballot at the special meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

If you hold shares in the Company’s stock fund within the Hilton 401(k) Plan, which we refer to as the plan, you may give voting instructions to the trustee, by completing and returning the voting instructions that you will be receiving from the trustee. Your instructions tell the trustee how to vote plan shares which you are entitled to vote under the plan. Any such instruction will be kept confidential. The trustee will vote your plan shares in accordance with your duly executed and delivered voting instructions. If you do not give the trustee voting instructions, the trustee will vote your plan shares in the same proportion as the plan shares for which the trustee receives voting instructions from other plan participants, unless doing so would not be consistent with the trustee’s duties under applicable law.

As of August 6, 2007, the record date, the directors and executive officers of the Company beneficially owned and are entitled to vote, in the aggregate, 24,809,144 shares of common stock, representing 6.4% of the outstanding shares of common stock. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of common stock “FOR” the adoption of the merger agreement.

Proxies and Revocation

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote against adoption of the merger agreement.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•       if you hold your shares in your name as a stockholder of record, by notifying our Corporate Secretary, Madeleine A. Kleiner, at 9336 Civic Center Drive, Beverly Hills, California 90210;

•       by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•       by submitting a later-dated proxy card;

•       if you voted by telephone or the Internet, by voting a second time by telephone or Internet; or

•       if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your stock certificates. We do not expect that any matters other than the proposal to adopt the merger agreement and the proposal to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the combined voting power of common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted “FOR” an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 74 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement.

Solicitation of Proxies; Payment of Solicitation Expenses

This proxy solicitation is being made and paid for by the Company on behalf of its board. In addition, the Company has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting and the Company estimates it will pay D.F. King & Co., Inc. a fee of approximately $12,500. The Company has also agreed to reimburse D.F. King & Co., Inc. for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify D.F. King & Co., Inc. against certain losses, costs and expenses. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of our common stock held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Hilton Investor Relations at 1-310-205-8664 or D.F. King & Co., Inc., our proxy solicitor, toll-free at 1-800-901-0068.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

Our senior management and board periodically review our business strategy and prospects with the goal of maximizing stockholder value. As part of their assessment of the Company’s business, the Company’s senior management and board were aware that the Company’s stock had consistently traded at a lower earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, multiple than those of other companies in the hospitality and lodging industry and discussed strategies they might pursue to increase the EBITDA multiple at which the Company’s stock trades. In addition, senior management and the board were aware that the Company should be prepared to respond to unsolicited indications of interest.

In this regard, from time to time Stephen Bollenbach, our co-chairman and chief executive officer, and other members of management had been approached by various parties about possible transactions, including, among others, in June 2006, an informal approach to Mr. Bollenbach by a principal of a private equity firm who indicated an interest in a possible acquisition of the Company at a price in the low $30s per share. At the time of this discussion, the Company’s common stock was trading in the mid $20s per share. Mr. Bollenbach indicated that the Company would not be interested in pursuing a transaction at that price. Thereafter, Mr. Bollenbach was contacted by a principal of a real estate investment firm who stated that he had heard rumors of the prior indication of interest and expressed an interest in considering a transaction at the price levels indicated by the other firm. Mr. Bollenbach informed UBS Securities LLC, which we refer to as UBS, of these indications of interest. UBS regularly acts as a financial advisor to the Company and previously had advised the Company in connection with its acquisition of the lodging assets of Hilton Group plc, which we refer to as Hilton International, in February 2006. In addition, Mr. Bollenbach discussed the indications of interest he had received at the board meeting held in July 2006, and Mr. Bollenbach and the board further discussed the importance of being prepared for the possibility of additional unsolicited indications of interest in the Company.

On August 2, 2006, Mr. Bollenbach, together with a representative of UBS, met with Jonathan Gray, a senior managing director of Blackstone. Blackstone had previously interacted with the Company when it had proposed partnering with the Company in its acquisition of Hilton International due to Blackstone’s interest in purchasing the hotel properties of Hilton International and the Company’s interest in operating those hotel properties and uniting the Hilton brand. At this meeting, Mr. Gray discussed Blackstone’s interest in a transaction involving an acquisition of the Company or a significant portion of its real estate assets. Mr. Bollenbach informed Mr. Gray that, at the right price, the Company would consider a potential transaction.

Over the course of the next six weeks, Mr. Bollenbach, together with representatives of UBS, and representatives of Blackstone had additional conversations regarding a potential transaction involving the Company. During the course of these discussions, Mr. Bollenbach held individual conversations with the Company’s directors to update them on his conversations with Blackstone. In addition, during the course of these discussions, Mr. Gray indicated to Mr. Bollenbach that Blackstone would be interested in pursuing an acquisition of the Company at a price in the high $30s per share. At the time of Blackstone’s indication of interest, the Company’s stock price was trading in the mid $20s per share.

Between September 12, 2006 and September 14, 2006, the board held an offsite retreat at which, among other things, it conducted a thorough review of the Company’s business and financial strategies, including expectations of future earnings and cash flows, and an internal valuation prepared by management. This valuation suggested that the Company had a standalone value of approximately $42 per share and that the Company’s stock price in the mid $20s per share did not fully reflect the Company’s value. At this retreat, Mr. Bollenbach also reviewed with the board Blackstone’s indication that it was interested in pursuing a transaction with the Company at a price in the high $30s per share. The board authorized Mr. Bollenbach to continue discussions with Blackstone based on Mr. Bollenbach’s view that Blackstone would be willing to increase its offer price to a level that was consistent with the value reflected in management’s valuation.

At the retreat, the board discussed and considered whether, if it was prepared to continue discussions with Blackstone, it should also seek interest from other potential acquirers. The board determined not to seek other potential acquirers because the board believed that putting the Company up for sale or soliciting interest from others posed an unacceptable risk of materially disrupting the Company’s business by, among other things, distracting management and adversely affecting the Company’s business relationships with its franchisees, operators, suppliers and others. Mr. Bollenbach also expressed his view that he would only recommend a transaction with Blackstone if the Company received an offer from Blackstone that was consistent with the value reflected in management’s valuation and that allowed the Company to solicit additional proposals for the Company.

On September 21, 2006, Mr. Bollenbach and Robert La Forgia, the Company’s Executive Vice President and Chief Financial Officer, met with Mr. Gray to further discuss Blackstone’s interest in pursuing a transaction with the Company. At this meeting, Mr. Bollenbach conveyed to Mr. Gray that the Company would not be interested in pursuing a transaction that did not involve a price per share in the $40s. Mr. Bollenbach also communicated to Mr. Gray that the Company would have to be permitted, even after execution of a definitive agreement, to solicit additional proposals for the Company and that the agreement would need to include a low termination fee in the event that the Company was to terminate the agreement to accept a superior proposal.

On September 25, 2006, the Company entered into a confidentiality agreement with Blackstone Real Estate Acquisitions V L.L.C. to enable Blackstone and the Company to share information regarding the Company and its businesses in order to evaluate a potential transaction involving the Company. Among other things, the confidentiality agreement contained a two-year “standstill” provision from the date of the agreement which, among other things, prevented Blackstone Real Estate Acquisitions V L.L.C. and its affiliates and any representatives to which Blackstone Real Estate Acquisitions V L.L.C. disclosed any confidential information from, among other things, acquiring the Company’s common stock or participating in a proxy solicitation regarding the Company’s common stock without the Company’s consent.

Over the course of the next two weeks, Blackstone conducted due diligence on the Company. After conducting this due diligence review, Mr. Gray informed Mr. Bollenbach that Blackstone could not increase its offer price to the levels that Mr. Bollenbach had indicated would be necessary for the Company to pursue a transaction. On October 4, 2006, in accordance with the confidentiality agreement, the Company requested that Blackstone destroy all of the information that Blackstone had received from the Company and Blackstone confirmed that it had done so.

Between October 4, 2006 and May 15, 2007, Blackstone periodically communicated to representatives of UBS Blackstone’s continued interest in a possible transaction involving the Company, but no specific new proposal was made. Mr. Bollenbach, who was updated by representatives of UBS regarding Blackstone’s interest, instructed UBS to communicate to Blackstone that any new proposal would have to be at a significant premium to the trading price of the Company’s common stock, which had increased from a price per share in the high $20s to a price per share in the mid $30s. UBS communicated this to Blackstone. Mr. Bollenbach apprised the Company’s directors of these communications.

On May 15, 2007, Mr. Gray communicated to a representative of UBS that he believed Blackstone could now consider a transaction with the Company in excess of $40 per share. The representative of UBS informed Mr. Bollenbach of this development. On May 20, 2007, Mr. Gray called Mr. Bollenbach and said that Blackstone was willing to reengage in discussions at a price in excess of $40 per share. Mr. Bollenbach also confirmed that Blackstone would allow the Company to solicit additional proposals for the Company following execution of a definitive agreement. Mr. Bollenbach informed representatives of UBS of Blackstone’s renewed indication of interest.

On May 22, 2007, Mr. Bollenbach further discussed with UBS the indication of interest from Blackstone and UBS updated Mr. Bollenbach on the state of the financial markets.

On May 23, 2007, the board discussed, among other subjects, Blackstone’s interest in a potential acquisition of the Company. Mr. Bollenbach updated the board on his discussions with representatives of Blackstone, indicating that Blackstone would be willing to pay a higher price for the Company than it had indicated during the discussions the prior fall and would be prepared to proceed with terms that would allow the Company to solicit additional proposals for the Company following execution of a definitive agreement.

At the May 23 meeting, the board requested that further review of a potential transaction be completed and authorized the involvement of UBS and Ken Moelis, who had been working on various Company matters while employed by UBS and who was leaving UBS to form a new financial advisory firm, which we refer to as Moelis Advisors, to assist with such review and any ongoing negotiations. The board also discussed the fact that Mr. Bollenbach had confirmed that he would not be interested in participating in any role with the Company if Blackstone acquired the Company. Based on that confirmation by Mr. Bollenbach, as well as considering his interactions with Blackstone to date and his firm endorsement of the board’s view that the Company should only pursue a transaction if the Company received a compelling price, the board determined that Mr. Bollenbach, with the assistance of our financial advisors, should continue to lead negotiations with Blackstone regarding a potential transaction.

The board had further discussions about the value of the Company, the risks associated with realizing the projections underlying management’s valuations including, among other things, the risks to the Company’s ability to sustain growth rates required to achieve such projections and the fact that the lodging business is historically cyclical and is currently in a sustained growth period. The board also discussed and considered the condition of the credit markets.

On May 25, 2007, the Company entered into a new confidentiality agreement with Blackstone Real Estate Advisors VI L.P. to enable Blackstone and the Company to share information regarding a potential transaction. Among other things, the new confidentiality agreement included a two-year “standstill” provision that was substantially similar to the “standstill” provision in the prior confidentiality agreement.

On May 30, 2007, Mr. Bollenbach and Mr. La Forgia met with Mr. Gray and Kenneth Caplan, a senior managing director of Blackstone. At this meeting, Blackstone expressed an interest in pursuing a transaction at a price per share in the low $40s and, in response to Mr. Bollenbach’s prior requests, indicated that Blackstone would be prepared to proceed with terms that would allow the Company to solicit additional proposals for the Company after execution of a definitive agreement and would include a low termination fee in the event that the Company were to terminate the agreement to accept a superior proposal. After Mr. Bollenbach expressed an unwillingness to recommend a transaction at that price level, the Blackstone representatives left the meeting to discuss Blackstone’s position. Following this discussion, the Blackstone representatives returned to the meeting and indicated that Blackstone would be willing to increase their proposed price to $45 per share, but only if the definitive agreement did not permit the Company to solicit additional proposals for the Company, and included a right to match a superior proposal from a third party and a termination fee equal to 2.75% of the equity value of the Company on a fully-diluted basis. The Blackstone representatives noted, however, that the Company would be permitted to respond to unsolicited proposals under customary provisions, and also indicated that Blackstone would be willing to offer a significant termination fee if the transaction was terminated due to Blackstone’s failure to complete the transaction. Mr. Bollenbach responded that the $45 price was still insufficient. The Blackstone representatives then asked Mr. Bollenbach at what price the Company would be willing to accept a transaction assuming the definitive agreement contained the provisions that were requested by Blackstone. Based on his previous discussions with the board, Mr. Bollenbach informed the Blackstone representatives that a price of $48 per share was a price he could recommend to the board. Mr. Bollenbach believed that a price of $48 per share was compelling and that demanding anything higher would be counterproductive and would not result in an offer that would maximize value for the Company’s stockholders. On May 30, 2007, the Company’s stock closed at $34.46 per share on the New York Stock Exchange.

From May 31, 2007 through June 7, 2007, Blackstone conducted additional due diligence on the Company, including meetings between members of senior management of the Company and representatives of Blackstone.

On June 6, 2007, Mr. Gray reiterated to Mr. Bollenbach that Blackstone would be willing to pay $45 per share, assuming that the definitive agreement included the provisions Mr. Gray described during their May 30 meeting. Mr. Bollenbach indicated to Mr. Gray that he would communicate the offer to the board but would not recommend the transaction to the board at that price and on such terms. On June 6, 2007, the Company’s stock closed at $35.37 per share on the New York Stock Exchange.

On June 7, 2007, the board convened a special telephonic meeting to review and discuss Blackstone’s offer to acquire the Company, with representatives of management, our financial advisors and Sullivan & Cromwell LLP, outside legal counsel for the Company, which we refer to as Sullivan & Cromwell. At the meeting, Mr. Bollenbach reviewed his communications with Blackstone to date. He then proceeded to review, with the assistance of our financial advisors, an overview of the lodging market and business and financial matters pertaining to the Company, both on a stand alone basis and from a prospective acquirer’s point of view. The board then discussed and considered the growth rates for the Company’s business assumed in management’s financial model and the risk that such growth rates may not be achievable in light of the cyclical nature of the lodging business and the current period of sustained growth of the lodging business. The board also considered other actions that the Company previously took to maximize value for its stockholders, including increasing the number of managed and franchised hotels, the acquisition of Hilton International and the sale of certain of the Company’s owned and leased hotel properties. The board also discussed how, notwithstanding these actions, the Company’s common stock continued to trade at a lower EBITDA multiple compared to the Company’s peers. The board also noted that such trading multiple gap had persisted for several years. Sullivan & Cromwell then reviewed with the directors their fiduciary duties under Delaware law in connection with evaluating a potential transaction.

Mr. Bollenbach confirmed again at the meeting that he would not participate in an individual capacity in any transaction with Blackstone. He also communicated to the board that no other member of the Company’s management had held any discussions with Blackstone regarding participation in any transaction or future employment and that members of management understood that they were not authorized to engage in any such discussions.

At the conclusion of the meeting, the board concurred with Mr. Bollenbach’s recommendation that the price offered by Blackstone was insufficient to pursue a transaction with Blackstone at that time. The board also considered again whether it should seek other potential acquirers or put the Company up for sale. The board determined not to seek other potential acquirers because, as it had discussed previously, the board was only willing to consider an offer that it regarded as compelling and believed that putting the Company up for sale or soliciting interest from others posed an unacceptable risk of materially disrupting the Company’s business by, among other things, distracting management and adversely affecting the Company’s business relationships with its franchisees, operators, suppliers and others. Mr. Bollenbach undertook to communicate to Blackstone the board’s unwillingness to pursue discussions at the indicated price level, which he did on June 7, 2007.

Between June 7, 2007 and June 20, 2007, representatives of UBS periodically communicated with Mr. Gray regarding Blackstone’s interest in pursuing a transaction at a price of $48 per share (rather than the $45 per share previously proposed by Blackstone), but no specific new proposal was made by Blackstone.

From June 21, 2007 through June 23, 2007, Mr. Gray had several conversations with representatives of our financial advisors and communicated Blackstone’s interest in pursuing an acquisition of the Company at an increased offer price. Mr. Gray also indicated that Blackstone would only be prepared to increase its price above $45 per share if the transaction contained the terms Blackstone had proposed on May 30 in connection with increasing its price to $45 per share. Mr. Bollenbach was apprised of each of these communications and reiterated his view to the Company’s financial advisors that the Company was seeking $48 per share in order to proceed with a transaction on Blackstone’s terms.

On June 24, 2007, Mr. Gray communicated to a representative of our financial advisors that Blackstone would offer a price of $47.50 per share. Mr. Gray also indicated that the costs of any potential acquisition had increased significantly since Blackstone’s last offer due to worsening conditions in the credit markets. Mr. Gray also noted that the stock price of the Company’s common stock had decreased to $34.72 per share since the time of Blackstone’s last offer and that a price of $47.50 per share represented a substantial premium to the stockholders of the Company. A representative of our financial advisors informed Mr. Bollenbach of this offer and discussed the impact of the credit markets and the possibility of an increase in the offer to $48 per share in the event the credit markets improved. Thereafter, Mr. Gray communicated Blackstone’s offer to Mr. Bollenbach, and Mr. Bollenbach confirmed his willingness to recommend a transaction at $47.50 per share to the board, subject to a possible increase of $0.50 per share if the credit markets improved, and on the other terms required by Blackstone. Mr. Gray also communicated to Mr. Bollenbach and our financial advisors Blackstone’s ability to complete due diligence in a short period of time and execute a definitive agreement within one or two weeks and accordingly Blackstone delivered a due diligence request list to the Company and its financial advisors on June 24, 2007. In order to be prepared in the event the board determined to authorize management to move forward with negotiations at that price, the Company’s management instructed Sullivan & Cromwell to prepare and send to Blackstone’s counsel a draft of the merger agreement. On June 27, 2007, Sullivan & Cromwell distributed a draft of the merger agreement to Blackstone and its outside legal counsel, Simpson Thacher & Bartlett LLP, which we refer to as Simpson Thacher. Throughout the course of these discussions, Mr. Bollenbach consulted with our legal and financial advisors and updated each of the directors individually regarding the developments with Blackstone.

On June 28, 2007, the board convened a special telephonic meeting, together with the Company’s management and legal and financial advisors, to review and discuss Blackstone’s offer to acquire the Company. Mr. Bollenbach reviewed for the board all prior discussions with Blackstone and the increase in Blackstone’s offer price from the high $30s per share in the fall of 2006 to $47.50 per share, which represented a premium of approximately 40% to the Company’s common stock price on June 28, 2007, and described the terms on which Blackstone was prepared to proceed.

Mr. Bollenbach also noted that financial analyses had been prepared by UBS and management and distributed to the directors prior to the meeting. The board then discussed with our financial advisors and management the appropriateness of the offer price in light of the financial analyses. During a lengthy discussion, the board members considered, among other things, their view that Blackstone’s offer of $47.50 per share was a compelling price, their belief that Blackstone was in the best position of possible purchasers to provide the maximum value to the Company’s stockholders due to synergies that Blackstone could achieve as a result of its existing lodging assets, Blackstone’s ability to secure the necessary financing to complete the transaction and Blackstone’s proven track record of completing large acquisition transactions on agreed terms.

Sullivan & Cromwell then reviewed the fiduciary duties of the directors in the context of evaluating a potential acquisition and the framework for analyzing the deal protection provisions. A discussion ensued regarding how these legal standards would be applied to various aspects of the proposed acquisition.

The board then considered again whether to contact other private equity firms and/or third parties to determine their possible interest in discussing a transaction with the Company. In the course of this discussion, the board expressed concern that contacting other private equity firms and/or other third parties raised a significant risk of loss of Blackstone’s compelling offer and that a longer drawn-out process would potentially be materially disruptive to the Company’s business. In evaluating these considerations, the board also received input from our financial advisors. The board considered the likelihood that any other party would be likely to make a materially superior proposal for the Company and concluded that, while possible, the probability was low. The board thus determined not to contact other private equity firms and/or other third parties and that Blackstone’s proposed traditional “fiduciary-out” provision would enable the Company to consider alternative proposals after the definitive agreement was signed and announced.

The board next discussed the likely period between signing a definitive agreement and closing, and restrictions on the Company’s operations during that period. The board also considered and discussed the current state of the Company’s business, the cyclicality of such business and the strategic alternatives available to the Company.

After discussing all of the foregoing, the board determined that the price offered by Blackstone was compelling and authorized our management and legal and financial advisors to move forward with negotiations at the price of $47.50 per share.

From June 28, 2007 through July 3, 2007, members of the Company’s management and representatives of Blackstone, together with their respective legal advisors, negotiated the terms of the merger agreement and ancillary documents, including the limited guarantee of Parent’s payment obligations under the merger agreement provided by Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P. and equity and debt commitment letters. These negotiations covered various aspects of the transaction, including, among other things, the representations and warranties made by the parties, the restrictions on the conduct of the Company’s business, the conditions to completion of the merger, the provisions regarding termination, employee benefit plans and other matters, the details of the “no shop” clause and “fiduciary-out” provisions, which would allow the Company to negotiate with and provide confidential information to any person who makes an alternative acquisition proposal if the board (i) determines in good faith that failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties and (ii) such alternative acquisition proposal constitutes a superior proposal or could reasonably be expected to result in a superior proposal, and the amount, triggers and payment of the termination fee and the consequences of termination. During this period, Blackstone communicated that credit market conditions had worsened and it would not be willing to increase its offer to $48 per share.

On July 3, 2007, the board, together with the Company’s management and legal and financial advisors, met to review the proposed transaction. At the meeting, the Company’s board discussed various aspects of the proposed transaction, including the proposed merger consideration and the terms of the merger agreement. Sullivan & Cromwell presented a summary of the terms of the merger agreement and discussed various legal issues with the board. UBS reviewed with the board its financial analysis of the merger consideration of $47.50 per share and UBS delivered to our board its opinion, dated July 3, 2007, to the effect that, as of that date and based on and subject to the various assumptions, matters considered and limitations described in its opinion, the merger consideration of $47.50 per share to be received by the holders of Company common stock was fair, from a financial point of view, to such holders. After additional discussion on the proposed transaction, the board approved the merger, the terms of the merger agreement and the transactions contemplated thereby and determined to recommend adoption of the merger agreement to the stockholders of the Company.

During the meeting, the board also discussed an email that Mr. Bollenbach had received that morning from a principal of a real estate investment firm who had contacted Mr. Bollenbach during the summer of 2006 noting that he had heard of repeated rumors of a transaction involving the Company and indicating an interest in engaging in discussions with the Company. The board discussed the email with the Company’s legal and financial advisors, as well as with management. In that discussion, it was noted that the email contained no indicative price range or any other terms of a proposed transaction and that the prior approach from this individual had not resulted in a specific proposal to the Company. The board determined that the Company should not interrupt the proposed transaction with Blackstone because, among other things, the email was vague and tentative and was not an offer, pursuing the email might jeopardize the firm transaction with Blackstone at a compelling price and, if the real estate investment firm was genuinely interested in a proposed transaction with the Company, it would be free to submit an indication of interest or offer following announcement of the proposed transaction with Blackstone and the Company would be free to consider an alternative superior proposal under the terms of the merger agreement.

Following the approval of the merger by the board, the parties executed the merger agreement and publicly announced the execution of the merger agreement.

Reasons for the Merger; Recommendation of the Board of Directors

In evaluating the merger agreement, the merger, and the other transactions contemplated by the merger agreement, the board consulted with our senior management team, as well as our outside legal and financial advisors, and considered a number of factors, including the following material factors which the board viewed as supporting its decision to approve, adopt and declare advisable the merger agreement, the merger, and the other transactions contemplated by the merger agreement and to recommend adoption of the merger agreement to our stockholders:

•       The belief of the board that the $47.50 per share of common stock was a compelling price, including, among other reasons, the fact that the price of $47.50 per share represented a premium of approximately 40% to the closing share price of the common stock on July 2, 2007, the trading day prior to the public announcement of the execution of the merger agreement; a premium of approximately 37% to the average closing price for the thirty trading days prior to July 2, 2007; a premium of approximately 25% to the 52-week high prior to July 2, 2007; and a premium of approximately 105% to the 52-week low prior to July 2, 2007;

•       the historically lower EBITDA trading multiple of our common stock compared to our peers, notwithstanding actions previously taken by the board to eliminate such gap and the belief by the board that the merger consideration of $47.50 per share of our common stock was at or above the EBITDA trading multiples of our peers;

•       the board’s understanding of and familiarity with, and discussions with our management regarding, the business, operations, management, financial condition, earnings and prospects of the Company, as well as the risks involved in achieving those prospects including among other things the risks to the Company’s ability to sustain the growth rates required to achieve such prospects and the fact that the lodging business is historically cyclical and is currently in a sustained growth period;

•       the possibility of continuing to operate the Company on a stand-alone basis, and the risks and uncertainties associated with operating independently, including the risks associated with our ability to meet our projections for future results of operations, compared to the certainty of realizing in cash a fair value for all their shares provided to our stockholders by the merger;

•       the high probability that the merger would be completed based on, among other things, Blackstone’s proven ability to complete large acquisition transactions on the agreed terms, Blackstone’s extensive experience in our industry, the lack of any financing condition, and Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P.’s guarantee of certain of Parent’s and Merger Sub’s payment obligations under the merger agreement up to a maximum amount of $667.5 million;

•       the limited number of potential purchasers with the financial ability to acquire us and the belief of the board that, among such purchasers, Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P. were in the best position to provide the maximum value to the Company’s stockholders due to synergies that Blackstone affiliates could achieve as a result of their existing lodging assets;

•       the receipt of executed commitment letters from Parent’s sources of debt and equity financing for the merger, including the terms of the commitments and the reputation of the financing sources which, in the judgment of the board, increases the likelihood of such financings being completed;

•       the terms and conditions of the merger agreement, which were reviewed by the board with our advisors and the fact that such terms were the product of arm’s-length negotiations between the parties;

•       the opinion of UBS, and its financial presentation, dated July 3, 2007, to the board as to the fairness, from a financial point of view and as of the date of the opinion, of the $47.50 per share merger consideration to be received by holders of shares of common stock, as more fully described below under the caption “Opinion of UBS Securities LLC” beginning on page 33;

•       our ability, under the merger agreement, under certain circumstances, to consider and respond to an unsolicited written acquisition proposal if the board determines in good faith after consultation with our legal advisors that failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties and if, after consultation with our financial and legal advisors, the board determines in good faith that such acquisition proposal constitutes a superior proposal or could reasonably be expected to result in a superior proposal;

•       our ability to terminate the merger agreement, under certain circumstances, in order to enter into an agreement providing for a superior proposal if the board determines in good faith after considering any revised proposal made by Parent that the superior proposal continues to be a superior proposal upon our payment of a termination fee of $560 million, which the board concluded was reasonable in the context of termination fees payable in comparable transactions and in light of the overall terms of the merger agreement including the merger consideration;

•       our ability, under the merger agreement, to withdraw, modify or amend our recommendation that our stockholders vote to adopt the merger agreement under certain circumstances, subject to payment of a termination fee of $560 million if Parent elects to terminate the merger agreement;

•       the fact that the all cash merger consideration will provide our stockholders with immediate fair value, in cash, for all of their shares of common stock, while also providing such stockholders certainty of value for their shares;

•       the availability of appraisal rights to holders of the common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery; and

•       the fact that the merger is subject to the approval of our stockholders.

The board also considered the following potentially negative factors in its deliberations concerning the merger agreement and the merger:

•       the merger would preclude our stockholders from having the opportunity to participate in the future performance of our assets, future earnings growth, future appreciation of the value of our common stock or future dividends that could be expected if our strategic plan were successfully implemented;

•       the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related disruptions to the operation of our business;

•       the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•       the historically lower EBITDA trading multiple of our common stock compared to our peers, notwithstanding actions previously taken by the board to eliminate such gap, and the possibility that the price of our common stock could trade in the future at an EBITDA trading multiple similar to that of our peers;

•       the pending merger or failure to complete the merger may cause substantial harm to relationships with our employees, vendors, and partners and may divert management and employee attention away from the day to day operation of our business;

•       our inability to solicit competing acquisition proposals and the possibility that the $560 million termination fee payable by us upon the termination of the merger agreement could discourage other potential bidders from making a competing bid to acquire us;

•       the regulatory approvals required to complete the merger, and the uncertainties associated with obtaining those approvals, which could result in the failure of the merger to be completed;

•       the fact that an all cash transaction would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes;

•       our inability to seek specific performance to require Parent or Merger Sub to complete the merger, and the fact that our exclusive remedy, available only if the merger agreement is terminated in certain circumstances, would be limited to $660 million plus reimbursement of our reasonable out-of-pocket expenses of up to $7.5 million, the payment of which amounts is guaranteed by Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P.; and

•       the fact that some of our directors and executive officers may have interests in the merger that are different from, or in addition to, our stockholders. See “—Interests of the Company’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the factors considered by the board is not intended to be exhaustive, but rather includes the material factors considered by the board. In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, the board did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. In the event the merger is not completed for any reason, we expect to continue to pursue our strategic plan with the intention of delivering further improvement in our financial results and enhanced stockholder value.

The board, at a meeting described above on July 3, 2007, (i) determined that the merger agreement and the merger are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and authorized the execution and delivery of the merger agreement and (iii) resolved to recommend that the stockholders adopt the merger agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the stockholders meeting.

The board recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of UBS Securities LLC

On July 3, 2007, at a meeting of the board held to evaluate the proposed merger, UBS delivered to the board an oral opinion, which opinion was confirmed by delivery of a written opinion dated July 3, 2007, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the $47.50 per share merger consideration to be received by holders of shares of common stock was fair, from a financial point of view, to such holders.

The full text of UBS’ opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex B and is incorporated into this proxy statement by reference. UBS’ opinion was provided for the benefit of the board in connection with, and for the purpose of, its evaluation of the merger, does not address any aspect of the merger or any related transaction other than the $47.50 per share merger consideration from a financial point of view and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger or any related transaction. The opinion does not address the relative merits of the merger or any related transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the merger or any related transaction. Holders of shares of common stock are encouraged to read this opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of UBS’ opinion.

In arriving at its opinion, among other things, UBS:

•       reviewed certain publicly available business and historical financial information relating to the Company;

•       reviewed certain internal financial information and other data relating to the Company’s business and financial prospects that were provided to UBS by the Company’s management and not publicly available, including financial forecasts and estimates prepared by the Company’s management;

•       conducted discussions with members of the Company’s senior management concerning the Company’s business and financial prospects;

•       reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•       compared the financial terms of the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•       reviewed current and historical market prices of the Company common stock;

•       reviewed a draft dated July 3, 2007 of the merger agreement; and

•       conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of the board, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with the consent of the board, UBS relied on that information being complete and accurate in all material respects. In addition, with the consent of the board, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of the Company, and was not furnished with any evaluation or appraisal. With respect to the financial forecasts and estimates prepared by the Company’s management, UBS assumed, at the direction of the board, that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to the Company’s future performance. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At the direction of the board, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the $47.50 per share merger consideration to the extent expressly specified in UBS’ opinion, of the merger agreement or any related documents or the form of the merger or any related transaction, including, without limitation, the offers to purchase senior notes. In rendering its opinion, UBS assumed, with the consent of the board, that (i) the final executed form of the merger agreement would not differ in any material respect from the draft dated July 3, 2007 that UBS reviewed, (ii) the parties to the merger agreement would comply with all material terms of the merger agreement, and (iii) the merger would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition of the merger agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on the Company or the merger. UBS was not authorized to solicit, and did not solicit, indications of interest in a business combination with the Company from any party. Except as described above, we imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

In connection with rendering its opinion to the board, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and the selected precedent transactions analysis summarized below, no company or transaction used as a comparison was either identical or directly comparable to the Company or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as to the fairness from a financial point of view as of the date of the opinion of the $47.50 per share merger consideration to be received by holders of shares of common stock.

The estimates of the future performance of the Company provided by our management in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of the Company. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold.

The merger consideration was determined through negotiation between the Company and Blackstone and the decision to enter into the merger was solely that of the board. UBS’ opinion and financial analyses were only one of many factors considered by the board in its evaluation of the merger and should not be viewed as determinative of the views of the board or our management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses performed by UBS and reviewed with the board on July 3, 2007 in connection with UBS’ opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Selected Companies Analysis

UBS compared selected financial and stock market data of the Company with corresponding data, to the extent publicly available, of the following four selected publicly traded hotel companies:

•       Choice Hotels International, Inc.

•       Marriott International, Inc.

•       Starwood Hotels & Resorts Worldwide, Inc.

•       Wyndham Worldwide Corporation

UBS reviewed, among other things, enterprise values of the selected companies, calculated as equity value based on closing stock prices on June 29, 2007, plus book value of debt and minority interests, plus preferred stock at liquidation value, less cash, as a multiple of the selected companies’ calendar years 2007 and 2008 estimated EBITDA. UBS also reviewed closing stock prices of the selected companies on June 29, 2007 as a multiple of calendar years 2007 and 2008 estimated earnings per share, which we refer to as EPS. UBS then compared these multiples derived from the selected companies to corresponding multiples implied for the Company based on the $47.50 per share merger consideration, utilizing both internal estimates prepared by the Company’s management, which we refer to as management projections, and publicly available research analysts’ estimates, which we refer to as street projections. The management projections provided to UBS for the Company’s EBITDA were adjusted for the items described in the footnotes to the table under the heading “—EBITDA Projections.” We refer to the Company’s EBITDA, as so adjusted, as adjusted EBITDA. Financial data for the selected companies were based on street projections, public filings and other publicly available information. This analysis indicated the following implied high, average, median and low multiples for the selected companies, as compared to corresponding multiples implied for the Company based on the $47.50 per share merger consideration, utilizing management projections of estimated adjusted EBITDA and EPS and street projections of estimated EBITDA and EPS:

	Implied Multiples for Selected Companies				Implied Multiples for the Company Based on Per Share Merger Consideration
	High	Average	Median	Low	Management Projections	Street Projections
Enterprise Value as Multiple of EBITDA:
Calendar Year 2007E	14.9x	12.6x	13.1x	9.2x	15.5x	14.5x
Calendar Year 2008E	13.8x	11.4x	11.7x	8.4x	13.8x	13.0x
Closing Stock Prices as Multiple of EPS:
Calendar Year 2007E	26.0x	22.4x	23.3x	17.2x	40.3x	40.2x
Calendar Year 2008E	22.3x	19.5x	20.3x	15.1x	28.4x	31.4x

Selected Precedent Transactions Analysis

UBS reviewed transaction values in the following seven selected transactions involving companies in the hotel industry with transaction values of greater than $1.0 billion announced since March 2004:

Announcement Date	Acquiror	Target
• 01/2007	• Morgan Stanley Real Estate Fund V U.S., L.P. and Ashford Hospitality Trust, Inc.	• CNL Hotels & Resorts, Inc.
• 01/2006	• Kingdom Hotels International and Colony Capital, LLC	• Fairmont Hotels & Resorts Inc.
• 12/2005	• Hilton Hotels Corporation	• Hilton International
• 11/2005	• Blackstone	• La Quinta Corporation
• 07/2005	• Starwood Capital Group Global, LLC	• Société du Louvre
• 06/2005	• Blackstone	• Wyndham International, Inc.
• 03/2004	• Blackstone	• Extended Stay America, Inc.

UBS reviewed transaction values in the selected transactions, calculated as purchase prices paid for the target equity, plus book value of debt and minority interests, plus preferred stock at its liquidation value, less cash, as a multiple of forward 12 months estimated EBITDA. UBS then compared these multiples derived from the selected transactions to corresponding multiples implied for the Company based on the $47.50 per share merger consideration, utilizing estimated adjusted EBITDA per management projections and estimated EBITDA per street projections. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated the following implied high, average, median and low multiples for the selected transactions, as compared to corresponding multiples implied for the Company based on the $47.50 per share merger consideration, utilizing management projections and street projections:

	Implied Multiples for Selected Transactions				Implied Multiples for the Company Based on Per Share Merger Consideration
Transaction Value as Multiple of:	High	Average	Median	Low	Management Projections	Street Projections
Forward 12 months EBITDA	17.3x	13.4x	13.5x	10.8x	14.6x	13.8x

Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis to calculate the estimated present value as of June 30, 2007 of the stand-alone unlevered, after-tax free cash flows that the Company could generate over the second half of fiscal year 2007 through full fiscal year 2012 based on management projections. UBS calculated a range of terminal values by applying to the Company’s fiscal year 2013 estimated adjusted EBITDA a range of EBITDA terminal value multiples of 10.0x to 12.0x, which range was derived taking into account current and historical forward 12 months EBITDA trading multiples for the Company and the selected publicly traded hotel companies referred to above under “Selected Companies Analysis” with similar market capitalizations to the Company. The cash flows and terminal values were then discounted to present value as of June 30, 2007 using discount rates ranging from 11.0% to 12.0%, which range was derived taking into account the estimated weighted average cost of capital of the Company and the selected publicly traded hotel companies referred to above under “Selected Companies Analysis.” This analysis indicated an implied per share equity reference range for the Company of $36.70 to $46.67 per share, as compared to the $47.50 per share merger consideration.

UBS Compensation and Relationships

Under the terms of UBS’ engagement, we have agreed to pay UBS an aggregate fee of $33.6 million for its financial advisory services in connection with the merger, $2.0 million of which was payable promptly upon UBS having substantially completed the work that, in its determination, was appropriate to prepare it to render its opinion, and $31.6 million of which is contingent upon consummation of the merger. UBS also may act as dealer manager or solicitation agent in connection with the offers to purchase senior notes, for which UBS expects to receive a customary fee. UBS currently holds certain of the outstanding senior notes which are expected to be repaid in the offers to purchase senior notes. In addition, we have agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

In the past, UBS provided services to the Company and certain of its affiliates unrelated to the proposed merger, for which UBS received compensation, including having acted as financial advisor to the Company in connection with its acquisition of Hilton International in February 2006. An affiliate of UBS currently is a lender under existing credit facilities of the Company (which will be repaid in connection with the merger), for which such affiliate has received and expects to receive fees and interest payments. During the past two years, UBS’ investment banking division earned fees totaling approximately $27 million from the Company.

UBS also from time to time provides services, including investment banking services, to Blackstone and certain of its affiliates unrelated to the proposed merger, for which UBS receives compensation. An affiliate of UBS currently is a lender under existing credit facilities of certain affiliates of Blackstone, for which such affiliate of UBS has received and expects to receive fees and interest payments.

In addition, UBS, certain of its affiliates and certain of their respective employees have invested in certain affiliates of Parent and may have investments in certain other affiliates of Blackstone. UBS sponsors certain investment funds for the benefit of its private clients through which those clients have invested in Blackstone Capital Partners V L.P. and Blackstone Real Estate Partners VI L.P., the two investment funds that formed Parent. UBS itself has no investments in either of those two funds. In addition, a senior member of the UBS investment banking team involved in advising the Company’s board in connection with the proposed merger has an indirect $500,000 investment commitment to Blackstone Real Estate Partners VI L.P. through an investment in one of those UBS sponsored funds.

In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and Blackstone and, accordingly, may at any time hold a long or short position in such securities.

We selected UBS as our financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with the Company. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

EBITDA Projections

We do not as a matter of course make public projections of EBITDA, beyond the current fiscal year. However, non-public adjusted EBITDA projections for 2007 and 2008 were made available to Blackstone in connection with its evaluation of the merger. In addition, non-public adjusted EBITDA projections through 2013, based on internal financial forecasts, were made available to UBS in connection with the preparation of its financial analysis in respect of the merger. The adjusted EBITDA projections made available to Blackstone for 2007 and 2008 were the same as those made available to UBS for 2007 and 2008 except that the adjusted EBITDA projections provided to UBS, at its request, were further adjusted to include a deduction for non cash stock compensation, which was estimated to be $62 million and $63 million for 2007 and 2008, respectively.

While we have included these non-public adjusted EBITDA projections below because they were made available to UBS and, for 2007 and 2008, to Blackstone, the inclusion of this information should not be regarded as an indication that Blackstone, our board of directors, UBS or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Management’s internal financial forecasts, upon which the adjusted EBITDA projections were based, are subjective in many respects. There can be no assurance that the projections will be realized or that actual results will not be significantly higher or lower than projected. The projections cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the projections in this proxy statement should not be relied on as necessarily predictive of actual future events.

In addition, the adjusted EBITDA projections were prepared solely for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The adjusted EBITDA projections are not GAAP financial measures. In addition, the adjusted EBITDA projections are not calculated on the same basis as EBITDA or adjusted EBITDA included in our press releases and investor presentations filed on Form 8-K. The projections included below were prepared by, and are the responsibility of, our management. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

No one has made or makes any representation to any stockholder or anyone else regarding the information included in the projections set forth below. We have not updated and do not intend to update, or otherwise revise the adjusted EBITDA projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. See “Cautionary Statement Concerning Forward-Looking Information.”

Adjusted EBITDA Projections

	Fiscal Year Ending December 31,(1)
	2007	2008	2009	2010	2011	2012	2013
	($ in millions)
Adjusted EBITDA(2)	$1,603	$1,798	$2,075	$2,335	$2,606	$2,873	$3,046

(1)   Adjusted EBITDA projections for 2007 and 2008 were provided to Blackstone. Adjusted EBITDA projections for all years were provided to UBS. The adjusted EBITDA projections provided to Blackstone for 2007 and 2008 were the same as those made available to UBS for 2007 and 2008 except that the adjusted EBITDA projections provided to UBS, at its request, were further adjusted to include a deduction for non cash stock compensation expense, which was estimated to be $62 million and $63 million for 2007 and 2008, respectively.

(2)          The adjusted EBITDA projections include the following adjustments, inclusions and exclusions:

•     Excludes part year EBITDA from assets sold or expected to be sold in 2007, including: the Scandic Hotel chain; 10 hotels in continental Europe; Hilton Washington; Hilton Caledonian; Hilton Atlanta Airport; Homewood Suites by Hilton Memphis-Poplar and Embassy Suites Memphis; and various interests in joint venture properties.

•     Excludes the impact of renovation displacement at certain owned properties; includes projected results for the Hilton New Orleans at a pre-Katrina run rate (excluding impact of business interruption insurance proceeds); includes a full year of stabilized fees from new franchised and managed units; and includes a full year of fees from sold hotels where the applicable management and franchise contracts have been retained.

•     Excludes partial year fees from terminated properties.

•     Excludes the impact of deferred revenue and expenses associated with timeshare sales during periods of construction.

•     Excludes the recognition of deferred gains on hotel asset sales where we maintain significant continuing involvement in the form of a long-term management contract.

•     For consolidated joint ventures, the projections are reduced by the portion of EBITDA applicable to ownership interests not owned by the Company.

•     For leases capitalized under GAAP, the projections are reduced to reflect the estimated lease payment as an operating expense.

Financing of the Merger

In connection with the merger, Parent will cause approximately $19.4 billion to be paid to our stockholders and holders of stock options, performance share units, restricted stock units and other equity-based awards. In addition, as described under “The Merger Agreement—Debt Tender Offers and Consent Solicitation,” Parent may instruct us to commence tender offers and/or consent solicitations with respect to our senior notes. As of June 30, 2007, we had approximately $2.4 billion aggregate principal amount of senior notes outstanding. Our senior credit facilities will also be repaid and our mortgage loan agreements, secured debt and letters of credit will be repaid or remain outstanding. As of June 30, 2007, we had an aggregate of approximately $3.1 billion of outstanding indebtedness under our senior credit facilities, mortgage loan agreements and secured debt.

In connection with the execution and delivery of the merger agreement, Parent obtained a debt commitment letter from Bear Stearns Commercial Mortgage, Inc., Bank of America, N.A., German American Capital Corporation (an affiliate of Deutsche Bank Securities Inc.), Goldman Sachs Mortgage Company, and Morgan Stanley Mortgage Capital Holdings LLC providing for debt financing in an aggregate principal amount equal to the (i) lesser of (a) $21 billion or (b) 80% of the total consideration payable by Parent for the completion of the merger and other costs, such as transaction costs relating to the merger, less (ii) the aggregate amount of our existing indebtedness that is not repaid or defeased at the time of the merger. Bear Stearns Commercial Mortgage, Inc., Bank of America, N.A., German American Capital Corporation, Goldman Sachs Mortgage Company and Morgan Stanley Mortgage Capital Holdings LLC have been joined in their commitment by Lehman Brothers Holdings Inc. and Merrill Lynch Mortgage Lending, Inc. In addition, in connection with the execution and delivery of the merger agreement, Parent obtained an equity commitment letter from Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P., affiliates of Blackstone, pursuant to which, and subject to the conditions contained therein, such affiliates have agreed to cause Parent to be capitalized with up to an aggregate of $5.5 billion of equity for the purpose of funding the remainder of the acquisition costs that are not covered by the debt financing.

In addition to the payment of the merger consideration, the funds to be advanced under the commitment letters will be used for purposes such as reserves, the tenders for, or refinancing of, our existing debt, and for other costs and expenses related to the merger. Parent has informed the Company that it currently believes that the funds to be borrowed under the debt commitment letter are to be secured by substantially all of the assets of the Company.

The debt commitment letter terminates on January 31, 2008. The debt financing is conditioned on the merger being completed and other customary conditions for similar financings. The lenders have the right to terminate the debt commitment letter under certain circumstances, including if Parent is entitled to terminate the merger agreement due to a breach of certain representations and warranties or any other section in the merger agreement relating to a material adverse effect with respect to us.

The merger agreement does not contain a financing condition or a “market MAC” condition to the closing of the merger. In accordance with the merger agreement, Parent has agreed that it will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the debt financing on the terms and conditions described in the debt commitment letter (provided, that Parent may amend or replace the debt commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities, or otherwise so long as the terms would not adversely impact the ability of Parent or Merger Sub to timely complete the merger or the likelihood of completion of the merger) including using its reasonable best efforts to:

•       maintain in effect the debt financing commitment;

•       satisfy on a timely basis all conditions in the debt financing commitment within its control applicable to Parent and Merger Sub to obtaining the debt financing set forth in the debt financing commitment; and

•       negotiate definitive agreements with respect to the financing on the terms and conditions contemplated by the financing commitments or on other terms no less favorable in the aggregate to Parent and Merger Sub (as determined in the reasonable judgment of Parent).

In the event that all conditions to the financing commitments have been satisfied in Parent’s good faith judgment, Parent has agreed to use its reasonable best efforts to cause the lenders providing the debt financing to fund on the closing date of the merger the debt financing required to complete the merger. Parent has agreed it will not, and will not permit any of its affiliates to, take any action not otherwise required or expressly permitted under the merger agreement that is a breach of, or would result in termination of, any of the financing commitments.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt financing commitment, Parent has agreed to use its reasonable best efforts to arrange to obtain that portion from alternative sources on terms no less favorable in the aggregate to Parent and Merger Sub (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event.

Parent has agreed to give us prompt notice of any material breach by any party to the financing commitments, of which Parent or Merger Sub becomes aware, or any termination of the financing commitments. Parent has agreed to keep us informed on a reasonably current basis of the status of its efforts to arrange the debt financing.

We have agreed to provide, and to cause our subsidiaries to provide, and use our reasonable best efforts to cause our and our subsidiaries’ officers, employees and advisors (including legal, tax and accounting) to provide to Parent and Merger Sub all cooperation reasonably requested by Parent in connection with Parent’s efforts to obtain the financing. Parent will reimburse our reasonable out-of-pocket costs in connection with such cooperation and indemnify us for any and all losses suffered or incurred by us or any of our subsidiaries arising therefrom.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the board, the Company’s stockholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of the Company’s stockholders generally. The board was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and the merger and the recommendations that our stockholders vote in favor of adopting the merger agreement.

Treatment of Stock Options

Under the terms of the merger agreement, except as otherwise agreed to by Parent and a holder of an option, each outstanding option held by our employees (including our executive officers) and directors that is unexercised as of the effective time of the merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of common stock underlying the outstanding options multiplied by the amount (if any) by which $47.50 exceeds the option exercise price, less any applicable withholding taxes.

The following table shows, for our directors and executive officers, the aggregate number of shares of common stock subject to outstanding options as of July 31, 2007, the cash-out value of all outstanding options, the aggregate number of shares of common stock subject to outstanding unvested options and the cash-out value of such unvested options. The information in the table assumes that all options remain outstanding on the closing date of the merger.

Name	Aggregate Shares Subject to All Options	Aggregate Cash-Out Value of All Options	Number of Shares Underlying Unvested Options	Aggregate Cash-Out Value of Unvested Options
Stephen F. Bollenbach	3,760,000	$74,476,430	3,690,000	$72,938,180
Robert M. La Forgia	158,859	$4,499,051	57,200	$1,029,708
Matthew J. Hart	311,664	$7,099,803	190,064	$3,122,965
Ian R. Carter	63,099	$1,138,162	50,599	$863,475
Madeleine A. Kleiner	205,517	$6,238,773	58,926	$1,077,963
2 other Executive Officers as a Group	270,307	$7,988,411	89,618	$1,643,364
All Outside Directors as a Group	98,000	$3,435,500	—	—

Treatment of Performance Share Units

Under the terms of the merger agreement, except as otherwise agreed by Parent and a holder of a performance share unit, all performance share units held by our executive officers that are outstanding immediately prior to the effective time will be cancelled and converted at the effective time into the right to receive a cash amount equal to (i) the number of shares pursuant to such performance share unit and, subject to further action of the compensation committee of the board, calculated using the performance level specified in the merger agreement under the respective award agreement and 2004 Equity Compensation Plan, multiplied by (ii) $47.50, less any applicable withholding taxes. However, performance share units granted in January 2005 will be terminated at the effective time for no consideration.

The following table shows, for our executive officers, the aggregate number of performance share units outstanding as of July 31, 2007 (excluding performance share units granted in January 2005) and the estimated cash-out value of such performance share units. The information in the table assumes that all performance share units remain outstanding on the closing date of the merger.

Name	Aggregate Performance Share Units	Estimated Cash-Out Value of Performance Share Units
Stephen F. Bollenbach	186,667	$13,300,024
Robert M. La Forgia	22,819	$1,625,854
Matthew J. Hart	72,054	$5,133,848
Ian R. Carter	21,033	$1,498,601
Madeleine A. Kleiner	23,673	$1,686,701
2 other Executive Officers as a Group	35,077	$2,499,236

Treatment of Restricted Stock Units

Under the terms of the merger agreement, except as otherwise agreed to by Parent and a holder of a restricted stock unit, each outstanding restricted stock unit held by our employees (including our executive officers) and directors that is outstanding as of the effective time of the merger will be cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares subject to such restricted stock units immediately prior to the effective time of the merger multiplied by $47.50, less any applicable withholding taxes.

The following table shows, for our executive officers and directors, the aggregate number of shares of common stock subject to outstanding unvested restricted stock units as of July 31, 2007 but does not include dividend shares accrued between January 1, 2007 and July 31, 2007 and the cash-out value of such restricted stock units. The information in the table assumes that all such restricted stock units remain outstanding on the closing date of the merger.

Name	Aggregate Shares Subject to Unvested Restricted Stock Units		Aggregate Cash- Out Value of Restricted Stock Units
Stephen F. Bollenbach	46,667		$2,216,683
Robert M. La Forgia	44,773		$2,126,718
Matthew J. Hart	102,217	(1)	$4,855,308
Ian R. Carter	167,762	(1)(2)	$7,968,695
Madeleine A. Kleiner	47,334		$2,248,365
2 other Executive Officers as a Group	125,337		$5,953,508

(1)          This includes vested restricted stock units that were deferred pursuant to the terms of the applicable stock plan.

(2)          This includes a grant of 125,000 restricted shares.

Bonuses under Annual Incentive Plan

Under the terms of the merger agreement and subject to further actions of the compensation committee of the board, the Company will pay each of our executive officers who remains employed through January 15, 2008 (or is involuntarily terminated after the effective time of the merger and prior to January 15, 2008) an annual bonus in an amount based on the performance level specified in the merger agreement under the Company Annual Incentive Plan, less any applicable withholding taxes.

The following table shows, for our executive officers, the 2007 bonus amount that would be payable to such individual under the Annual Incentive Plan at the highest level of performance. In the event an executive officer experiences a qualifiying termination (as described below under Potential Severance Benefits) in 2007, the amount reflected in the following table may be included, in whole or in part, in the termination-year pro rata bonus component of the severance calculation set forth in the Potential Severance Benefits table below.

Name	2007 Bonus Amount
Stephen F. Bollenbach	$2,000,000
Robert M. La Forgia	$675,000
Matthew J. Hart	$1,350,000
Ian R. Carter	$787,698	(1)
Madeleine A. Kleiner	$672,415
2 other Executive Officers as a Group	$1,107,964

(1)          Based on an exchange rate of 2.0364 U.S. dollars per Pound Sterling (GBP), as of July 31, 2007.

Deferred Compensation Plans and Retirement Plans

Under the terms of the 2005 Executive Deferred Compensation Plan, each participant will receive a distribution of his or her vested account balance within thirty (30) days of the effective time. Under the terms of the 1997 Executive Deferred Compensation Plan, each participant will be permitted to elect to receive distributions of account balances following the effective time of the merger in accordance with the plan terms and the applicable election form.

The Company also maintains the Directors’ Retirement Benefit Plan for the benefit of certain of the Company’s directors, which provides for the payment of vested retirement benefits upon a director’s resignation from the board. Under the terms of the merger agreement, the Company has the ability to vest the retirement benefits for two of the participating directors who would otherwise not be entitled to such payment at the effective time of the merger (the aggregate unvested retirement benefits for these two directors are $969,796).

Under the terms of the merger agreement, except as otherwise agreed to by Parent and holder, each outstanding stock unit, phantom share and treasury share under the Supplemental Retirement and Retention Plan, Directors’ Stock and Deferred Retainer Plan and Mr. Bollenbach’s employment agreement that is outstanding as of the effective time of the merger will be converted into the right to receive, at such times as specified in the applicable plan or agreement, a cash payment equal to the number of outstanding shares of common stock underlying the stock unit multiplied by $47.50, less any applicable withholding taxes. The Company has the ability to permit Mr. Bollenbach to elect to receive payment for his vested phantom shares and vested treasury shares in January 2008 (instead of the currently scheduled payment date in January 2010).

The following table shows, for our executive officers and directors, the number of vested stock units, vested phantom shares and vested treasury shares under the Supplemental Retirement and Retention Plan, the Directors’ Stock and Deferred Retainer Plan and Mr. Bollenbach’s employment agreement and the cash-out value of such awards. The information in the table is as of July 31, 2007 and assumes that all such awards remain outstanding on the closing date of the merger.

Name	Aggregate Vested Awards	Aggregate Cash- Out Value of Vested Awards
Stephen F. Bollenbach	730,965	$34,720,838
Robert M. La Forgia	126,078	$5,988,705
Matthew J. Hart	322,531	$15,320,223
Ian R. Carter	—	—
Madeleine A. Kleiner	55,615	$2,641,713
2 other Executive Officers as a Group	237,650	$11,288,375
All Outside Directors as a Group	45,286	$2,151,085

Potential Severance Benefits

Mr. Bollenbach is a party to an employment agreement with the Company, dated as of November 11, 2004, effective as of January 1, 2005, and amended as of March 31, 2006, January 18, 2007 and July 3, 2007, which provides that in the event his employment is terminated by the Company without cause or he resigns for good reason (each as defined in the employment agreement), each following the effective time of the merger and on or before December 31, 2010, he will receive a lump sum cash payment equal to three times his base salary and three times the higher of: (i) the annual bonus paid to him for the last full fiscal year ending during the employment period and (ii) the annual bonus paid to him for the fiscal year prior to the effective time. In addition, he would receive: (a) payment of any deferred compensation, (b) benefit continuation through December 31, 2010, (c) a pro rata bonus for the year of termination, (d) health care benefits, a suitable office and personal assistant through December 31, 2012 and (e) reasonable use of the Company’s aircraft through December 31, 2010 (provided that he is required to reimburse the Company for the cost of personal usage). If any payment to Mr. Bollenbach would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then he will be entitled to an additional payment in an amount such that after his payment of all taxes he receives the same amount of compensation he would have received in the absence of any taxes. Mr. Bollenbach will not have a continuing role with the Company after the effective date of the merger and accordingly will receive the severance payments and benefits described above.

Each of the other executive officers (other than Mr. Carter) are parties to a change in control agreement with the Company. Under the terms of these agreements, upon the occurrence of a change of control (which would include the transactions contemplated by the merger agreement), the Company agrees to continue the employment of each participant for a three-year period, or until the participant’s retirement if earlier, in a position which is at least commensurate with the participant’s position prior to the change of control. The Company also agrees to provide the participant with base salary, annual bonuses, incentive plan, retirement plan, welfare benefit plan, fringe benefits and other employment policy coverage which is at least equal to the coverage in effect prior to the change of control.

Under the terms of these agreements, if, following a change of control, the executive officer is terminated without cause or terminates for good reason (each as defined in the change in control agreement), the executive officer will receive:

(1)   payments equal to 2.99 times annual salary and bonus for the last fiscal year;

(2)   a lump sum cash payment equal to the amount which the Company would have credited to such executive officer’s account under the Executive Deferred Compensation Plan for three years, assuming that the executive officer had deferred the average amount of deferral such executive officer had elected with respect to his or her compensation for the 12 months immediately preceding the date of termination;

(3)   a pro rata bonus for the year of termination;

(4)   benefits under the Company’s incentive, savings, retirement, welfare benefit and fringe benefit plans and policies during the three year period; and

(5)   if any payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, an additional payment in an amount such that after the payment of all taxes the executive officer receives the same amount of compensation the executive officer would have received in the absence of any taxes.

Mr. Carter is a party to an employment agreement with the Company’s wholly owned subsidiary, Hilton U.K. Hotels Limited, which we refer to as the employer, which is terminable by either Mr. Carter or the employer upon not less than 12 months’ notice, or by the employer by making a payment to Mr. Carter in lieu of notice equal to his annual salary, annual minimum bonus and other benefits. In the event that Mr. Carter’s employment is terminated for any reason prior to January 31, 2009, the employer will pay to Mr. Carter all remaining installments of the $9,296,475 transaction closing cash award.

The following table shows, for our executive officers, the potential lump sum cash severance payment that could be payable upon a qualifying termination that occurs in 2007 (excluding (1) the value of any benefits (2) any possible Section 4999 gross up and (3) for Mr. Carter only, the transaction closing cash award and including (1) the special acquisition bonus paid to Mr. La Forgia and Ms. Kleiner in March 2006 in the bonus amount for purposes of the 2.99 times severance and (2) a pro rata bonus for all executives assuming a December 31, 2007 termination).

Name of Executive Officer	Potential Cash Severance Payment
Stephen F. Bollenbach	$10,450,000
Robert M. La Forgia	$7,190,435
Matthew J. Hart	$9,042,970
Ian R. Carter	$1,662,918	(1)
Madeleine A. Kleiner	$6,945,744
2 other Executive Officers as a Group	$6,742,503

(1)          Based on an exchange rate of 2.0364 U.S. dollars per Pound Sterling (GBP), as of July 31, 2007.

Insurance and Indemnification

The merger agreement provides that, following the merger, Parent and the surviving corporation will indemnify and hold harmless, to the fullest extent permitted by law, all past and present directors and officers of the Company and its subsidiaries against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to matters existing or occurring at or prior to the effective time.

Prior to the effective time of the merger, the Company will (and, if the Company is unable, Parent will cause the Company as of the effective time to) fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability of the Company’s existing director’s and officers’

insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from the effective time with terms and conditions that are at least as favorable as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of service at or prior to the effective time.

If the Company fails to obtain such insurance polices as of the effective time, Parent shall, and shall cause the Company after the merger to, continue to maintain in effect for a period of at least six years from the effective time director and officer liability insurance having terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of the merger agreement, except that Parent and the Company will not be required to spend for any such policies an annual premium in excess of 300% of the annual premiums currently paid by the Company for such insurance at the date of the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of common stock that is, for U.S. federal income tax purposes:

•       a citizen or resident of the United States;

•       a corporation created or organized under the laws of the United States or any of its political subdivisions;

•       a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•       an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to beneficial owners who hold shares of common stock as capital assets, and does not apply to shares of common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, stockholders who validly exercise their rights under Delaware law to object to the merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold common stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the cancellation of shares of stock appreciation rights, restricted stock units or options to purchase shares of common stock, or any other matters relating to equity compensation or benefit plans (including the 401(k) plan). This discussion does not address any aspect of state, local or foreign tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.

The exchange of shares of common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than 12 months at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are eligible for reduced rates of taxation, if such gains are recognized in taxable years beginning before January 1, 2011. There are limitations on the deductibility of capital losses. The gain or loss will generally be income or loss from sources with the U.S. for foreign tax credit limitation purposes.

Backup Withholding and Information Reporting.

Backup withholding of tax may apply to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash received by U.S. holders in the merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options, stock appreciation rights or restricted stock units to purchase shares of common stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until the Company and Parent file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. The FTC notified the parties on July 31, 2007 that their request for early termination of the applicable waiting period had been granted. At any time before or after consummation of the merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. At any time before or after the completion of the merger, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Under Council Regulation (EC) No 139/2004 on the control of concentrations between undertakings, the merger may not be completed until a notification has been filed with the European Commission and clearance has been received or the applicable waiting period has expired. Parent expects to file a notification under the EC Merger Regulation and will await clearance or the expiration of the applicable waiting period. The European Commission could prohibit the completion of the merger or seek divestiture of substantial assets of the Company or Parent as a condition for allowing the completion of the merger.

In addition, the merger is subject to various other foreign antitrust laws. Under the terms of the merger agreement, the merger cannot be completed until a notification has been filed in Canada by the Company and Parent and the applicable waiting period has been observed. In addition, the Company expects to file notifications in other jurisdictions and to observe the applicable waiting periods prior to completing the merger.

Further, completion of the merger is subject to foreign investment approval by the governmental authority of Australia.

While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, the Company, based on a review of information provided by Parent relating to the businesses in which it and its affiliates are engaged, believes that the merger can be effected in compliance with federal, state and foreign antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Delisting and Deregistration of Common Stock

If the merger is completed, the common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the common stock.

Litigation Related to the Merger

Between July 5 and July 17, 2007, twelve purported stockholder class actions related to the merger agreement were filed. Seven of these lawsuits were filed in the Superior Court of California, County of Los Angeles: Guiseppone v. Hilton Hotels Corporation, et al. (Case No. BC373765), filed on July 5; Garber v. Hilton Hotels Corporation, et al. (Case No. BC373766), filed on July 5; Staehr v. Hilton Hotels Corporation, et al. (Case No. BC373798), filed on July 5; Simon v. Hilton Hotels Corporation, et al. (Case No. BC373834), filed on July 6; Frechter v. Hilton Hotels Corporation, et al. (Case No. BC373836), filed on July 6; Kops v. Hilton Hotels Corporation, et al. (Case No. BC373945), filed on July 6; and Hawaii Reinforcing Ironworkers Pension Trust Fund, et al. v. Hilton Hotels Corporation, et al. (Case No. BC374209), filed on July 13. Four lawsuits were filed in the Court of Chancery of the State of Delaware, in and for New Castle County: Shaev v. Hilton Hotels Corporation, et al. (Civil Action No. 3072-VCN), filed on July 5; Oh v. Hilton Hotels Corporation, et al. (Civil Action No. 3091-VCN), filed on July 13; Lasker v. Bollenbach, et al. (Case. No. 3092), filed on July 13 and Levine v. Bollenbach, et al. (Civil Action No. 3100-VCN), filed on July 17. On August 1, 2007, the Delaware Chancery Court consolidated these four actions into a single proceeding entitled In re Hilton Hotels Corporation Shareholders Litigation (Civil Action No. 3072-VCN). One lawsuit was filed on July 12 in the United States District Court for the Central District of California: Duchman v. Hilton Hotels Corporation, et al. (Case No. CV 07 4542). Each of the twelve lawsuits names the

Company and each of the Company’s directors as defendants. Each of the lawsuits except the Simon, Duchman, Lasker, and Levine actions also names Blackstone as a defendant.

These lawsuits, which contain substantially similar allegations, claim that the Company’s directors breached their fiduciary duties to the Company and its stockholders in connection with negotiating and approving the merger agreement, that various terms of the merger agreement are preclusive and/or unfair, and that the consideration to be received by the Company’s stockholders under the merger agreement is inadequate. In all but the Simon, Duchman, Lasker, and Levine actions, Blackstone is alleged to have aided and abetted the other defendants’ alleged fiduciary breaches. The lawsuits seek a variety of equitable and injunctive relief, including enjoining defendants from completing the proposed merger transaction, rescission of any consummated transaction, attorneys’ fees and expenses, and in the Simon, Duchman, and each of the Delaware actions, unspecified compensatory damages in the event the merger completed. We intend to vigorously defend the actions.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement carefully as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement. This section is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information” beginning on page 77.

The merger agreement is included to provide you with information regarding its terms. The representations, warranties and covenants made by the Company, Parent and Merger Sub are qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, these representations and warranties were made as of specified dates, may be subject to standards of materiality different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

As used in the summary of the material terms of the merger agreement below and elsewhere in this proxy statement, unless the context requires otherwise, references to our “subsidiaries” do not include certain joint venture entities in which we, directly or indirectly, through our subsidiaries own interests.

The Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger. The board of directors of Merger Sub shall, from and after the effective time of the merger (as defined below), consist of the directors of the surviving corporation until their successors have been duly appointed and qualified or until their earlier death, resignation of removal. The officers of the Company at the effective time of the merger (other than Stephen Bollenbach) shall, from and after the effective time of the merger, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. Following the completion of the merger, our common stock will be de-listed from the New York Stock Exchange and deregistered under the Exchange Act and will no longer be publicly traded.

Effective Time

Unless otherwise mutually agreed in writing by the Company and Parent, the closing of the merger will take place as promptly as practicable (but in no event later than the third business day) following the day on which the last of the conditions to closing in the merger agreement have been satisfied or waived (described below under “—Conditions to the Merger” beginning on page 65) (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions) in accordance with the merger agreement.

As soon as practicable following the closing, the Company and Parent will cause a certificate of merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware. The merger shall become effective at the time when the certificate of merger has been duly filed by the office of the Secretary of State of the State of Delaware or at such later date as Parent and the Company shall agree and specify in the certificate of merger.

We currently expect to complete the merger during the fourth quarter of 2007. However, we cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived.

Merger Consideration

The merger agreement provides that at the effective time of the merger, each share of common stock of the Company issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $47.50 per share in cash, without interest and less any applicable withholding taxes, other than the following shares, which are referred to herein as excluded shares:

•       shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties; and

•       shares owned by holders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL.

At the effective time of the merger, all of the shares of common stock (other than shares owned by any direct or indirect wholly owned subsidiary of Parent or us and not held on behalf of third parties, which will remain outstanding) will cease to be outstanding, will be cancelled and will cease to exist. Each certificate formerly representing any shares (other than shares owned by Parent or the Company and not held on behalf of third parties, which shares will be cancelled without payment of the merger consideration and shares described under the second bullet above) will thereafter represent only the right to receive the merger consideration, without interest and each certificate formerly representing shares for which appraisal rights have been properly demanded and perfected (unless and until such demand and perfection has been effectively withdrawn or the right to such appraisal has been lost) will thereafter represent the right to receive the payment provided by Section 262 of the DGCL. See “Appraisal Rights” beginning on page 74.

Organizational Documents

The certificate of incorporation of the surviving corporation will be the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, until further amended in accordance with its terms or by applicable law except that the name of the surviving corporation will be “Hilton Hotels Corporation” and the provision in the certificate of incorporation of Merger Sub naming its incorporator will be omitted. The bylaws of the Company in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation, until further amended in accordance with its terms or by applicable law.

Treatment of Stock Options and Other Awards

Stock Options

Except as otherwise agreed in writing by the holder and Parent, each stock option to purchase our shares of common stock that remains outstanding at the effective time of the merger, whether vested or unvested, will be canceled and converted into the right to receive as soon as reasonably practicable after the effective time of the merger (but in any event no later than seven business days after the effective time of the merger) a cash payment, less applicable withholding taxes, equal to the product of:

•       the total number of shares of common stock underlying such share option immediately prior to the effective time of the merger, multiplied by;

•       the excess, if any, of $47.50 over the exercise price per share of our shares of common stock subject to such share option.

Performance Units

Except as otherwise agreed in writing by the holder and Parent, and subject to further action of the compensation committee of the board, each performance share unit under the 2004 Omnibus Equity Compensation Plan of the Company that remains outstanding immediately prior to the effective time of the merger, other than the performance share units granted in January 2005 which shall be terminated for no consideration, whether vested or unvested, will be canceled and converted into the right to receive as soon as reasonably practicable after the effective time of the merger (but in any event no later than seven business days after the effective time of the merger) a cash payment, less applicable withholding taxes, equal to the product of the total number of shares subject to such performance share unit immediately prior to the effective time of the merger using the performance level specified in the merger agreement under the award agreements and 2004 Omnibus Equity Compensation Plan of the Company, multiplied by $47.50.

Restricted Stock Units

Except as otherwise agreed in writing by the holder and Parent, immediately prior to the effective time of the merger, each outstanding restricted stock unit will be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the effective time of the merger (but in any event no later than seven business days after the effective time of the merger), a cash payment, less any applicable withholding taxes, of $47.50 for each restricted stock unit.

Company Awards

Except as otherwise agreed in writing by the holder and Parent, at the effective time of the merger, each right of any kind, contingent or accrued, to acquire or receive shares or benefits measured by the value of shares, and each award of any kind consisting of shares that may be held, awarded, outstanding, payable or reserved for issuance under the stock plans and any other benefit plans including, but not limited to, the stock units under the Hilton Hotels Corporation Supplemental Retirement and Retention Plan, other than options, performance units and restricted stock units, shall be cancelled and shall only entitle the holder thereof to receive, at such times as specified in the applicable stock plans or benefit plans, a cash payment, less applicable withholding taxes, equal to the product of:

•       the total number of shares of common stock underlying such awards immediately prior to the effective time of the merger, multiplied by;

•       $47.50 (or, if the award provides for payments to the extent the value of the shares exceeds a specified reference price, the amount, if any, by which $47.50 exceeds such reference price),

Exchange and Payment Procedures

Parent will deposit, or will cause to be deposited, with the paying agent, a cash amount in immediately available funds necessary for the paying agent to make payment of the merger consideration to the holders of shares of our common stock.

Promptly after the effective time of the merger (but in any event within five business days), the surviving corporation shall cause the paying agent to mail to each holder of record of shares (other than the excluded shares) a customary letter of transmittal and instructions for surrendering certificates for shares of our common stock (or affidavits of loss in lieu thereof). The letter of transmittal and instructions will tell you how to surrender your certificates (or affidavits of loss in lieu thereof) in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

A holder of shares of common stock will not be entitled to receive the merger consideration until such holder surrenders such holder’s certificate or certificates representing shares of common stock to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding share certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer.

No interest will be paid or accrued on any amount payable upon surrender of the certificates. Parent and the surviving corporation will be entitled to deduct and withhold from the merger consideration, and pay to the appropriate taxing authorities, any applicable taxes. Any sum that is withheld and paid to a taxing authority by the surviving corporation or Parent will be treated for all purposes of the merger agreement as having been paid to holder of Shares in respect of which such deduction and withholding was made by the surviving corporation or Parent, as the case may be.

From and after the effective time of the merger, there will be no transfers on our stock transfer books of shares of the common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any certificate is presented to the surviving corporation, Parent or the paying agent for transfer, it will be cancelled and exchanged for a cash amount to which the holder thereof is entitled to pursuant to the merger agreement.

Any portion of the merger consideration deposited with the paying agent (including the proceeds of any investments thereof) that remains unclaimed by stockholders of the Company for twelve (12) months after the effective time of the merger will be delivered to the surviving corporation. Any holder of shares (other than the excluded shares) who has not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the merger consideration (after giving effect to any required tax withholdings upon due surrender of its certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of the surviving corporation, Parent, the paying agent or any other person will be liable to any former holder of shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Parent or the paying agent, post a bond in a customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Debt Tender Offers and Consent Solicitation

We have agreed, if so instructed by Parent, to use our commercially reasonable efforts to commence offers to purchase and obtain related consent solicitations with respect to the following securities that we have outstanding, on the terms and subject to the conditions set forth in the related tender offer and consent solicitation documentation distributed to the holders of such securities:

•       7.625% Senior Notes Due 2008;

•       7.430% Chilean Inflation—Indexed (UF) Notes Due 2009;

•       7.200% Senior Notes Due 2009;

•       8.250% Senior Notes Due 2011;

•       7.625% Senior Notes Due 2012;

•       7.500% Senior Notes Due 2017;

•       8.000% Quarterly Interest Bonds Due 2031; and

•       3.375% Convertible Senior Notes due 2023.

We refer to the outstanding securities listed above collectively as our senior notes. Approximately $2.4 billion aggregate principal amount of senior notes were outstanding as of June 30, 2007. In connection with any offers to purchase the senior notes, we will seek the consents of the holders of the senior notes to amend the indentures governing the senior notes to eliminate substantially all of the restrictive covenants contained in the senior notes and the related indentures, eliminate certain events of default, modify covenants regarding mergers, and modify or eliminate certain other provisions contained in the indentures and the senior notes. With regard to the convertible notes, we may, if so directed by Parent, without making a concurrent tender offer for such notes, seek consents of the holders of such notes to amend the indenture governing such notes to eliminate substantially all of the restrictive covenants contained in such notes and the related indenture, eliminate certain events of default, modify covenants regarding mergers, and modify or eliminate certain other provisions contained in such indenture and such notes. The proposed terms of any amendments to the senior notes and indentures will be described in tender offer and consent solicitation documents.

The tender offer and consent solicitation documents relating to any tender offers will provide that holders of senior notes will not be able to deliver consents to the amendments to the indentures and the senior notes without also tendering their senior notes. Assuming the requisite consents are received from the holders of the senior notes with respect to such amendments, the amendments will become operative immediately prior to acceptance of senior notes for payment pursuant to the tender offers and concurrent with the effective time of the merger. Assuming that all of the conditions to any tender offers and consent solicitations are satisfied or waived, concurrently with the effective time of the merger, senior notes validly tendered in such tender offers will be accepted for payment. If the amendments that are the subject of consent solicitations become operative, senior notes that remain outstanding will be subject to the terms of the applicable indenture as modified by the amendments. In the event the requisite consents are not obtained, if requested by Parent, we will issue (subject to the conditions set forth below), immediately prior to the effective time of the merger, an irrevocable notice of optional redemption of senior notes as to which requisite consents have not been obtained and that are redeemable in accordance with their terms and the applicable indenture, which would provide for the satisfaction and discharge of such senior notes and such indenture with respect to such senior notes. It is a condition to our obligation to issue any such irrevocable notice of optional redemption that Parent shall have provided written notice to us confirming that all of Parent’s conditions set forth in the merger agreement have been satisfied or waived and that Parent and Merger Sub are prepared to proceed immediately with the closing, and Parent and Merger Sub also shall have irrevocably deposited with the trustee under the applicable indenture sufficient funds to effect such satisfaction and discharge.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection therewith. These representations and warranties relate to, among other things:

•       due organization, valid existence, good standing and power and authority to carry on the businesses of each of us and our subsidiaries;

•       our charter and bylaws and the similar organizational documents of our subsidiaries;

•       our capitalization and our ownership in our subsidiaries and the absence of any encumbrances on our ownership of the equity interests of our subsidiaries;

•       our power and authority to execute and deliver, and to perform our obligations under, the merger agreement and to complete the transactions contemplated by the merger agreement;

•       the enforceability of the merger agreement against us;

•       the receipt by us of an opinion from UBS as to the fairness, from a financial point of view and as of the date of the merger agreement, of the cash merger consideration to be received by holders of our common stock;

•       consents and approvals of governmental entities required as a result of executing and delivering the merger agreement, performing our obligations under the merger agreement and the completion of the merger and the other transactions contemplated by the merger agreement;

•       the absence of conflicts with, or breaches or violations of, our organizational documents, and laws, permits and certain contracts applicable to us and our subsidiaries as a result of entering into the merger agreement or performing our or their respective obligations under the merger agreement;

•       possession of all permits necessary to operate our and our subsidiaries’ properties and carry on our and our subsidiaries’ business and the absence of any conflict with, or default, breach or violation of, applicable laws or such permits;

•       our SEC filings since January 1, 2005, and the financial statements contained therein;

•       the absence of liabilities required to be recorded on a balance sheet under generally accepted accounting principles as applied in the United States, or GAAP, since March 31, 2007;

•       the absence of any Company material adverse effect (as discussed below) and certain other changes and events since December 31, 2006;

•       the absence of litigation or orders against us or our subsidiaries;

•       our and our subsidiaries’ employee benefit plans;

•       the exemption of the merger agreement, the merger and the other transactions contemplated by the merger agreement from the requirements of any business combination, control share acquisition or other takeover law;

•       real property owned and leased by us and our subsidiaries;

•       our and our subsidiaries’ leases, ground leases, and subleases;

•       certain of our and our subsidiaries’ management agreements;

•       the absence of securitization or sale of any time-share receivables;

•       environmental matters affecting us and our subsidiaries;

•       tax matters affecting us and our subsidiaries;

•       labor matters affecting us and our subsidiaries;

•       intellectual property used by, owned by or licensed by us and our subsidiaries;

•       our and our subsidiaries’ material contracts and the absence of any breach or violation of, or default under, any material contract;

•       our and our subsidiaries’ insurance policies;

•       the absence of any undisclosed broker’s or finder’s fees; and

•       our and our subsidiaries’ status as an investment company under the Investment Company Act of 1940, as amended.

For the purposes of the merger agreement, “Company material adverse effect” means any effect, event, development or change that is materially adverse to our and our subsidiaries’ financial condition, business, assets, or results of operations taken as a whole; provided that none of the following will constitute or be taken into account in determining whether there has been or is a Company material adverse effect:

•       changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates;

•       changes in law or tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which we and our subsidiaries conduct business (unless and only to the extent such effect, event, development or change affects us and our subsidiaries in a disproportionate manner as compared to other persons or participants in the industries in which we and our subsidiaries conduct business and that operate in the geographic regions affected by such effect, event, development or change);

•       changes in GAAP or interpretation thereof as of the date of the merger agreement;

•       the negotiation, execution, announcement or performance of the merger agreement or the transactions contemplated by the merger agreement or the completion of the transactions contemplated by the merger agreement, including the impact thereof on our credit ratings and/or relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees;

•       acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of July 3, 2007 (unless and only to the extent such effect, event, development or change affects us and our subsidiaries in a disproportionate manner as compared to other persons or participants in the industries in which we and our subsidiaries conduct business and that operate in the geographic regions affected by such effect, event, development or change);

•       earthquakes, hurricanes or other natural disasters (unless and only to the extent such effect, event, development or change affects us and our subsidiaries in a disproportionate manner as compared to other persons or participants in the industries in which we and our subsidiaries conduct business and that operate in the geographic regions affected by such effect, event, development or change);

•       any action taken by us or our subsidiaries at the request or with the consent of Parent, and Merger Sub;

•       any failure by us to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period ending on or after July 3, 2007, except that any effect, event, development or change underlying such failure will be considered in determining whether there has been or is a Company material adverse effect; or

•       any action brought or threatened by or on behalf of any holder of equity interests in us or our subsidiaries arising out of or relating to the transactions contemplated by the merger agreement.

The exceptions set forth in the fourth bullet above do not apply to the references to Company material adverse effect in certain representations and warranties. Under the merger agreement, the mere fact that there has been a decrease in the market price of our common shares will not itself constitute a Company material adverse effect. However, any effect, event, development or change underlying such price decrease (other than those set forth in the bullets above) will be considered in determining whether there has been a Company material adverse effect.

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•       their due organization, valid existence, good standing and power and authority to carry on their businesses;

•       the ownership of Merger Sub and the absence of any prior activities of Merger Sub;

•       the power and authority to execute and deliver, and to perform their obligations under, the merger agreement and to complete the transactions contemplated by the merger agreement;

•       the enforceability of the merger agreement against them;

•       the absence of conflicts with, or breaches or violations of, their organizational documents, laws, or certain contracts as a result of entering into the merger agreement or completing the merger and the completion by the Parent and Merger Sub of the merger and the other transactions contemplated by the merger agreement;

•       consents and approvals of governmental entities required as a result of executing and delivering the merger agreement and performing their obligations under the merger agreement;

•       the absence of litigation or orders against them as of July 3, 2007;

•       the capital resources, including in particular the equity funding and the debt financing which will provide Parent with acquisition financing at the effective time of the merger sufficient to complete the merger and the other transactions contemplated by the merger agreement;

•       the capitalization of Merger Sub and Parent’s ownership of common shares of Merger Sub;

•       absence of any broker’s or finder’s fees based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability;

•       the solvency of Parent following the completion of the merger;

•       the guarantee executed by Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P.;

•       the absence of stockholder voting agreements, employee retention agreements and third party equity financing agreements (other than the equity financing commitment described in “The Merger—Financing of the Merger”) and certain other agreements; and

•       their ownership of shares of our common stock or any other securities of ours and our subsidiaries.

Conduct of our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and the disclosure schedules delivered in connection with the merger agreement, between July 3, 2007 and the effective time of the merger, unless Parent gives its prior approval (which it cannot unreasonably withhold, delay or condition unless such approval may be withheld in Parent’s sole discretion to the extent expressly noted in the merger agreement), we and our subsidiaries will:

•       conduct our and our subsidiaries’ businesses in all material respects in the ordinary course consistent with past practice; and

•       use commercially reasonable efforts to preserve our and our subsidiaries’ business organizations intact, maintain existing relations and goodwill with governmental entities, customers, suppliers, employees and business associates.

We have also agreed that during the same time period, subject to certain exceptions set forth in the merger agreement and the disclosure schedules delivered in connection therewith or unless Parent either gives its prior approval (which it cannot unreasonably withhold, delay or condition) or does not object within five business days from the date we request such a consent (unless such consent may be withheld in Parent’s sole discretion to the extent expressly noted in the merger agreement), we and our subsidiaries will not, among other things:

•       adopt any change in our certificate of incorporation or certificate of formation, as the case may be, or bylaws or other applicable governing instruments;

•       authorize for issuance, issue or sell, pledge, dispose of or subject to any lien (except in connection with a financing permitted by the merger agreement) or agree or commit to any of the foregoing in respect of, any shares of beneficial interest or shares of any class of capital stock or other equity interest of us or any of our subsidiaries, repurchase, redeem or otherwise acquire any securities or equity equivalents except in the ordinary course of business, or reclassify, combine, split or subdivide any shares of beneficial interest or shares or any class of capital stock or other equity interest of us or our subsidiaries;

•       declare, set aside, make or pay dividends or other distributions, payable in cash, shares of beneficial interest, property or otherwise, with respect to any class of capital stock or other equity interests of us or our subsidiaries except for (a) cash dividends by our direct or indirect wholly owned subsidiaries paid to us or any other of our wholly owned subsidiaries in the ordinary course of business consistent with past practice, (b) the regular quarterly dividend payments on our common stock not to exceed $0.04 per share with record dates and payment dates consistent with our past practice for the comparable quarter, (c) dividends or distributions required under our organizational documents, or (d) dividends or distributions consistent with past practice with respect to our subsidiaries that are joint venture entities listed in the disclosure schedule;

•       acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination or otherwise) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or, subject to Parent’s consent in its sole discretion, any real property with a value or purchase price with respect to all such acquisitions in excess of $50 million in the aggregate, other than contracts in effect as of July 3, 2007, acquisitions in connection with the existing joint venture for hotel development in India with a value not in excess of $127.5 million in the aggregate and acquisitions of equity interests otherwise permitted as described in the tenth bullet point below;

•       incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a subsidiary) for indebtedness except for indebtedness for borrowed money incurred under our existing credit facility or other existing similar lines of credit in the ordinary course of business, refinancings of indebtedness becoming due and payable in accordance with their terms on terms and in such amounts reasonably acceptable to Parent, indebtedness for borrowed money with a maturity of not more than one year and prepayable without penalty in a principal amount not in excess of $50,000,000 in the aggregate for us and our subsidiaries taken as a whole and inter-company indebtedness among us and our subsidiaries in the ordinary course of business consistent with past practice;

•       modify, amend, fail to renew or terminate any material contract or enter into any new contract that, if entered into prior to the date of the merger agreement, would have been a material contract, in each case other than in the ordinary course of business, or enter into any management agreements that provide for a material funding guarantee;

•       grant or provide any severance or termination payments or benefits to any director, officer or employee except, in the case of employees who are not executive officers, in the ordinary course of business consistent with past practice, make any new equity awards to any director, officer or employee, increase compensation payable to any director, officer or employee except for increases in the ordinary course of business consistent with past practice in salaries, or establish, adopt, terminate or materially amend any benefit plan;

•       repurchase, repay or prepay any of our indebtedness except repayments of credit facilities or other similar lines of credit in the ordinary course of business, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument, prepayments or repayments of mortgage indebtedness secured by one or more properties in accordance with their terms, as such loans become due and payable or payment of indebtedness in accordance with its terms, or pay, discharge or satisfy any material claims, liabilities or obligations except in the ordinary course consistent with past practice;

•       except as required by the SEC or changes in GAAP which become effective after the date of the merger agreement or as may be required by our outside auditing firm, change in any material respect GAAP financial accounting principles or policies;

•       make any loans, advances or capital contributions to, or investments in, any person (other than our subsidiaries or as required by any contract in effect as of July 3, 2007 and amounts up to $25 million in the aggregate as required by any contract in effect as of July 3, 2007) other than in the ordinary course of business consistent with past practice to persons in which we or our subsidiaries have an investment as of July 3, 2007;

•       make, authorize, or enter into any commitment for any capital expenditure other than (a) capital expenditures required by any lease with respect to any property of us or our subsidiaries, (b) capital expenditures for items in our 2007 budget as updated by management in the ordinary course of business and as approved by the board or our management finance committee prior to July 3, 2007, (c) any additional budgeted projects not included in the updated budget contemplated by clause

(b) and not exceeding $50 million in the aggregate and (d) capital expenditures in the ordinary course of business and consistent with past practice necessary to repair and/or prevent damage to any of our or our subsidiaries’ properties as is necessary in an emergency situation;

•       waive, release, assign, settle or compromise any material legal actions or material liabilities other than in the ordinary course of business or certain securities-related legal actions;

•       amend any term of any outstanding equity security or equity interest of us or any of our subsidiaries;

•       adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution, except with respect to subsidiaries that sell all or substantially all of their assets, and which sales are otherwise permitted pursuant to the merger agreement;

•       fail to use our commercially reasonable efforts to maintain in full force and effect our existing insurance policies or replace such insurance policies with comparable insurance policies covering us, our subsidiaries and our and our subsidiaries’ respective properties, assets and businesses or substantially equivalent policies;

•       change or make any material tax elections, change any material method of accounting with respect to taxes, file any amended tax return showing a material increase in tax liabilities or settle or compromise any federal, state, local or foreign material tax liability;

•       subject to Parent’s consent in its sole discretion, sell, lease or otherwise dispose of, or consent to any lien other than permitted liens on, any of our, our subsidiaries’ real properties or interest therein, or other material assets other than (a) mortgages in connection with indebtedness incurred pursuant to refinancings described in the fifth bullet point above, (b) the sale of timeshare interests in any property in the ordinary course of business and consistent with past practice and (c) sales of properties for not less than specified target sales prices;

•       effectuate a “plant closing” or “mass layoff” each as defined in the Worker Adjustment and Retraining Notification Act or any similar state or local law other than from termination of a management agreement; and

•       announce an intention, enter into an agreement or otherwise make a commitment, to do any of the foregoing.

We have also agreed that Parent shall not knowingly take or permit any of its affiliates to take any action reasonably likely to prevent or delay in any material respect the completion of the merger.

We have also agreed, at the reasonable request of Parent, to discuss with Parent in good faith for purposes of evaluating whether to, prior to closing, (a) convert or cause the conversion of one or more of our wholly owned subsidiaries that are organized as corporations into limited liability companies and one or more of our subsidiaries that are organized as limited partnerships into limited liability companies, (b) sell or transfer or cause to be sold or transferred to Parent or us or one or more of their or our respective affiliates all or a portion of the stock, partnership interests, limited liability company or membership interests, property or assets owned, directly or indirectly, by us or one of our wholly owned subsidiaries, and (c) dissolve any of our subsidiaries or incorporate or form one or more new subsidiaries and execute organizational documents. In the event that we subsequently agree to take any such actions, (i) Parent will, upon our request, advance to us all reasonable out-of-pocket costs to be incurred by us or, promptly upon our request, reimburse us for all reasonable out-of-pocket costs incurred by us in connection with any such actions (including reasonable fees and expenses of our representatives); (ii) Parent and Merger Sub will, on a joint and several basis, indemnify and hold harmless us, our subsidiaries and our and our subsidiaries’ representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by us in connection with or as a result of taking such actions; and (iii) without limiting the foregoing, none of the representations, warranties or covenants made by us will be deemed to apply to, or deemed breached or violated by, any such actions

Acquisition Proposals

We have agreed that, from the date of the merger agreement to the effective time of the merger and subject to specified exceptions described below, we and our subsidiaries will not, and our respective officers and directors will not, and we will use our reasonable best efforts to instruct and cause our and our subsidiaries’ representatives to not, directly or indirectly:

•       initiate, solicit or knowingly encourage inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an acquisition proposal;

•       engage in, continue or otherwise participate in any discussion or negotiation regarding any acquisition proposal or provide non-public information to any person relating to an acquisition proposal; or

•       knowingly facilitate any effort or attempt by any person to make an acquisition proposal.

After complying with certain requirements described below, at any time on or following the date of the merger agreement and prior to the time our stockholders approve the merger agreement, we may:

•       provide information requested by a person who has made an unsolicited bona fide written acquisition proposal if we promptly make such information available to Parent and if such person executes an acceptable confidentiality agreement;

•       discuss and negotiate any such acquisition proposal; and

•       adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) such an acquisition proposal;

to the extent that (x) prior to taking any such action referred to in the first, second or third bullet points above, the board determines in good faith after consultation with outside legal counsel that failure to take such action could reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, (y) in each such case referred to in the first or second bullet point above, the board has determined in good faith based on the information then available and after consultation with our legal and financial advisors that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal, and (z) in the case referred to in the third bullet point above, the board determines in good faith (after consultation with our financial advisor and outside legal counsel) that such acquisition proposal is a superior proposal and, in connection with approving or recommending such superior proposal, effects a change in recommendation and authorizes us to enter into a definitive agreement providing for the implementation of the superior proposal.

An “acquisition proposal” means any proposal or offer with respect to:

•       a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction; or

•       any other direct or indirect acquisition,

in each case, involving 20% or more of the total voting power of any class of our equity securities, or 20% or more of our consolidated total revenues or consolidated assets (including equity securities of our subsidiaries), and in each case whether in one transaction or a series of related transactions other than the merger.

A “superior proposal” means a bona fide written acquisition proposal involving:

•       more than 50% of the total voting power of our equity securities, or

•       all or substantially all of our and our subsidiaries’ assets, taken as a whole,

that the board has determined in its good faith judgment, would, if completed, result in a transaction more favorable to our stockholders from a financial point of view than the transaction contemplated by the merger agreement after taking into account (x) any changes to the terms of the merger agreement proposed by Parent and any other information provided by Parent, (y) the likelihood and timing of consummation and (z) all material legal, financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal.

The board may not:

•       withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, its recommendation that the merger agreement be approved by our stockholders (any of the foregoing, a “change in recommendation”); or

•       cause or permit us to enter into any agreement in principle, acquisition agreement, merger agreement or similar agreement relating to any acquisition proposal or approve, endorse or recommend any acquisition proposal;

except that prior to adoption of the merger agreement by our stockholders, and other than in response to an acquisition proposal, the board may effect a change in recommendation if the board determines in good faith, after consultation with outside counsel, that failure to do so could reasonably be expected to be inconsistent with its fiduciary obligations under applicable law. In determining whether to make a change in recommendation in response to a superior proposal or otherwise, the board will take into account any changes to the terms of the merger agreement proposed by Parent and any other information provided by Parent.

From the date of the merger agreement, we must notify Parent within 48 hours if any acquisition proposal is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, us or any of our representatives indicating the identity of the person or group of persons making such offer or request, the material terms of any proposals or offers and thereafter must keep Parent reasonably informed of the status thereof. We and our subsidiaries are prohibited from entering into a confidentiality or similar agreement that would prohibit us from providing such information to Parent.

Nothing in the non-solicitation provisions prevents us from disclosing to our stockholders a position contemplated by Rules 14e-2(a) or 14d-9 under the Exchange Act, or making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided that neither we nor the board shall be permitted to recommend that our stockholders tender their securities or effect a change in recommendation, except as otherwise permitted by the merger agreement as described above.

Stockholders Meeting

We are required to convene and hold a meeting of our stockholders as promptly as practicable after the mailing of this proxy statement to consider and vote upon the adoption of the merger agreement. Except as described under “Acquisition Proposals,” the board is required to recommend approval of the merger agreement and include such recommendation in this proxy statement, and take all reasonable lawful action to solicit approval of the merger agreement. Unless doing so would violate applicable law, we are required to call, give notice of and convene the stockholders’ meeting without regard to a change in recommendation, unless the merger agreement has been terminated in accordance with the termination provisions of the merger agreement.

Filings; Other Actions; Notification

We and Parent will cooperate and use reasonable best efforts to take all actions and do all things, reasonably necessary, proper or advisable to complete the merger and the other transactions contemplated by the merger agreement as soon as practicable, including effecting the regulatory filings described under “The Merger—Regulatory Approvals.” We and Parent will each request early termination of the waiting period with respect to the merger under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, or the HSR Act.

Subject to applicable laws relating to the exchange of information, we and Parent will have the right to review in advance and, to the extent practicable, will consult with each other on and consider in good faith the views of the other in connection with all filings made with, or written materials submitted to, any third party and/or any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement. In exercising the foregoing rights, each of us and Parent will act reasonably and as promptly as practicable. Nothing in the merger agreement (i) requires us or our subsidiaries to take or agree to take any action with respect to our business or operations unless the effectiveness of such agreement or action is conditioned upon closing or (ii) requires or could be construed to require us or our subsidiaries to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise hold separate any assets, licenses, operations, rights, businesses or interest therein of us or any of our subsidiaries (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumberment by us or any of our subsidiaries of our or our subsidiaries’ assets, licenses, operations, rights, businesses or interest therein or to consent to any agreement to take any of the foregoing actions) unless the effectiveness of such action is conditioned upon closing. We will not take any of the actions described in clause (i) or (ii) without the prior consent of Parent.

We and Parent have agreed to, subject to certain exceptions:

•       promptly provide each and every federal, state, local or foreign court or governmental entity with jurisdiction over any approvals required in connection with the merger non-privileged information and documents requested by any such governmental entity or that are necessary, proper or advisable to permit completion of the transactions contemplated by the merger agreement;

•       promptly use reasonable best efforts to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment or law that would materially delay, restrain, prevent, enjoin or otherwise prohibit completion of the transactions contemplated by the merger agreement, including the proffer and agreement by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of the us or Parent or our respective subsidiaries or affiliates (and the entry into agreements with, and submission to orders of, the relevant governmental entity giving effect thereto) if such action is reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated, or threatened commencement of any proceeding in any forum or issuance or enforcement of any order, decree, decision, determination, judgment or law that would materially delay, restrain, prevent, enjoin or otherwise prevent completion of the merger by any governmental entity;

•       if any injunction, decision, order, judgment, determination, decree or law is or becomes reasonably foreseeable to be entered, issued or enacted in any proceeding, review or inquiry that would make completion of the merger in accordance with the terms of the merger agreement unlawful or that would materially delay, restrain, prevent, enjoin or otherwise prohibit completion of the merger or the other transactions contemplated by the merger agreement, promptly use reasonable best efforts to take all steps (including appeal and posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such injunction, decision, order, judgment, determination, decree or enactment so as to permit the completion on a schedule as close as possible to that contemplated by the merger agreement;

•       use commercially reasonable efforts to obtain any third party consents (i) identified and mutually agreed by the parties after the date of the merger agreement or (ii) required to prevent a Company material adverse effect from occurring prior to the effective time of the merger; and

•       co-operate, assist and consult with each other and Merger Sub in relation to ascertaining the extent to which (if any) the provision of information to, and/or consultation with, its employees or their representatives is required in connection with any of the merger agreement and the merger and the other transactions contemplated by the merger agreement and shall consult with each other and Merger Sub with respect to information to be provided in connection therewith.

Employee Benefit Plans

Parent has agreed that it will, and will cause the surviving corporation after the completion of the merger to:

•       from the effective time of the merger until the second anniversary of the effective time of the merger, provide the employees of the Company and its subsidiaries (other than those covered by a collective bargaining agreement or other contract with a labor union, works council or labor organization) (i) aggregate base salary, bonus and long term incentive opportunities that are no less than the aggregate base salary, bonus and long term incentive opportunities for those employees immediately prior to the effective time of the merger (provided that Parent will not be obligated to offer equity based compensation to any employee); (ii) employee benefits and perquisites that, in the aggregate, are no less favorable than the employee benefits and perquisites for these employees immediately prior to the effective time of the merger; and (iii) severance benefits that are no less favorable than those indicated to Parent by us in the merger agreement;

•       credit all service with us and our subsidiaries for purposes of eligibility, vesting and benefit accrual under any employee benefit plan applicable to employees of the Company or its subsidiaries (other than those covered by a collective bargaining agreement or other contract with a labor union, works council or labor organization) after the completion of the merger to the same extent as if such service were credited under a comparable plan of the Company; and

•       honor its obligations under our benefits plans.

Parent has acknowledged that a “change in control” or “change of control” within the meaning of certain of our benefit plans will occur upon the effective time of the merger.

If the effective time of the merger occurs in 2007, the Company will pay each participant in the Company’s annual bonus plans an amount reasonably determined by the Company in accordance with the terms of the merger agreement. If the effective time of the merger occurs in 2008, the Company shall be permitted, prior to the effective time of the merger, (i) to pay annual bonuses to each participant for the 2007 calendar year an amount reasonably determined by the Company in accordance with the terms of the merger agreement, (ii) to pay annual bonuses to each participant for the 2007 calendar year under each of the other Company bonus plans pursuant to the terms of such plans and (iii) subject to Parent’s consent

(not to be unreasonably withheld) to establish bonus targets, maximums and performance goals for 2008 in the ordinary course of business consistent with past practice.

Conditions to the Merger

The obligations of each party to effect the merger are subject to the satisfaction or waiver at or prior to the effective time of the merger of the following conditions:

•       The adoption of the merger agreement by our stockholders;

•       The waiting period under the HSR Act has expired or been terminated, and the required regulatory consents have been obtained and are in full force and effect; and

•       No court or other governmental entity has enacted, issued, promulgated, enforced or entered any law that is in effect and restrains, enjoins or otherwise prohibits the completion of the merger or the other transactions contemplated by the merger agreement provided that prior to a party asserting this condition such party will have used its reasonable best efforts to prevent the entry of any such order and to appeal as promptly as possible any such order that may be entered.

The obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver by Parent at or prior to the effective time of the merger of the following additional conditions:

•       our representations and warranties set forth in the merger agreement (without giving effect to any materiality or Company material adverse effect qualification) shall be true and correct as of the closing date as though made on and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be correct as of such earlier date, without giving effect to any such qualifications) except where any failures of any such representations and warranties to be true and correct, individually or in the aggregate, had or is reasonably likely to have a Company material adverse effect, except for (x) certain representations and warranties regarding our capitalization, which must be true and correct in all material respects and (y) the representations and warranties regarding the absence of a Company material adverse effect, which must be true and correct in all respects;

•       the performance in all material respects by us of our obligations under the merger agreement at or prior to the closing date;

•       no effect, event, development or change that, individually or in the aggregate with all other effects, events, developments and changes has resulted or would result in a Company material adverse effect; and

•       our receipt of a “payoff” letter from Bank of America, N.A., as administrative agent under the Credit Agreement, dated as of February 22, 2006, among us, and Hilton PCB Sarl, as joint and several borrowers, Bank of America, N.A., as administrative agent, swing line lender and issuing lender, UBS Loan Finance, as syndication agent, and the other financial institution signatories thereto acknowledging that, subject to the repayment of the aggregate principal amount outstanding under the Credit Agreement, together with all interest accrued and any other fees or expenses payable thereunder, (i) the Credit Agreement shall be terminated, (ii) any and all liens held by Bank of America, N.A. or any other collateral agent under the Credit Agreement shall be released and (iii) we and our subsidiaries shall be released from any and all liabilities and obligations under the Credit Agreement and any related guaranties (other than any obligations under any indemnification or similar provision that survive such termination).

Our obligation to effect the merger is subject to the satisfaction or waiver at or prior to the effective time of the merger of the following additional conditions:

•       Parent’s representations and warranties set forth in the merger agreement will be true and correct in all material respects as of the closing date as though made on the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date) except (other than with respect to the representations and warranties regarding the solvency of Parent and the surviving corporation) where any failure to be true and correct would not prevent completion of the merger; and

•       the performance in all material respects by Parent and Merger Sub of all their obligations under the merger agreement at or prior to the closing date.

The conditions to each of the parties’ obligations to complete the merger are for the sole benefit of such party and may be waived by such party in whole or in part (to the extent permitted by applicable laws).

Termination

We and Parent may agree to terminate the merger agreement without completing the merger at any time prior to the effective time of the merger.

The merger agreement also may be terminated as follows:

•       by either Parent or us if:

•        the merger has not been completed by January 31, 2008 (this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement materially contributed to the failure of the merger to occur on or before January 31, 2008);

•        our stockholders do not adopt the merger agreement upon a vote taken on the merger agreement; or

•        any court or other governmental entity has enacted, issued, promulgated, enforced or entered any law or order that is in effect, which permanently restrains, enjoins or otherwise prohibits the completion of the merger and has become final and non-appealable (this right to terminate the merger agreement will not be available to any party unless such party used its reasonable best efforts to oppose any such law or order or have such law or order vacated or made inapplicable to the merger);

•       by us if:

•        prior to the adoption of the merger agreement by our stockholders:

•       the board authorizes us to enter into a definitive agreement providing for the implementation of a superior proposal;

•       the board determines in good faith, after consultation with our legal and financial advisors, that the transaction contemplated by such agreement constitutes a superior proposal;

•       we are not then and have not been in breach in any material respect of any of our obligations with respect to the solicitation, negotiation or facilitation of an acquisition proposal;

•       we notify Parent in writing that we intend to enter into such agreement;

•       during the three business day period following Parent’s receipt of such notice, we have offered to negotiate with, and if accepted by Parent, have negotiated in good faith with Parent to make adjustments to the terms and conditions of the merger agreement such that the superior proposal ceases to constitute a superior proposal;

•       the board determines in good faith, after the end of such three business day period, after considering the results of any such negotiations and the revised proposals made by Parent, if any, that the superior proposal continues to be a superior proposal; and

•       we pay to Parent a termination fee of $560 million in accordance with the merger agreement immediately prior to or concurrently with the termination of the merger agreement. See “—Termination Fees and Expenses—Company Termination Fee and Expenses.”

•        we are not in material breach of our obligations under the merger agreement and Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement or any such representation or warranty becomes untrue, such that the conditions to closing relating to our representations, warranties, covenants or agreements would be incapable of being satisfied prior to January 31, 2008; or

•        Parent or Merger Sub fails to obtain financing sufficient to complete the transactions contemplated by the merger agreement within three business days after the satisfaction or waiver of the conditions to closing (excluding conditions that, by their terms, cannot be satisfied until the closing).

•       by Parent if:

•        (i) the board effects a change in recommendation, (ii) the board approves, endorses or recommends an acquisition proposal, (iii) we enter into an agreement relating to an acquisition proposal, other than a confidentiality agreement permitted by the merger agreement, (iv) a tender offer or exchange offer for any of our outstanding shares that constitutes an acquisition proposal is commenced and the board fails to recommend against its acceptance within ten business days after its commencement, or (v) we or the board publicly announces its intention to do any of the foregoing;

•        Parent and Merger Sub are not in material breach of their obligations under the merger agreement and we have breached any of our representations, warranties, covenants or agreements under the merger agreement or any such representation or warranty becomes untrue, such that the conditions to closing relating to representations, warranties, covenants or agreements of Parent and Merger Sub would be incapable of being satisfied prior to January 31, 2008.

Termination Fees and Expenses

Company Termination Fee and Expenses

We must pay a termination fee as directed by Parent of $560 million, which we refer to as the Company termination fee, and all of the documented reasonable out-of-pocket expenses incurred by or on behalf of Parent or Merger Sub in connection with the merger agreement and the transactions contemplated thereby (including the related financing) up to a maximum amount of $7.5 million, which we refer to as Parent expenses:

•       if (1) a bona fide acquisition proposal has been made to us or any of our subsidiaries, or any person has publicly announced an intention to make an acquisition proposal and such acquisition proposal or publicly announced intention has not been publicly withdrawn without qualification 30 days prior to the termination of the merger agreement and thereafter the merger agreement is terminated by either us or Parent because the merger fails to be completed by January 31, 2008, or (2) a bona fide acquisition proposal has been made to us or any of our subsidiaries, or any person has publicly announced an intention to make an acquisition proposal and thereafter the merger agreement is terminated by either us or Parent because our stockholders do not adopt the merger agreement or the merger agreement is terminated by Parent because we have breached our obligations in the merger agreement regarding non-solicitation or convening and holding a meeting of our stockholders and Parent is not in material breach of its obligations under the merger agreement; provided that we are not obligated to pay the Company termination fee in the foregoing instances unless within 12 months after the termination of the merger agreement, we or any of our subsidiaries enter into an agreement with respect to, or have approved or recommended to our stockholders, an acquisition proposal or an acquisition proposal has been completed (substituting “50%” for “20%” in the definition of acquisition proposal);

•       if the merger agreement is terminated by Parent because (i) the board effects a change in recommendation, (ii) the board approves, endorses or recommends an acquisition proposal, (iii) we enter into an agreement relating to an acquisition proposal, other than a confidentiality agreement permitted by the merger agreement, (iv) a tender offer or exchange offer for any of our outstanding shares that constitutes an acquisition proposal is commenced and the board fails to recommend against its acceptance within ten business days after its commencement, or (v) we or the board publicly announces its intention to do any of the foregoing; or

•       if we terminate the merger agreement in connection with entering into a definitive acquisition agreement providing for the implementation of a superior proposal.

In the event of a termination of the merger agreement under the circumstances set forth in the second or third bullets above, the payment of the Company termination fee and Parent expenses will be the sole and exclusive monetary remedy of Parent or Merger Sub under the merger agreement.

Parent Termination Fee and Expenses

Parent must pay a termination fee to the Company of $660 million, which we refer to as Parent termination fee, and all of the documented reasonable out-of-pocket expenses incurred by us or any of our subsidiaries in connection with the merger agreement and the transactions contemplated thereby, up to a maximum amount of $7.5 million, which we refer to as the Company expenses:

•       if either we or Parent terminate the merger agreement because our stockholders do not adopt the merger agreement and (1) there is no state of facts or circumstances that would cause each of the following conditions not to be satisfied or waived on or prior to January 31, 2008: (i) the receipt of the required regulatory consents, (ii) no order or law that prohibits the completion of the merger has been enacted or issued or (iii) any of the conditions to Parent and Merger Sub’s obligation to effect the merger and (2) at the time of the stockholder vote any of Parent’s financing commitments has been terminated or withdrawn or rescinded without having been replaced by alternative financing commitments sufficient to complete the transactions contemplated by the merger agreement;

•       if we are not in material breach of our obligations under the merger agreement and we terminate the merger agreement because Parent or Merger Sub breach any of their representations or covenants such that the conditions to the Company’s obligation to effect the merger relating to the accuracy of Parent’s and Merger Sub’s representations and warranties and performance by Parent and Merger Sub of their obligations under the merger agreement would be incapable of being satisfied prior to January 31, 2008 and at the time of such termination there is no state of facts or circumstances (other than a state of facts or circumstances caused by a breach of Parent’s or Merger Sub’s representations and warranties or covenants) that would cause any of the mutual conditions or any of the conditions to Parent’s and Merger Sub’s obligation to effect the merger not to be satisfied on or prior to January 31, 2008; or

•       if we terminate the merger agreement because Parent or Merger Sub fails to obtain financing sufficient to complete the transactions contemplated by the merger agreement within three business days after the satisfaction or waiver of the closing conditions (excluding conditions that, by their terms, cannot be satisfied until the closing).

The right to receive payment of the Parent termination fee and the Company expenses and the reimbursement and indemnification obligations of Parent under the merger agreement or the guarantee thereof pursuant to the guarantee described under “—Guarantee and Remedies” below will be the Company’s sole and exclusive remedy for monetary damages under the merger agreement.

Guarantee and Remedies

In connection with the merger agreement, Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P. entered into a guarantee in our favor to jointly and severally guarantee Parent’s and Merger Sub’s payment obligations under the merger agreement in respect of:

•       the Parent termination fee and Company expenses;

•       any costs or losses we may incur in connection with (1) assisting Parent in procuring the financing and in connection with the debt offers, (2) the possible conversion of any of our subsidiaries that are corporations or limited partnerships into limited liability companies, (3) the sale or transfer to Parent or us or their respective affiliates of the ownership interests or assets of us or our wholly-owned subsidiaries or (4) the dissolution of any of our subsidiaries and formation of new subsidiaries; and

•       any costs and expenses that we may incur, and interest that may accrue, in the event we obtain a judgment against Parent in connection with the Parent termination fee and Company expenses.

We refer to the payment obligations set forth in the second and third bullets above as the indemnification/reimbursement obligations. The maximum aggregate liability of the guarantors in respect of the Parent termination fee and Company expenses will not exceed $667.5 million, and the maximum aggregate liability of the guarantors in respect of Parent’s and Merger Sub’s indemnification/ reimbursement obligations under the merger agreement will not exceed $10 million.

We cannot seek specific performance to require Parent or Merger Sub to complete the merger and our exclusive remedy, except with respect to enforcing confidentiality provisions, against Parent and Merger Sub with respect to any breach of the merger agreement is the right to receive the Parent termination fee and Company expenses in the circumstances described under “—Termination Fees and Expenses” above. Parent and Merger Sub can, however, seek specific performance to require us to complete the merger.

Indemnification; Directors’ and Officers’ Insurance

Parent and the surviving corporation will, after the effective time of the merger, indemnify and hold harmless and advance expenses to the fullest extent permitted under applicable law to our and our subsidiaries’ present and former directors and officers. The surviving corporation will maintain directors’ and officers’ liability coverage and fiduciary liability insurance policies with a claims period of at least six years from the effective time of the merger.

Access

Subject to certain exceptions, we will afford Parent’s officers and authorized representative reasonable access to the Company and will furnish Parent information concerning our business, properties and personnel as may reasonably be requested.

Modification or Amendment

At any time prior to the effective time of the merger, the parties to the merger agreement may modify or amend the merger agreement, by a written agreement executed and delivered by duly authorized officers of the respective parties.

ADJOURNMENTS OF THE SPECIAL MEETING

Proposal for Adjournments

We are asking our common stockholders to vote on a proposal to approve any adjournments of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger and the merger agreement.

The board recommends that you vote “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

MARKET PRICE OF COMMON STOCK

The common stock of the Company is listed for trading on the NYSE under the symbol “HLT.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the NYSE composite tape and dividends declared on the common stock.

	Common Stock Price		Dividends
	High	Low	Declared
FISCAL YEAR ENDED DECEMBER 31, 2005
First Quarter	$23.36	$20.93	$.02
Second Quarter	$25.06	$21.37	$.02
Third Quarter	$25.81	$21.10	$.04
Fourth Quarter	$24.35	$18.78	$.04
FISCAL YEAR ENDED DECEMBER 31, 2006
First Quarter	$26.05	$22.76	$.04
Second Quarter	$29.22	$25.06	$.04
Third Quarter	$28.53	$23.19	$.04
Fourth Quarter	$35.79	$27.16	$.04
FISCAL YEAR ENDED DECEMBER 31, 2007
First Quarter	$37.82	$32.39	$.04
Second Quarter	$38.00	$33.20	$.04
Third Quarter (through August 7, 2007)	$45.84	$33.32	$.04

The closing sale price of the common stock on the NYSE on July 2, 2007, the trading day prior to the public announcement of the execution of the merger agreement, was $33.87 per share. On August 7, 2007, the most recent practicable date before this proxy statement was printed, the closing price for the common stock on the NYSE was $44.45 per share. You are encouraged to obtain current market quotations for common stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the names and addresses and certain information concerning all persons who beneficially owned, to the knowledge of the Company, more than 5% of the outstanding shares of the Company’s common stock on August 6, 2007. The following table also sets forth, as of August 6, 2007, the beneficial ownership of the Company’s common stock by:

•       each director;

•       the chief executive officer, the chief financial officer and the three other most highly compensated executive officers for the year ended December 31, 2006, as set forth in the Summary Compensation Table below, which we refer to as the named officers; and

•       all directors and executive officers of the Company as a group.

	Common Stock		Approximate Percent
Name and Address of Beneficial Owner	Beneficially Owned		of Outstanding Stock
AXA Financial, Inc 1290 Avenue of the Americas New York, New York 10104	30,719,955	(1)	7.9%
Barron Hilton 9336 Civic Center Drive Beverly Hills, California 90210	20,835,698	(2)	5.3%
Stephen F. Bollenbach	110,000	(3)	*
Barbara Bell Coleman	10,910		*
A. Steven Crown	2,830,757	(3)(4)	*
Christine Garvey	5,687		*
Matthew J. Hart	178,530	(3)(5)	*
Benjamin V. Lambert	229,619	(3)	*
John H. Myers	2,236		*
John L. Notter	40,341	(3)(6)	*
Donna F. Tuttle	56,517	(3)(7)	*
Peter V. Ueberroth	675,604	(3)(8)	*
Robert M. La Forgia	120,536	(3)	*
Ian R. Carter	12,500	(3)	*
Madeleine A. Kleiner	162,593	(3)	*
All directors and executive officers as a group (16 persons)	25,540,183	(9)	6.5%

*                    The common stock beneficially owned does not exceed 1% of the outstanding shares.

(1)          Information is based upon a Schedule 13G filing by AXA Financial, Inc. and its affiliates with the SEC on February 13, 2007.

(2)          Consists of 835,698 shares owned by the William B. Hilton Trust and 20,000,000 shares owned by the 2006 Barron Hilton Charitable Remainder Unitrust, of which Mr. Hilton is a trustee.

(3)          Includes stock options to acquire 70,000, 20,000, 121,600, 20,000, 18,000, 20,000, 20,000, 101,659, 12,500 and 146,591 shares of common stock, exercisable within 60 days of August 6, 2007, held by Messrs. Bollenbach, Crown, Hart, Lambert and Notter, Ms. Tuttle, Messrs. Ueberroth, La Forgia and Carter, and Ms. Kleiner, respectively.

(4)          The Crown Fund, a partnership of which Mr. Crown is a partner, owns 239,888 shares of common stock. Henry Crown and Company (Not Incorporated), a partnership of which Mr. Crown and trusts of which he is a beneficiary are partners, owns 600,000 shares of common stock. Areljay, L.P., the partners of which include a corporation of which Mr. Crown is a director, officer and stockholder and a trust of which he is a beneficiary, owns 1,935,340 shares of common stock. Mr. Crown’s spouse owns 10,000 shares of common stock. Mr. Crown disclaims beneficial ownership of the shares held by the Crown Fund, Henry Crown and Company (Not Incorporated), Areljay, L.P. and his spouse, except to the extent of his beneficial interest in such shares.

(5)          Includes 5,000 shares owned jointly by Mr. Hart and his spouse and 3,000 shares owned by Mr. Hart’s children.

(6)          Includes 1,000 shares owned directly by Mr. Notter’s spouse.

(7)          Includes 368 shares owned in trust for Ms. Tuttle’s children.

(8)          Includes 402,236 shares owned by the Ueberroth Family Trust and 253,368 shares owned by the Ueberroth Family Foundation.

(9)          Includes 731,039 shares issuable upon the exercise of stock options granted to executive officers and directors, exercisable within 60 days of August 6, 2007.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•       You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•       You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal should be addressed to Hilton Hotels Corporation, 9336 Civic Center Drive, Beverly Hills, California 90210 Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of adoption of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder including who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as or less than the value that you are entitled to receive under the terms of the merger agreement. You should also be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2008 annual meeting of stockholders.

The 2008 Annual Meeting of Stockholders is presently scheduled to be held on May 22, 2008. Any proposals of stockholders intended to be presented at such meeting must be received by the Corporate Secretary of the Company no later than December 13, 2007, in order to be eligible for inclusion in the Company’s proxy statement and form of proxy relating to the meeting. For stockholder proposals to be included in the proxy statement, you must comply with the rules of the SEC governing the submission of stockholder proposals.

Under our By-Laws, for a stockholder to properly bring business before an annual meeting, including nominations to be made by a stockholder at the annual meeting, such stockholder must submit written notice thereof to the Corporate Secretary of the Company not less than 60 days prior to the annual meeting. The notice must contain certain required information as set forth in our By-Laws. Our By-Laws are filed with the SEC (see Exhibit 3.4 to our Annual Report on Form 10-K for the year ended December 31, 2006).

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

The SEC has approved a rule concerning the delivery of annual reports and proxy statements. It permits a single set of these reports to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses of the Company. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate proxy statement or annual report either now or in the future, he or she may telephone toll-free 1-800-542-1061 or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports or proxy statements may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting Broadridge at the address set forth above, if they are record holders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents the Company files with the SEC by going to our website at www.hiltonworldwide.com and clicking on “Investor Relations,” then “SEC Filings.” Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements or other information concerning us, without charge, by written or telephonic request directed to Hilton Hotels Corporation, 9336 Civic Center Drive, Beverly Hills, CA, 90210, Attention: Atish Shah, Investor Relations (Tel: 1-310-205-8664, Email: atish_shah@hilton.com) or from the SEC through the SEC’s website at the address provided above.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED AUGUST 8, 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

Among

HILTON HOTELS CORPORATION,

BH HOTELS LLC

and

BH HOTELS ACQUISITION INC.

Dated as of July 3, 2007

TABLE OF CONTENTS

Page
ARTICLE I
The Merger; Closing; Effective Time
1.1.	The Merger	A-1
1.2.	Closing	A-1
1.3.	Effective Time	A-1
ARTICLE II
Certificate of Incorporation and Bylaws of the Surviving Corporation
2.1.	The Certificate of Incorporation	A-2
2.2.	The Bylaws	A-2
ARTICLE III
Directors and Officers of the Surviving Corporation
3.1.	Directors	A-2
3.2.	Officers	A-2
ARTICLE IV
Effect of the Merger; Exchange of Certificates
4.1.	Effect on Capital Stock	A-2
4.2.	Exchange of Certificates	A-3
4.3.	Treatment of Stock Plans	A-5
4.4.	Adjustments to Prevent Dilution	A-6
4.5.	Debt Offers	A-6
ARTICLE V
Representations and Warranties
5.1.	Representations and Warranties of the Company	A-8
5.2.	Representations and Warranties of Parent and Merger Sub	A-19
ARTICLE VI
Covenants
6.1.	Interim Operations	A-22
6.2.	No Solicitation of Transactions	A-26
6.3.	Proxy Statement	A-29
6.4.	Stockholders Meeting	A-29
6.5.	Filings; Other Actions; Notification	A-29
6.6.	Access and Reports	A-32
6.7.	Stock Exchange De-listing	A-33
6.8.	Publicity	A-33
6.9.	Employee Benefits	A-33
6.10.	Expenses	A-34
6.11.	Indemnification; Directors’ and Officers’ Insurance	A-34
6.12.	Takeover Statutes	A-35
6.13.	Parent Vote	A-35
6.14.	Financing	A-36
6.15.	Resignations	A-37

A-i

ARTICLE VII
Conditions
7.1.	Conditions to Each Party’s Obligation to Effect the Merger	A-37
7.2.	Conditions to Obligations of Parent and Merger Sub	A-38
7.3.	Conditions to Obligation of the Company	A-38
ARTICLE VIII
Termination
8.1.	Termination by Mutual Consent	A-39
8.2.	Termination by Either Parent or the Company	A-39
8.3.	Termination by the Company	A-39
8.4.	Termination by Parent	A-40
8.5.	Effect of Termination and Abandonment	A-40
ARTICLE IX
Miscellaneous and General
9.1.	Survival	A-42
9.2.	Modification or Amendment	A-42
9.3.	Waiver of Conditions	A-42
9.4.	Counterparts	A-42
9.5.	Governing Law And Venue; Waiver Of Jury Trial	A-42
9.6.	Notices	A-43
9.7.	Entire Agreement	A-44
9.8.	No Third Party Beneficiaries	A-44
9.9.	Obligations of Parent and of the Company	A-45
9.10.	Remedies	A-45
9.11.	Transfer Taxes	A-45
9.12.	Definitions	A-45
9.13.	Severability	A-45
9.14.	Interpretation; Construction	A-46
9.15.	Assignment	A-46
Annex A	Defined Terms	A-48

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of July 3, 2007, among Hilton Hotels Corporation, a Delaware corporation (the “Company”), BH Hotels LLC, a Delaware limited liability company (“Parent”), and BH Hotels Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Merger Sub and the Company and the managing members of Parent have approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P. (the “Guarantors”) are entering into a guarantee with the Company (the “Guarantee”) pursuant to which the Guarantors are guaranteeing certain obligations of Parent and Merger Sub (collectively, the “Buyer Parties”) in connection with this Agreement.

WHEREAS, the Company and the Buyer Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1.       The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the Company shall continue its corporate existence under the Laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects provided by this Agreement and the DGCL and other applicable Law.

1.2.       Closing.   Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 1888 Century Park East, Suite 2100, Los Angeles, California, at 6:00 a.m. (Pacific Time) as promptly as practicable (but in no event later than the third (3rd) third business day) (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York and the City of Los Angeles.

1.3.       Effective Time.   As soon as practicable following the Closing, the Company and Parent will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed by the office of the

Secretary of State of the State of Delaware or at such later date as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and Bylaws
of the Surviving Corporation

2.1.       The Certificate of Incorporation.   The certificate of incorporation of the Company shall be amended as a result of the Merger so as to read in its entirety as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (the “Charter”), until duly amended as provided therein or by applicable Laws except that the name of the Surviving Corporation shall be Hilton Hotels Corporation and the provision in the certificate of incorporation of Merger Sub naming its incorporator shall be omitted.

2.2.       The Bylaws.   The parties hereto shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1.       Directors.   The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, consist of the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter, the Bylaws and the DGCL.

3.2.       Officers.   The officers of the Company at the Effective Time (other than Stephen Bollenbach) shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter, Bylaws and the DGCL.

ARTICLE IV

Effect of the Merger;
Exchange of Certificates

4.1.       Effect on Capital Stock.   At the Effective Time, as a result of the Merger and without any action on the part of the Company, Merger Sub, the holder of any capital stock of the Company or the sole stockholder of Merger Sub:

(a)        Merger Consideration.   Each share of the Common Stock, par value $2.50 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each Share referred to in clause (i) or clause (ii) being an “Excluded Share” and collectively, the “Excluded Shares”)) shall be converted into the right to receive $47.50 per Share in cash (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares (other than the Shares to remain outstanding pursuant to Section 4.1(b)) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest and each certificate formerly representing Shares owned by Dissenting Stockholders shall thereafter only represent the right to receive the payment to which reference is made in Section 4.2(f).

(b)        Cancellation of Excluded Shares.   Each Excluded Share (other than Shares owned by any direct or indirect wholly owned Subsidiary of Parent or the Company and not held on behalf of third parties, which shall remain outstanding) referred to in Section 4.1(a)(i) or 4.1(a)(ii) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the holder of any Excluded Share referred to in Section 4.1(a)(ii) to receive the payment to which reference is made in Section 4.2(f).

(c)        Merger Sub.   At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2.       Exchange of Certificates.

(a)        Paying Agent.   At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 4.1(a).

(b)        Exchange Procedures.   Promptly after the Effective Time (but in any event within five (5) business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c)        Transfers.   From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

(d)        Termination of Exchange Fund.   Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e)        Lost, Stolen or Destroyed Certificates.   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f)         Appraisal Rights.   No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall (i) give Parent prompt notice of any demand for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) shall permit Parent to direct and control all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent given (or not) in its sole and absolute discretion, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g)        Withholding Rights.   Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this

Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

4.3.       Treatment of Stock Plans.

(a)        Options.   Except as otherwise agreed in writing by the holder and Parent, at the Effective Time, each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans, vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than seven (7) business days after the Effective Time), an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option immediately prior to the Effective Time times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment.

(b)        Performance Units.   Except as otherwise agreed in writing by the holder and Parent, at the Effective Time (but in any event no later than seven (7) business days after the Effective Time), each outstanding performance share unit (a “Performance Unit”) under the 2004 Omnibus Equity Compensation Plan of the Company, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than seven (7) business days after the Effective Time), an amount in cash equal to the product of (x) the total number of Shares subject to such Performance Unit immediately prior to the Effective Time using the achievement level under the respective award agreement and 2004 Omnibus Equity Compensation Plan of the Company set forth in Section 4.3(b) of the Company Disclosure Letter times (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; provided, however, that the Performance Units granted in January 2005 shall be terminated for no consideration.

(c)        Restricted Stock Units.   Except as otherwise agreed in writing by the holder and Parent, at the Effective Time, each outstanding restricted stock unit (an “RSU”) under the Stock Plans, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than seven (7) business days after the Effective Time), an amount in cash equal to the product of (x) the total number of Shares subject to such RSU immediately prior to the Effective Time times (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(d)        Company Awards.   Except as otherwise agreed in writing by the holder and Parent, at the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Benefit Plans including, but not limited to, the stock units under the Hilton Hotels Corporation Supplemental Retirement and Retention Plan, other than Company Options, Performance Units and RSUs (the “Company Awards”), shall be cancelled and shall only entitle the holder thereof to receive, at such times as specified in the applicable Stock Plans or Benefit Plans, an amount in cash equal to the product of (x) the total number of Shares subject to such Company Award immediately prior to the Effective Time times (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceeds a specified reference price, the amount, if any, by which the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment.

(e)        Corporate Actions.   At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt resolutions to implement the provisions of Sections 4.3(a), 4.3(b), 4.3(c) and 4.3(d) (including any agreements in writing between a holder and Parent). The Company hereby agrees that, notwithstanding any other provision of this Section 4.3, prior to the Effective Time the Company will make alternative appropriate proposals to those contained in Sections 4.3(a), 4.3(b), 4.3(c) and 4.3(d) above in any jurisdiction where a statutory corporation tax deduction or other taxation benefit would be available in respect of any Company Options, RSUs, Performance Units or any other share-based awards existing under the Stock Plans, so as to make reasonable efforts to ensure that such statutory corporation tax deduction or other taxation benefit is obtained.

4.4.       Adjustments to Prevent Dilution.   Subject to compliance with Section 6.1, in the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

4.5        Debt Offers

(a)        The Company shall use its commercially reasonable efforts to commence as promptly as practicable following the date of receipt of the Offer Documents from Parent pursuant to subparagraph (c) below and written instructions from Parent to commence the Debt Offers (as defined below), offers to purchase, and related consent solicitations (or, in the case of the 3.375% Convertible Senior Notes due 2023 (the “Convertible Senior Notes”), a consent solicitation which is not related to a concurrent offer to purchase) with respect to Senior Notes (as defined below) on the terms and conditions set forth in Section 4.5 of the Parent Disclosure Letter (or as may otherwise be agreed between the Company and Parent) and such other customary terms and conditions as are reasonably acceptable to Parent and the Company (including the related or stand-alone consent solicitations, collectively, the “Debt Offers”); provided that (i) this Agreement shall have not been terminated in accordance with Article VIII, (ii) the Company shall have received from Parent the completed Offer Documents which shall be in form and substance reasonably satisfactory to the Company, and (iii) at the time of such commencement, the Buyer Parties shall have otherwise performed or complied with all of their agreements and covenants required by this Agreement to be performed on or prior to the time that the Debt Offers are to be commenced. The Company shall waive any of the conditions to the Debt Offers (other than that the Merger shall have been consummated and that there shall be no order prohibiting consummation of the Debt Offers) as may be reasonably requested by Parent in writing and shall not, without the written consent of Parent, waive any condition to the Debt Offers or make any changes to the Debt Offers other than as agreed between Parent and the Company. The Company does not need to make any change to the terms and conditions of the Debt Offers without its prior written consent, which shall not be unreasonably withheld, provided that such consent shall not be required for (A) an increase in any consideration payable in the Debt Offers, (B) any extension of any consent date, price determination date, settlement date or expiration date, (C) any change in the provisions of the indentures governing the Senior Notes being amended or deleted or in the terms of any such amendments or (D) any change that is not material. “Senior Notes” means the following securities issued by the Company: (a) 7.625% Senior Notes Due 2008 (US$400,000,000 principal amount outstanding), (b) 7.20% Senior Notes Due 2009 (US$200,000,000 principal amount outstanding), (c) 8.25% Senior Notes Due 2011 (US$300,000,000 principal amount outstanding), (d) 7.625% Senior Notes Due 2012 (US$375,000,000 principal amount outstanding), (e) 7.50% Senior Notes Due 2017 (US$200,000,000 principal amount outstanding), (f) 7.43% Chilean Inflation—Indexed (UF) Notes Due 2009 (CLP$67,715,000,000 principal amount outstanding), (g) 8% Quarterly Interest Bonds Due 2031 (US$200,000,000 principal amount outstanding) and (h) 3.375% Convertible Senior Notes (US$575,000,000 principal amount outstanding).

(b)        The Company agrees that, promptly following the consent expiration date, assuming the requisite consents are received, each of the Company and its Subsidiaries as is necessary shall execute supplemental indentures to the indentures governing the Senior Notes, which supplemental indentures shall implement the amendments set forth in the Offer Documents and shall become operative upon acceptance of the Senior Notes for payment pursuant to the Debt Offers (or in the case of a Debt Offer which is a stand-alone consent solicitation, the conditions thereto being satisfied or waived) and concurrently with the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers). Concurrent with the Effective Time, Parent shall cause the Company to accept for payment and after the Effective Time, Parent shall cause the Surviving Corporation to promptly pay for the Senior Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Offers and, subject to receipt of the requisite consents, pay for consents validly delivered and not revoked in accordance with the Debt Offers.

(c)        Promptly after the date of this Agreement, Parent, at its own expense, shall prepare all necessary and appropriate documentation in connection with the Debt Offers, including the offers to purchase, related consents and letters of transmittal and other related documents (collectively, the “Offer Documents”). Parent and the Company shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements thereto) and all mailings to the holders of the Senior Notes in connection with the Debt Offers shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable in form and substance to each of them. If at any time prior to the completion of the Debt Offers any information in the Offer Documents should be discovered by the Company or its Subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party in writing, and an appropriate amendment or supplement describing such information shall be disseminated by or on behalf of the Company to the holders of the applicable Senior Notes. Notwithstanding anything to the contrary in this Section 4.5, the Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other applicable Law to the extent such Laws are applicable in connection with the Debt Offers. To the extent that the provisions of any applicable Law conflict with this Section 4.5, the Company shall comply with the applicable Law and shall not be deemed to have breached their obligations hereunder by such compliance.

(d)        In connection with the Debt Offers, Parent may select one or more dealer managers or solicitation agents (of which one such dealer manager or solicitation agent shall be UBS Securities LLC and which others will be reasonably acceptable to the Company), information agents, depositaries and other agents to provide assistance in connection therewith and the Company shall, and shall cause the Subsidiaries to, enter into customary agreements (including indemnities) with such parties so selected and on terms and conditions acceptable to Parent. Parent shall pay the fees and expenses of any dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with the Debt Offers, and Parent further agrees to reimburse the Company and its Subsidiaries for all of their reasonable out-of-pocket costs (including reasonable fees and expenses of their Representatives) in connection with the Debt Offers promptly following incurrence and delivery of reasonable documentation of such costs. The Buyer Parties shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries, their Representatives (other than any direct indemnification of any dealer manager or solicitation agent, which shall be indemnified under the applicable dealer manager or solicitation agent agreement; provided, however, that the Buyer Parties shall indemnify the Company and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any dealer manager or solicitation agent agreement) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Offers and the Offer Documents; provided, however, that none of the Buyer Parties shall have any obligation to indemnify and hold harmless any such party or person to the extent that such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred arises from disclosure regarding the Company and its Subsidiaries supplied by such party or person or included in any Company Report that is determined to have contained a material misstatement or omission.

(e)        To the extent that, as of the Closing Date, the requisite consents specified in Section 4.5 of the Parent Disclosure Letter have not been validly delivered (without having been properly withdrawn) in accordance with the Debt Offers with respect to any series of Senior Notes by the holders thereof, at the request of Parent, the Company shall, immediately prior to the Effective Time, issue an irrevocable notice of optional redemption for all of the then outstanding Senior Notes of such series as have not delivered the requisite consents and which are redeemable in accordance with the terms of such series of Senior Notes and the applicable indenture governing such series of Senior Notes and which shall provide for the satisfaction and discharge of such Senior Notes and such indentures with respect to such series of Senior Notes or assist Parent in making arrangements for the defeasance of any such series of Notes in accordance with the terms of the applicable indenture and the terms of such series to the extent that such instruments permit such defeasance; provided, Parent shall have provided written notice to the Company confirming that all conditions set forth in Sections 7.1 and 7.2 have been satisfied (or with respect to Section 7.2 waived) and that the Buyer Parties are prepared to proceed immediately with the Closing; and provided further that, Parent shall irrevocably deposit with the applicable trustee under the applicable indenture at the Closing sufficient funds or securities, as applicable, to effect such satisfaction and discharge or defeasance.

ARTICLE V

Representations and Warranties

5.1.       Representations and Warranties of the Company.   Except as set forth in the Company’s Form 10-K for the fiscal year ended December 31, 2006 filed February 28, 2007 or in any other Company Report filed after February 28, 2007 and publicly available prior to the date of this Agreement (other than, in each case, disclosures in the “Risk Factors” sections thereof or any such disclosures included in such filings that are cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to the Buyer Parties that:

(a)        Organization, Good Standing and Qualification.   Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s and its Significant Subsidiaries’ certificates of incorporation and bylaws or comparable governing documents, each as amended to the date hereof (collectively, the “Organizational Documents”), and each as so made available is in effect on the date hereof. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) no dissolution, revocation or forfeiture proceedings regarding the Company or any of its Subsidiaries have been commenced and (ii) neither the Company nor any Subsidiary is in violation of any of the Organizational Documents.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; (ii) “Significant Subsidiary” means those Subsidiaries of the Company listed in Section 5.1(a) of the Company Disclosure Letter; (iii) “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract, credit agreement or otherwise; and (iv) “Company Material Adverse Effect” means an effect, event, development or change that is materially adverse to the financial condition, business, assets, or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining whether there has been or is a Company Material Adverse Effect:

(A)       changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates;

(B)       changes in Law or tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and its Subsidiaries conduct their business (unless, and only to the extent, such effect, event, development or change affects the Company and its Subsidiaries in a disproportionate manner as compared to other Persons or participants in the industries in which the Company and its Subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change),

(C)       changes in GAAP or interpretation thereof after the date hereof,

(D)       the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on the Company’s credit ratings and/or relationships, contractual or otherwise, with tenants, suppliers, lenders, financing sources, investors, venture partners or employees,

(E)       acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (unless, and only to the extent, such effect, event, development or change affects the Company and its Subsidiaries in a disproportionate manner as compared to other Persons or participants in the industries in which the Company and its Subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change),

(F)       earthquakes, hurricanes or other natural disasters (unless, and only to the extent, such effect, event, development or change affects the Company and its Subsidiaries in a disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change),

(G)      any action taken by the Company or its Subsidiaries at the request or with the consent of any of the Buyer Parties,

(H)      any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period ending on or after the date of this Agreement,

provided that any effect, event, development or change underlying such failure shall be considered in determining whether there has been or is a Company Material Adverse Effect, or

(I)        any action brought or threatened by or on behalf of any holder of equity interests in the Company or any of its Subsidiaries arising out of or relating to the transactions contemplated by this Agreement.

With respect to references to Company Material Adverse Effect in the representations and warranties set forth in Section 5.1(d), the exceptions set forth in clause (D) shall not apply. The parties agree that the mere fact of a decrease in the market price of the Shares shall not, in and of itself, constitute a Company Material Adverse Effect, but any effect, event, development or change underlying such decrease (other than any such effects, events, developments or changes set forth in clauses (A) through (I) above) shall be considered in determining whether there has been or is a Company Material Adverse Effect.

(b)        Capital Structure.

(i)         The authorized Common Stock of the Company consists of 500,000,000 Shares, of which 389,985,067 Shares were outstanding as of the close of business on June 29, 2007; and the authorized Preferred Stock, par value $1.00 per share, of the Company consists of 24,832,700 shares, none of which were outstanding as of the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of June 29, 2007, there were Company Options to purchase 14,564,758 Shares outstanding, 4,755,791 RSUs outstanding, Performance Units that have been issued covering up to 1,971,522 Shares and 893,623 Shares issuable in respect of Company Awards issued pursuant to the employment agreement listed in Section 5.1(b) of the Company Disclosure Letter. As of June 29, 2007, other than 52,505,310 Shares reserved for issuance under the Hilton Hotels Corporation 1990 Stock Option and Stock Appreciation Rights Plan, Hilton Hotels Corporation 1996 Stock Incentive Plan, Hilton Hotels Corporation 1997 Independent Director Stock Option Plan, Hilton Hotels Corporation 2004 Omnibus Equity Compensation Plan, Hilton Hotels Corporation Director Stock and Deferred Retainer Plan and Hilton Hotels Corporation Supplemental Retirement and Retention Plan (collectively, the “Stock Plans”) and 25,550,444 Shares reserved for issuance upon conversion of the Convertible Senior Notes, the Company has no Shares reserved for issuance. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors’ qualifying shares, and as would not reasonably be likely to have a Company Material Adverse Effect, owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans or conversion of the Convertible Senior Notes, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. Except for the Convertible Senior Notes, none of the Company or any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. For purposes of this Agreement, a wholly owned Subsidiary of the

Company shall include any Subsidiary of the Company of which all of the shares of capital stock of such Subsidiary, other than director qualifying shares, are owned by the Company (or a wholly owned Subsidiary of the Company). Since June 29, 2007 and through the date of this Agreement, other than the issuance of Shares pursuant to the exercise of Company Options, the issuance of shares pursuant to RSUs, Performance Units or Company Awards or the conversion of Convertible Senior Notes, in each case outstanding as of June 29, 2007, there has been no change in the number of shares of outstanding capital stock of the Company or the number of Company Options, RSUs or Performance Units.

(ii)       The Company has provided Parent with a list of the Company Options (with the exercise prices thereunder), RSUs, Performance Units and other Company Awards, in each case outstanding as of June 29, 2007, and the name of the Person to whom such Company Options, RSUs, Performance Units and other Company Awards have been granted.

(iii)      Except as set forth in the Company’s certificate of incorporation or the Company’s bylaws, there are no agreements or understandings to which the Company is a party with respect to the voting of any Shares or which restrict the transfer of any such shares, nor as of the date of this Agreement does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares.

(iv)       As of June 29, 2007, there was no outstanding indebtedness for borrowed money of the Company and its Subsidiaries in excess of $10,000,000 in principal amount, other than indebtedness in the amounts identified by instrument in Section 5.1(b)(iv) of the Company Disclosure Letter and excluding inter-company indebtedness among the Company and its wholly-owned Subsidiaries and excluding, for the avoidance of doubt, any guarantees by the Company or any of its Subsidiaries of the indebtedness of any other Person.

(v)        The Company does not have a “poison pill” or similar stockholder rights plan.

(c)        Corporate Authority; Approval and Opinion of Company Financial Advisor.

(i)         The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”), to perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)       The board of directors of the Company has (A) approved, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and adopted a resolution recommending that this Agreement be adopted by the stockholders of the Company (the “Company Recommendation”), (B) directed that this Agreement be submitted to the stockholders of the Company for their adoption at a stockholders’ meeting duly called and held for such purpose and (C) received the opinion of UBS Securities LLC to the effect that, as of the date of such opinion, the Per Share Merger Consideration to be received in the Merger by the holders of the Shares is fair, from a financial point of view, to such holders. The Company will make available to Parent a complete and correct copy of such opinion promptly after receipt thereof by the Company. It is agreed and understood that such opinion is for the benefit of the Company’s board of directors and may not be relied on by Parent or Merger Sub.

(d)        Governmental Filings; No Violations; Certain Contracts.

(i)         Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other antitrust, competition or premerger notification, trade regulation Law, regulation or Order, (C) under the Exchange Act, (D) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), (E) under stock exchange rules, (F) as may be required in connection with the payment of any transfer and gain taxes, (G) as may be required by federal, state or local Environmental Laws (such approvals referred to in Subsections (B) through (G) of this Section 5.1(d), the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, clearances, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity or arbitral or similar forum (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those, the failure to make or obtain which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(ii)       The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing documents of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) not otherwise terminable by the other party thereto on 90 days’ or less notice binding upon the Company or any of its Subsidiaries or (C) assuming compliance with the matters referred to in Section 5.1(d)(i), a violation of any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(e)        Compliance with Laws; Licenses.   The businesses of each of the Company and its Subsidiaries have not been since December 31, 2006, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, determination, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews, the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company and its Subsidiaries each has obtained and is in compliance with all permits, certifications, clearances, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be likely to have a Company

Material Adverse Effect. No suspension or cancellation of any Licenses is pending or, to the Knowledge of the Company, threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement, except for suspensions or cancellations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(f)         Company Reports; Financial Statements.

(i)         The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act since January 1, 2005 (the forms, statements, certifications, reports and documents filed or furnished since January 1, 2005 and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company has made available to Parent copies of all material correspondence between the SEC and the Company since January 1, 2005. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC staff with respect to the Company Reports. None of the Company’s Subsidiaries is or has been required to file any form, report or other document with the SEC or any securities exchange or quotation service.

(ii)       Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the statements of consolidated income, cash flows and stockholders’ equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date hereof, will fairly present in all material respects the financial position, results of operations and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except as may be noted therein and in compliance with, in all material respects, applicable accounting requirements and the rules and regulations of the SEC.

(iii)      Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet as of March 31, 2007 included in its Form 10-Q for the quarter ended March 31, 2007 or in the notes thereto, (B) incurred in the ordinary course of business consistent with past practice since March 31, 2007, (C) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, or (D) that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge of those persons set forth in Section 5.1(f) of the Company Disclosure Letter.

(g)        Absence of Certain Changes.   Except as disclosed in the Company Reports filed prior to the date hereof, since December 31, 2006 and through the date of this Agreement, the Company and its Subsidiaries have substantially conducted their respective businesses only in, and have not engaged in any material transaction other than according to the ordinary and usual course of such businesses consistent with past practice and there has not been:

(i)         An effect, event, development or circumstance that, individually or in the aggregate, with all other effects, events, developments and changes, has had or would be reasonably likely to have, a Company Material Adverse Effect;

(ii)       other than regular quarterly dividends on Shares (at the rate of $0.04 per Share for each regular quarterly dividend), any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company); or

(iii)      any material change in any tax method or election by the Company or any Subsidiary.

(h)        Litigation and Liabilities.   (i) Except as set forth in the Company Reports filed prior to the date hereof, and except for shareholder or derivative litigation that may be brought relating to this Agreement or to the transactions contemplated by or the events leading up to this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective assets or any director, officer or employee of the Company or any of its Subsidiaries or other Person, in each case, for whom the Company or any of its Subsidiaries may be liable, that would, individually or in the aggregate, reasonably be likely to (i) prevent or materially impair or delay the ability of the Company to perform its obligations under this Agreement, the consummation of the Merger or any other transaction contemplated by this Agreement, or (ii) have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon the Company or any of its Subsidiaries which, would, individually or in the aggregate, reasonably be likely to (i) prevent or materially impair or delay the ability of the Company to perform its obligations under this Agreement, the consummation of the Merger or any other transaction contemplated by this Agreement, or (ii) have a Company Material Adverse Effect.

(i)         Employee Benefits.   (i) All material benefit and compensation plans, contracts, policies or arrangements covering current or former employees or officers of the Company and its Subsidiaries (the “Employees”) or current or former directors of the Company and its Subsidiaries under which there is a continuing financial obligation of the Company or its Subsidiaries, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, employment, change in control, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or arrangements sponsored, contributed to, entered into, or maintained by the Company or its Subsidiaries or for which the Company or its Subsidiaries could be reasonably expected to have any present or future liability (whether or not material, the “Benefit Plans”), other than Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Non-U.S. Benefit Plans”), are listed on Section 5.1(i)(i) of the Company Disclosure Letter, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, has been separately identified. True and complete copies of all Benefit Plans listed on Section 5.1(i)(i) of the Company Disclosure Letter have been made available to Parent.

(ii)       All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Non U.S. Benefit Plans, (collectively, “U.S. Benefit Plans”), are in substantial compliance with their respective terms and ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable Laws, except for violations that, would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Each U.S. Benefit Plan, which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) or has applied to the IRS for such favorable determination letter under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such ERISA Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would reasonably be likely to have a Company Material Adverse Effect.

(iii)      Neither the Company nor any of its Subsidiaries has or is expected to incur any material liability under Subtitle C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company and its Subsidiaries have not incurred and do not expect to incur any material withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).

(iv)       Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan.

(v)        Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event) could reasonably be expected to (A) entitle any executive officer or director to severance pay or any material increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans or (C) result in any payment or benefit that would not be deductible under Section 280G of the Code.

(vi)       All Non-U.S. Benefit Plans comply in all material respects with their terms and applicable local Law. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, all contributions to Non-U.S. Benefit Plans required to be made by the Company or its Subsidiaries through the Effective Time have been made or, if applicable, shall be accrued in accordance with country specific accounting practices.

(j)         Takeover Statutes.   The board of directors of the Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, including Section 203 of the DGCL, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

(k)        Property.   (i) Except as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect, (a) the Company and its Subsidiaries have good and marketable title to all real property owned by the Company and its Subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as do not affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries, (b) all of the leases and subleases of the Company and its Subsidiaries, and under which the Company or any of its Subsidiaries holds properties listed in Section 5.1(k)(iii) of the Company Disclosure Letter, are in full force and effect, and (c) the Company does not have any Knowledge of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any Subsidiary of it under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

(ii)       Section 5.1(k)(ii) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of all real property owned by the Company or any of its Subsidiaries.

(iii)      Section 5.1(k)(iii) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of all real property currently leased by the Company or any Subsidiary from a third party pursuant to a ground lease, capital lease or operating lease.

(iv)       True and correct copies of those management agreements listed in Section 5.1(k)(iv) of the Company Disclosure Letter have been made available to Parent (excluding any amendments thereto). Section 5.1(k)(iv) of the Company Disclosure Letter describes the hotel that is the subject of each such agreement. Each such agreement, as amended, is valid, binding and in full force and effect as against the Company or the applicable Subsidiary (and, to the knowledge of the Company, the other party thereto).

(v)        Since December 31, 2006, neither the Company nor any of its Subsidiaries has effected any securitization or sale of any time-share receivables.

(l)         Environmental Matters.   Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries are in compliance with all, and have not violated any, applicable Environmental Laws; (B) the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as presently conducted, and neither the Company nor any of its Subsidiaries has any Knowledge that any of the foregoing will be revoked or adversely modified; (C) neither the Company nor any Subsidiary has received any written claim, notice of violation or citation concerning any violation or alleged violation of or liability under any applicable Environmental Law or concerning any Hazardous Substance, and to the Knowledge of the Company no such claim, notice or citation has been threatened against any of them; and (D) no judicial, administrative, or arbitral proceeding under any Environmental Laws or concerning Hazardous Substances to which the Company or any of its Subsidiaries is a party is pending or, to the Knowledge of the Company, threatened, nor is the Company or any of its Subsidiaries the recipient of any request for information or, to the Knowledge of the Company, the subject of any investigation in connection with any matter that could reasonably be expected to result in such a proceeding; and, to the Knowledge of the Company, there are no such proceedings pending or threatened against, or such investigations of or requests to, any other Person that would reasonably be expected to adversely affect the Company or any its Subsidiaries.

Notwithstanding any other representation or warranty in Article V of this Agreement, the representations and warranties contained in this Section 5.1(l) constitute the sole representations and warranties of the Company relating to any Environmental Law.

As used herein, the term “Environmental Law” means any Law (i) concerning pollution or the protection of the environment (including air, water, soil and natural resources), or human health or safety as affected by the foregoing, or (ii) the use, storage, handling, release or disposal of any Hazardous Substance.

As used herein, the term “Hazardous Substance” means (i) any substance listed, defined, designated or classified as hazardous, toxic or radioactive or as a pollutant or contaminant (or words of similar import) under any applicable Environmental Law, including petroleum and any derivative or by-products thereof, (ii) any polychlorinated biphenyls, asbestos, asbestos-containing materials, ureaformaldehyde insulation, and radon, and (iii) any other substance that could reasonably be expected to result in liability under any applicable Environmental Law.

(m)      Taxes.   Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have (A) prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are complete and accurate; (B) paid all Taxes that are required to be paid for all periods covered by such Tax Returns (whether or not shown thereon as due and owing), or, where payment is not yet due or amounts are being contested in good faith, have made adequate provision for all Taxes in the financial statements of the Company and its Subsidiaries contained in the Company Reports in accordance with GAAP, (C) timely withheld, collected or deposited all Taxes required to be withheld, collected or deposited as the case may be, and to the extent required, have paid all Taxes to the relevant taxing authority, in respect of amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and for which separate reserves have been established in accordance with GAAP, and (D) not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency; (ii) as of the date hereof, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits (or other similar proceedings initiated by a Governmental Entity) in respect of Taxes or Tax matters to which the Company is a party; (iii) the Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2005, 2004 and 2003; (iv) neither the Company nor any of its Subsidiaries (A) is or has been beginning in 2000 a member of an Affiliated group (other than a group the common parent of which is the Company or any Subsidiary) filing a consolidated federal income Tax Return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise; and (v) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4. Notwithstanding any other representation or warranty in Article V of this Agreement, the representations and warranties contained in Sections 5.1(f), 5.1(g), 5.1(i) and 5.1(m) constitute the sole representations and warranties of the Company relating to any Tax, Tax Return or Tax matter.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, social security, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, customs, governmental fees, duties, rates, levies, charges, withholdings or other like assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refund and information returns) and any amendments thereto required to be supplied to a Tax authority relating to Taxes.

(n)        Labor Matters.   (i) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, there is not now, nor has there been since December 31, 2006 any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries nor, to the Knowledge of the Company, is any such controversy threatened in writing as of the date hereof. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has breached any collective bargaining agreement or other Contract with a labor union, works council or labor organization (a “CBA”), and there are no grievances outstanding against the Company or any of its Subsidiaries under any CBA.

(ii)       Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, works council, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social security taxes. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local Law within the last six months which remains unsatisfied. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any CBA or works council agreement or regulations to which the Company or any of its Subsidiaries is a party, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Averse Effect.

(o)        Intellectual Property.   (i) Section 5.1(o) of the Company Disclosure Letter sets forth a list of all material Trademarks owned or controlled by the Company and its Subsidiaries. Except as, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect, (a) such Trademarks are subsisting and unexpired, and are valid and enforceable, (b) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe or otherwise violate the Intellectual Property of any third party, (c) with respect to Intellectual Property used by, owned by or licensed to the Company or any Subsidiary (“Company Intellectual Property”), the Company or such Subsidiary owns the entire right, title and interest in the Company Intellectual Property purported to be owned by the Company or any Subsidiary (including all of the Trademarks listed in Section 5.1(o) of the Company Disclosure Letter), free of any adverse claims or interests and has the right to use the other Company Intellectual Property in the continued operation of its business as currently conducted, (d) no third party is infringing or otherwise violating the Company Intellectual Property, (e) the Company takes reasonable actions to maintain, enforce and police its material Intellectual Property; and (f) the Company takes all reasonable actions to protect its material software, websites and other systems (and the information therein) from unauthorized access or use.

(ii)       For purposes of this Agreement, “Intellectual Property” means any and all intellectual property rights, including trademarks, service marks, Internet domain names, logos, trade dress, trade names, other source indicators and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”), inventions, discoveries, patents, processes, technologies, confidential information, trade secrets, know-how, copyrights and copyrightable works, software, databases and related items.

(p)        Material Contracts.   Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Contract that would be required to be filed by the Company as a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC, except for any such Contract that is a Benefit Plan or would be a Benefit Plan but for the word “material” in the definition thereof) (each such Contract a “Material Contract”), (ii) as of the date hereof, to the Knowledge of the Company, no other party to any Material Contract is in breach of or default under the terms of any Material Contract, (iii) none of the Company or any of its Subsidiaries has received any written claim of default under any such Material Contract, and no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both) and (iv) each Material Contract is a valid and binding obligation of the Company or its Subsidiary that is a party thereto and, to the Knowledge of the Company, is in full force and effect unless terminated in accordance with its terms.

(q)        Insurance.   There is no claim by the Company or any Subsidiary pending under any insurance policies which (a) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid, and which, in the case of clause (a) or (b), would reasonably be likely to have a Company Material Adverse Effect. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under the policy and have not received written notice that they are in default with respect to any obligations under the policy, and (b) to the Knowledge of the Company, as of the date hereof no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation. Neither the Company nor any Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, other than as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(r)        Brokers and Finders.   Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has engaged UBS Securities LLC and Moelis Advisors Division, Mercanti Securities, LLC.

(s)        Investment Company Act of 1940.   Neither of the Company nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

5.2.       Representations and Warranties of Parent and Merger Sub.   Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a)        Organization, Good Standing and Qualification.   Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this

Agreement. Parent has made available to the Company a complete and correct copy of the certificate of incorporation and bylaws or comparable governing documents of Parent and Merger Sub, each as in effect on the date of this Agreement.

(b)        Ownership of Merger Sub; No Prior Activities.   Merger Sub is a wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and Merger Sub has not conducted (or will conduct prior to the Merger) any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby. Merger Sub owns no equity interest or ownership interest in or other security issued by any Person.

(c)        Corporate Authority.   (i) No vote of holders of limited liability company interests of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate or limited liability company power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (the “Requisite Parent Vote”), which will occur immediately following the execution of this Agreement, and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d)        Governmental Filings; No Violations; Etc.

(i)         Other than the filings and/or notices pursuant to (A) Section 1.3, (B) under the HSR Act and any other antitrust, competition or premerger notification, trade regulation Law, regulation or Order and (C) other Company Approvals, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, clearances, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby.

(ii)       The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation, or bylaws or comparable governing documents of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or, assuming compliance with the matters referred to in Section 5.2(d)(i), any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(e)        Litigation.   As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(f)         Financing.   Parent has provided to the Company a true and complete copy of (i) the commitment letter, dated as of July 3, 2007, from Bear Stearns Commercial Mortgage, Inc., Bank of America, N.A., German American Capital Corporation, Goldman Sachs Mortgage Company and Morgan Stanley Capital Holdings LLC, (the “Debt Financing Commitment”), pursuant to which lenders party thereto have agreed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”) and (ii) the equity commitment letter, dated as of July 3, 2007, from Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P. (the “Equity Financing Commitment” and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the investor parties thereto have committed, subject to the terms and conditions set forth therein, to invest the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). Prior to the date of this Agreement, (i) none of the Financing Commitments has been amended or modified, (ii) no such amendment or modification is contemplated and (iii) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the execution hereof. The Financing Commitments are in full force and effect as of the date of this Agreement and are the valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, the other parties thereto. Except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. As of the date of this Agreement, (i) no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of Parent or Merger Sub under any of the Financing Commitments, and (ii) Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the Financing will not be made available to Parent on the Closing Date. Assuming the accuracy of the representations and warranties set forth in Section 5.1(b) and that the Financing Commitments are funded, Parent and Merger Sub will have at and after the Closing funds sufficient to pay (A) the aggregate Per Share Merger Consideration (and any repayment or refinancing of debt contemplated by this Agreement or the Financing Commitments), (B) for all Senior Notes accepted for payment pursuant to the Debt Offers (including any consent fees in connection therewith), and (C) any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and to pay all related fees and expenses.

(g)        Capitalization of Merger Sub.   The authorized capital stock of Merger Sub consists solely of 100 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(h)        Brokers.   No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

(i)         Solvency.   As of the Effective Time, assuming (i) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, or waiver of such conditions, (ii) the accuracy of the representations and warranties set forth in Section 5.1 hereof shall be true and correct, and (iii) estimates, projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, and after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Per Share Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(j)         Guarantee.   Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guarantee of the Guarantors.

(k)        Absence of Certain Agreements.   As of the date of this Agreement, neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal; (ii) other than investment funds or other entities under common management with either of the Guarantors, any third party has agreed to provide, directly or indirectly, equity capital (other than pursuant to the Equity Financing Commitment) to Parent or the Company to finance in whole or in part the Merger; or (iii) any current employee of the Company has agreed to remain as an employee of the Company or any of its Subsidiaries following the Effective Time.

(l)         No Ownership of Shares.   As of the date of this Agreement, neither Parent nor any of its Subsidiaries, including Merger Sub, own any Shares or other securities of the Company or any of its Subsidiaries or any rights with respect to the foregoing.

ARTICLE VI

Covenants

6.1.       Interim Operations.

(a)        The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld, delayed or conditioned unless such approval may be withheld in Parent’s sole discretion as and to the extent expressly noted below)), and except as otherwise expressly contemplated by this Agreement or required by applicable Laws, the business of it and its Subsidiaries shall be conducted in all material respects in the ordinary course consistent with past practice, and to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact, maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates. Without limiting the generality of the foregoing, and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise contemplated or specifically permitted by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), provided, however, that the approval of Parent shall be deemed to have been given if Parent does not object within five (5) business days from the date on which request for such consent is provided by the Company to Parent (unless such consent may be withheld in Parent’s sole discretion as and to the extent expressly noted below) or (C) as set forth in Section 6.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i)         adopt any change in its certificate of incorporation or certificate of formation, as the case may be, or bylaws or other Organizational Documents;

(ii)       (A) authorize for issuance, issue or sell, pledge, dispose of or subject to any Lien (except in connection with any financing permitted by this Agreement) or agree or commit to any of the foregoing in respect of, any shares of beneficial interest or shares of any class of capital stock or other equity interest of the Company or any Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other equity interest, of the Company or any Subsidiary, other than the (1) issuance of Shares upon exercise of Company Awards outstanding on the date of this Agreement, or (2) the issuance of Shares upon the conversion of the Convertible Senior Notes; (B) repurchase, redeem or otherwise acquire any securities or equity equivalents except in the ordinary course of business in connection with (1) the cashless exercise of Company Options in accordance with the Stock Plans, (2) the lapse of restrictions on Performance Units, RSUs and Company Awards, in each case, in order to satisfy withholding or exercise price obligations in accordance with the Stock Plans, or (3) the cancellation of the Company Options, Performance Units, RSUs and Company Awards pursuant to Section 4.3; (C) reclassify, combine, split, or subdivide any shares of beneficial interest or shares of any class of capital stock or other equity interest of the Company or any of its Subsidiaries; or (D) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares of beneficial interest, property or otherwise, with respect to any of the shares of beneficial interest or shares of any class of capital stock or other equity interests of the Company or any of its Subsidiaries, except for (1) cash dividends by any direct or indirect wholly-owned Subsidiary only to the Company or any other wholly-owned Subsidiary in the ordinary course of business consistent with past practice, (2) regular quarterly dividends on the Shares (but not to exceed $0.04 per share for each regular quarterly dividend) with record dates and payment dates consistent with the Company’s past practice for the comparable quarter, (3) dividends or distributions required under the applicable Organizational Documents, or (4) dividends or distributions consistent with past practice with respect to the Subsidiaries that are joint venture entities listed in Section 6.1(a)(ii) of the Company Disclosure Letter;

(iii)      acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination or otherwise) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or, subject to Parent’s consent in its sole discretion, any real property from any other Person with a value or purchase price in the aggregate with respect to all such acquisitions in excess of $50,000,000, other than (a) acquisitions pursuant to Contracts in effect as of the date of this Agreement as described in Section 6.1(a)(iii) of the Company Disclosure Letter, (b) acquisitions in connection with the existing joint venture for hotel development in India with a value or purchase price not in excess of $127,500,000 in the aggregate and (c) acquisitions of equity interests otherwise permitted under clause (ix) of this Section.

(iv)       incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a Subsidiary) for Indebtedness, except for: (A) Indebtedness for borrowed money incurred under the Company’s existing credit facility or other existing similar lines of credit in the ordinary course of business; (B) refinancings of Indebtedness becoming due and payable in accordance with their terms on terms and in such amounts reasonably acceptable to Parent; (C)  Indebtedness for borrowed money with a maturity of not more than one year and prepayable without penalty in a principal amount not in excess of $50,000,000 in the aggregate for the Company and the Subsidiaries taken as a whole; and (D) inter-company Indebtedness among the Company and its Subsidiaries in the ordinary course of business consistent with past practice;

(v)        (A) modify, amend, fail to renew or terminate any Material Contract or enter into any new Contract that, if entered into prior to the date of this Agreement, would have been a Material Contract, in each case other than in the ordinary course of business or (B) enter into any management agreements that provide for a material funding guarantee;

(vi)       except as required pursuant to agreements and any Benefit Plan disclosed on the Company Disclosure Letter in effect prior to the date of this Agreement, or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not executive officers, in the ordinary course of business and consistent with past practice, (B) make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, (C) increase the compensation payable to any director, officer or employee of the Company or any of its Subsidiaries, except for increases in the ordinary course of business and consistent with past practice in salaries (including annual merit or promotion increases), wages or bonuses, or (D) establish, adopt, terminate or materially amend any Benefit Plan (other than changes to comply with Section 409A of the Code and routine changes to welfare plans for 2008);

(vii)     repurchase, repay or pre-pay any Indebtedness, except repayments of credit facilities or other similar lines of credit in the ordinary course of business, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto, prepayments or repayments of mortgage Indebtedness secured by one or more Properties in accordance with their terms, as such loans become due and payable or payment of Indebtedness in accordance with its terms; or (except with respect to any Actions) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;

(viii)    except as required by the SEC or changes in GAAP which become effective after the date of this Agreement or as may be required by the Company’s outside auditing firm, in which case the Company shall notify Parent, change in any material respect GAAP financial accounting principles or policies;

(ix)       make any loans, advances or capital contributions to, or investments in, any Persons (other than (1) to or in wholly-owned Subsidiaries or (2) as required by any Contract in effect on the date hereof and described in Section 6.1(a)(ix) of the Company Disclosure Letter and amounts up to $25,000,000 in the aggregate as required by any Contract in effect on the date hereof and not so described) other than in the ordinary course of business consistent with past practice to Persons in which the Company or any of its Subsidiaries has an investment as of the date of this Agreement;

(x)        make, authorize, or enter into any commitment for any capital expenditure (“Capital Expenditures”) other than (A) Capital Expenditures required by any lease with respect to any property of the Company or any of its Subsidiaries, (B) Capital Expenditures for items in the Company’s 2007 Budget as updated by Company’s management in the ordinary course of business and approved by the Company’s Board of Directors or the Company’s management finance committee prior to the date hereof (which budget, as so updated prior to the date of this Agreement, is set forth on Section 6.1(a)(x) of the Company Disclosure Letter), (C) any additional budgeted projects not included in the updated budget contemplated by clause (B) and not exceeding in the aggregate with respect to all such projects $50,000,000 and (D) Capital Expenditures in the ordinary course of business and consistent with past practice necessary to repair and/or prevent damage to any of the properties of the Company or any of its Subsidiaries as is necessary in the event of an emergency situation;

(xi)       waive, release, assign, settle or compromise any (i) material Action or material liability other than in the ordinary course of business consistent with past practice or (ii) any Action that is brought by any current, former or purported holder of any securities of the Company in its capacity as such and that (A) requires any payment to such security holders by the Company or any Subsidiary or (B) adversely affects in any material respect the ability of the Company and its Subsidiaries to conduct their business in a manner consistent with past practice;

(xii)     amend any term of any outstanding equity security or equity interest of the Company or any of its Subsidiaries;

(xiii)    adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution, except with respect to Subsidiaries that sell all or substantially all of the assets held by such Subsidiaries, and which sales are otherwise permitted pursuant to this Agreement;

(xiv)     fail to use its commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, its Subsidiaries and their respective properties, assets and businesses or substantially equivalent policies;

(xv)      change or make any material Tax elections, change any material method of accounting with respect to Taxes, file any amended Tax Return showing a material increase in tax liabilities, or settle or compromise any federal, state, local or foreign material Tax liability;

(xvi)     subject to Parent’s consent in its sole discretion, sell, lease or otherwise dispose of, or consent to any Liens other than Permitted Liens on, any real property or interest therein, or any material assets other than (A) mortgages in connection with Indebtedness incurred pursuant to clause (iv)(B) of this Section 6.1(a), (B) the sale of timeshare interests in any property in the ordinary course of business and consistent with past practice and (C) sales of properties, and at or above the price, identified in Section 6.1(a)(xvi) of the Company Disclosure Letter;

(xvii)   effectuate a “plant closing” or “mass layoff”, as these terms are defined in WARN or similar state or local Laws, other than resulting from termination of a management agreement; or

(xviii)  announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

The term “Permitted Liens” when used in this Agreement shall mean (1) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which the Company has made adequate reserves in accordance with GAAP); (2) inchoate mechanics’ and materialmen’s Liens for construction in progress; (3) Liens securing Indebtedness permitted or required by this Agreement; (4) any title exception disclosed in any Company title insurance policy provided or made available to Parent and (5) to the extent such Liens would not reasonably be likely to have a Company Material Adverse Effect, (x) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, (y) all matters of record, and (z) all Liens and other imperfections of title and encumbrances that are typical for the applicable property type and locality and which would not reasonably be expected to interfere with the current use of the property or the conduct of the business of the Company or such Subsidiary.

(b)        Parent shall not knowingly take or permit any of its Affiliates to take any action that is reasonably likely to prevent or delay in any material respect the consummation of the Merger.

(c)        Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d)        At the reasonable request of Parent, the Company agrees to discuss with Parent in good faith for purposes of evaluating whether to, prior to Closing, (a) convert or cause the conversion of one or more wholly-owned Subsidiaries that are organized as corporations into limited liability companies and one or more Subsidiaries of the Company that are organized as limited partnerships into limited liability companies, (b) sell or transfer or cause to be sold or transferred to Parent or the Company or one or more of their respective Affiliates all or a portion of the stock, partnership interests, limited liability company or membership interests, property or assets owned, directly or indirectly, by the Company or by one of its wholly-owned Subsidiaries, and (c) dissolve any Subsidiaries of the Company or incorporate or form one or more new Subsidiaries of the Company and execute organizational documents. In the event that the Company subsequently agrees to take any such actions, (i) Parent shall, upon request by the Company, advance to the Company all reasonable out-of-pocket costs to be incurred by the Company or, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any such actions (including reasonable fees and expenses of its Representatives); (ii) the Buyer Parties shall, on a joint and several basis, indemnify and hold harmless the Company, its Subsidiaries and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions; and (iii) without limiting the foregoing, none of the representations, warranties or covenants of the Company shall be deemed to apply to, or deemed breached or violated by, any such actions.

6.2.       No Solicitation of Transactions.

(a)        The Company and its Subsidiaries and their respective officers and directors shall not, and the Company shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”, which definition, in the case of Parent and Merger Sub, shall include their financing sources) to not, directly or indirectly, (A)  initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that would constitute an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal, or (C) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(b)        Notwithstanding anything to the contrary contained in Section 6.2(a), but subject to the Company’s compliance with the provisions of this Section 6.2, at any time prior to the time, but not after, the Requisite Company Vote is obtained, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company also promptly makes such information available to Parent and if the Company receives from the Person so requesting such information an executed confidentiality agreement on customary terms; it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal and provided that in the event the Company enters into a confidentiality agreement with any Person on terms more favorable to such Person than the Confidentiality Agreement is to Blackstone Real Estate Advisor VI L.P., the Company shall offer to amend the Confidentiality Agreement to extend such more favorable terms to Blackstone Real Estate Advisor VI L.P.; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or (C) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that failure to take such action could reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, (y) in each such case referred to in clause (A) or (B) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with the Company’s legal and financial advisors that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and (z) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal and, in connection with approving or recommending such Superior Proposal, effects a Change in Recommendation and authorizes the Company to enter into a definitive agreement providing for the implementation of such Superior Proposal; provided that the Company shall not enter into any such agreement unless this Agreement shall have been terminated by the Company in accordance with Section 8.3(a); and provided further that, in the case of an unsolicited bona fide tender or exchange offer the board of directors has determined to be a Superior Proposal, the Company shall not be required to authorize or enter into a definitive agreement providing for the implementation of such Superior Proposal if it has complied with (A) and (B) above and the Person making such Superior Proposal refuses to enter into a definitive agreement with respect thereto.

(c)        For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or (ii) any other direct or indirect acquisition, in each case in clauses (i) and (ii), involving 20% or more of the total voting power of any class of equity securities of the Company, or 20% or more of the consolidated total revenues or consolidated assets (including, equity securities of its Subsidiaries) of the Company, in each case whether in one transaction or a series of related transactions other than the transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide written Acquisition Proposal involving more than 50% of the total voting power of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole that the board of directors of the Company has determined in its good faith judgment, would, if consummated, result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement after taking into account (x) any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent (including pursuant to Section 8.3(a) of this Agreement), (y) the likelihood and timing of consummation (as compared to the transactions contemplated hereby) and (z) all material legal, financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal.

(d)        Except as set forth in this Section 6.2, the board of directors of the Company shall not:

(i)         withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger (any event described in this clause (i), a “Change in Recommendation”); or

(ii)       cause or permit the Company to enter into any agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(b)) relating to any Acquisition Proposal or approve, endorse or recommend any Acquisition Proposal;

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained and other than in response to an Acquisition Proposal, the board of directors of the Company may effect a Change in Recommendation if the board of directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so could reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law. In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the board of directors of the Company shall take into account any changes to the terms of this Agreement (including pursuant to Section 8.3(a) of this Agreement) proposed by Parent and any other information provided by Parent.

(e)        Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the board of directors of the Company from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company); provided, however, that neither the Company nor the board of directors of the Company shall be permitted to recommend that the stockholders of the Company tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal) or withdraw or modify the Company Recommendation, except as permitted by Section 6.2(b).

(f)         The Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the identity of the parties and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.  None of the Company or any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Parent.

(g)        The Company shall not take any action to exempt any Person from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions) or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement in accordance with Section 8.3(a).

6.3.       Proxy Statement.   As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary proxy statement (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”), and in any event the Company shall use its reasonable best efforts to file the Proxy Statement with the SEC within 20 business days after the date of this Agreement. The Company agrees, as to itself and its Subsidiaries, that, at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its reasonable efforts, after consultation with the other, to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and the Company shall use its reasonable efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following clearance from the SEC. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall promptly provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. If at any time prior to the Stockholders Meeting, any information relating to the Company or the Buyer Parties or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and will include in such documents or responses all comments reasonably proposed by Parent, and to the extent practicable, the Company will provide Parent with the opportunity to participate in any substantive calls between the Company, or any of its Representatives, and the SEC concerning the Proxy Statement.

6.4.       Stockholders Meeting.   The Company will, in accordance with applicable Law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a meeting of holders of Shares (including any adjournments or postponements thereof, the “Stockholders Meeting”) as promptly as practicable after the date the Proxy Statement is cleared by the SEC to consider and vote upon the adoption of this Agreement. Subject to Section 6.2, the board of directors of the Company shall recommend such adoption and shall include the Company Recommendation in the Proxy Statement and shall take all reasonable lawful action to solicit such adoption of this Agreement. Unless this Agreement shall have been terminated in accordance with Article VIII, the obligation of the Company to call, give notice of, convene and hold the Stockholders Meeting shall not be affected by a Change in Recommendation.

6.5.       Filings; Other Actions; Notification.   (a) Cooperation.   Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, clearances, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act if the Merger is subject to the notification and waiting period requirements of the HSR Act. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with all filings made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Nothing in this Agreement, including this Section 6.5, shall (a) require the Company or its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing or (b) require, or be construed to require, the Company or its Subsidiaries to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise hold separate any assets, licenses, operations, rights, businesses or interest therein of the Company or any of its Subsidiaries (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumberment by the Company or any of its Subsidiaries of their assets, licenses, operations, rights, businesses or interest therein or to consent to any agreement to take any of the foregoing actions) unless the effectiveness of such action is conditioned upon Closing. The Company shall not take, or agree to take, any of the actions described in clause (a) or (b) of the preceding sentence without the prior written consent of Parent.

(b)        Information.   Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c)        Status.   Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting or telephone conversations with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger and the other transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. The Company shall notify Parent promptly of any effect, event, development or change between the date of this Agreement and the Effective Time which, to the Knowledge of the Company, causes or would reasonably be expected to cause any of the conditions set forth in Section 7.1 or 7.2 not to be satisfied. Parent shall notify the Company promptly of any effect, event, development or change between the date of this Agreement and the Effective Time, which to the knowledge of Parent, causes or would reasonably be expected to cause any of the conditions set forth in Section 7.1 and 7.3 not to be satisfied. The delivery of any notice pursuant to this Section 6.5(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(d)        Regulatory Matters.   Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 6.5, each of the Company (in the case of Subsection 6.5(d)(i) and (iii) set forth below) and Parent (in all cases set forth below) agree to take or cause to be taken the following actions:

(i)         the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over any Company Approvals or Parent Approvals of non-privileged information and documents requested by any such Governmental Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(ii)       the prompt use of its reasonable best efforts to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment or Law that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including the proffer and agreement by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of the Company or Parent or either’s respective Subsidiaries or Affiliates (and the entry into agreements with, and submission to orders of, the relevant Governmental Entity giving effect thereto) if such action should be necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance or enactment of any order, decree, decision, determination, judgment or Law that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger by any Governmental Entity; and

(iii)      the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this Section 6.5(d)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(e)        Third Party Consents.   Without limiting the generality of the other undertakings pursuant to this Section 6.5, each of the Company and Parent shall use their respective commercially reasonable efforts to obtain any third party consents (i) identified and mutually agreed by the parties after the date hereof or (ii) required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time. In the event that the Company shall fail to obtain any third party consent described above, the Company shall use its commercially reasonable efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and the Buyer Parties and their respective businesses resulting, or which would reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) unless required by the applicable agreement, without the prior written consent of Parent which shall not be unreasonably withheld or delayed, none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) none of the Buyer Parties or their respective Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

(f)         Works Councils.   The Company shall co-operate, assist and consult with Parent and Merger Sub in relation to ascertaining the extent to which (if any) the provision of information to, and/or consultation with, its employees or their representatives is required in connection with any of this Agreement and the Merger and the other transactions contemplated by this Agreement and shall consult with Parent and Merger Sub with respect to information to be provided in connection therewith. This obligation shall include the timely confirmation to Parent and Merger Sub of whether any local or national level collective agreements with trade unions, works councils or any other employee representative bodies exist, and the provision to Parent and Merger Sub of copies of any such agreements to the extent that they may impact on any party’s obligations to inform and/or consult with employees and/or their representatives. Each party shall arrange and facilitate or continue discussions with employees and/or their representatives in a timely manner to enable the Parties fully to comply with their obligations in this regard. Neither the Company nor any of its Subsidiaries shall provide any information to any employee or employee representative (i) pursuant to any obligation it has to provide information to them or to consult with them arising out of the Merger or this Agreement or (ii) in connection with the intentions of Parent or Merger Sub regarding the Company or any of its Subsidiaries, in each case without the prior written consent of Parent and Merger Sub (such consent not to be unreasonably withheld).

6.6.       Access and Reports.   (a) Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company (A) would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (B) would violate any applicable Law; or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement. Notwithstanding the foregoing, neither Parent nor any of its Representatives shall (i) contact or have any discussions with any of the Company’s or any Subsidiary’s employees, agents, or representatives, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, (ii) contact or have any discussions with any of the landlords/sublandlords, tenants/subtenants, or licensees or franchisees of the Company or its Subsidiaries, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, provided, that clauses (i) and (ii) shall not be applicable to contacts or discussions not related to the transactions contemplated by this Agreement and shall not be applicable to contacts and discussions with the Company’s executive officers or its financial advisors, or (iii) damage any property or any portion thereof.

(b)        Prior to the Effective Time, all information obtained by Parent pursuant to this Section 6.6 or Section 6.14 shall be kept confidential in accordance with the Confidentiality Agreement.

Notwithstanding the foregoing, in connection with a potential investment in Parent or its Affiliates, Blackstone Real Estate Advisor VI L.P. and its Representatives (as defined in the Confidentiality Agreement) may furnish Evaluation Material (as defined in the Confidentiality Agreement) to investors in either Guarantor or their affiliated funds (which investors shall be deemed to constitute Representatives of Blackstone Real Estate Advisor VI L.P. for purposes of the Confidentiality Agreement).

6.7.       Stock Exchange De-listing.   Prior to the Closing Date, Parent and the Company shall use their commercially reasonable efforts to cause the Shares to be de-listed from the New York Stock Exchange and de-registered under the Exchange Act promptly following the Effective Time.

6.8.       Publicity.   The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

6.9.       Employee Benefits.   (a) Parent agrees that, during the period commencing at the Effective Time and ending on the second anniversary of the Effective Time, the employees of the Company and its Subsidiaries (other than those covered by CBAs) will be provided with (i) aggregate base salary, bonus and long term incentive opportunities that are no less than the aggregate base salary, bonus and long term incentive opportunities provided by the Company and its Subsidiaries immediately prior to the Effective Time (provided that Parent and its affiliates shall have no obligation to offer equity or equity-based compensation or benefits to any employee), (ii) employee benefits and perquisites (excluding those related to equity) that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries immediately prior to the Effective Time and (iii) severance benefits that are no less than those set forth in Section 6.9(a) of the Company Disclosure Letter. Notwithstanding the foregoing, nothing contained herein shall obligate Parent, the Surviving Corporation or any of their Affiliates to retain the employment of any particular employee.

(b)        Parent will cause any employee benefit plans which the employees of the Company and its Subsidiaries are entitled to participate in to take into account for purposes of eligibility, vesting and benefit accrual thereunder, service by employees of the Company and its Subsidiaries (other than those covered by CBAs) as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company (except to the extent it would result in (1) a duplication of benefits or (2) benefit accruals under any defined benefit pension plan).

(c)        Parent shall, and shall cause the Surviving Corporation and any successor thereto to honor, fulfill and discharge in accordance with their terms any employment related contracts, agreements, arrangements and commitments of the Company and its Subsidiaries disclosed in the Company Disclosure Letter and in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any of its Subsidiaries or any of their predecessors; provided that this shall not prevent the amendment or termination of any such plans in accordance with their terms and the Surviving Corporation shall have any rights privileges or powers under the Company Benefit Plan which were previously held by the Company.

(d)        If the Effective Time occurs in 2007, the Company will pay each participant in the Company annual bonus plans, including the Company Annual Incentive Plan (the “Bonus Plans”) an annual bonus in an amount equal to the annual bonus set forth in (and at the times set forth in) Section 6.9(d) of the Company Disclosure Letter payable for each participant for 2007 under the Bonus Plans as reasonably determined by the Company. If the Effective Time occurs in 2008, the Company shall be permitted, prior to the Effective Time, (I) to pay annual bonuses for 2007 in an amount equal to the annual bonus set forth in Section 6.9(d) of the Company Disclosure Letter payable for each participant for the 2007 calendar year and (II) subject to Parent’s consent (not to be unreasonably withheld) to establish bonus targets, maximums and performance goals for 2008 in the ordinary course of business consistent with past practice; provided that this shall not prevent the amendment or termination of any such plans in accordance with their terms and the Surviving Corporation shall have any rights, privileges or powers under the Company Benefit Plan which were previously held by the Company.

(e)        Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each Company Benefit Plan listed in Section 6.9(e) of the Company Disclosure Letter will occur upon the Effective Time.

(f)         The provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer or director or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Benefit Plan for any purpose.

6.10.    Expenses.   The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.11.    Indemnification; Directors’ and Officers’ Insurance.   (a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, “Action”), arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries in each case at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement.

(b)        Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time, to obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with a comparable or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with coverage of not less than the coverage under, and with such other terms that are at least as favorable in the aggregate to, the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the premium payable for such insurance shall not exceed 300% of the annual premium paid by the Company for 2007 for such insurance. The Company agrees to consult with Parent in connection with purchasing such coverage. The Company represents that the amount paid for such insurance for 2007 is set forth in Section 6.11(b) of the Company Disclosure Letter. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premium paid by the Company for 2007 for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)        If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(d)        The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e)        The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or similar organizational documents of any of its Subsidiaries, or under any applicable employment or indemnification agreement or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws of the Company or similar organizational documents of any Subsidiary of the Company in effect as of the date of this Agreement shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

6.12.    Takeover Statutes.   If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall, consistent with the fiduciary duties of the Company’s board of directors, promptly grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise promptly act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13.    Parent Vote.   Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any shares of common stock of Merger Sub beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or Merger Sub by consent in lieu of a meeting).

6.14.    Financing.   (a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitment (provided that Parent and Merger Sub may replace or amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitment as of the date hereof, or otherwise so long as the terms would not adversely impact the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby), including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitment, (ii) satisfy on a timely basis all conditions within its control applicable to Parent and Merger Sub to obtaining the Debt Financing set forth in the Debt Financing Commitment, and (iii) negotiate definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitments or on other terms no less favorable in the aggregate to Parent and Merger Sub (as determined in the reasonable judgment of Parent). In the event that all conditions to the Financing Commitments have been satisfied in Parent’s good faith judgment, Parent shall use its reasonable best efforts to cause the lenders providing the Debt Financing to fund on the Closing Date the Debt Financing required to consummate the Merger. Parent shall not, and shall not permit any of its Affiliates to, take any action not otherwise required or expressly permitted under this Agreement that is a breach of, or would result in termination of, any of the Financing Commitments. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms no less favorable in the aggregate to Parent and Merger Sub (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice of any material breach by any party to the Financing Commitments, of which Parent or Merger Sub becomes aware, or any termination of the Financing Commitments. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing.

(b)        Subject to applicable Laws, prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees and advisors, including legal, tax and accounting, of the Company and its Subsidiaries to, provide to Parent and Merger Sub all cooperation reasonably requested in writing by Parent in connection with arrangement of the Financing, including using reasonable best efforts to (i) participate in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assist Parent and its financing sources with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents necessary, proper or advisable in connection with the Financing, (iii) furnish Parent and Merger Sub and their financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (iv) reasonably cooperate with the marketing efforts of Parent and its financing sources for any Financing to be raised by Parent to complete the Merger, (v) provide and execute documents as may be reasonably requested by Parent, (vi) form new direct or indirect Subsidiaries, (vii) transfer or otherwise restructure its ownership of existing Subsidiaries, Properties or other assets effective as of or immediately prior to and conditioned on the occurrence of the Effective Time, (viii) without limiting its obligations under Section 4.5, cooperate in connection with the repayment or defeasance of any Indebtedness of the Company or any of its Subsidiaries as of the Effective Time, including delivering such payoff, defeasance or similar notices under any existing mortgage or mezzanine loans of the Company or any of its Subsidiaries as reasonably requested by Parent, and (ix) permit Parent and its Representatives to conduct appraisal and environmental and engineering inspections of each real estate property owned and, subject to obtaining required third party consents (which the Company shall use reasonable efforts to obtain), leased by the Company or any of its Subsidiaries (provided, however, that (A) neither Parent nor its Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property, (B) Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) business days’ prior written notice thereof, setting forth the inspection or materials that Parent or its Representatives intend to conduct, and (C) the Company shall be entitled to have representatives present at all times during any such inspection); provided, however, that nothing herein shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company or its Subsidiaries or require the Company to agree to pay any fees, reimburse any expenses or give any indemnities prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation and indemnify the Company for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by the Company or any of its Subsidiaries arising therefrom.

(c)        All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to paragraph (b) above shall be kept confidential in accordance with the Confidentiality Agreement.

6.15.    Resignations.   The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time of those directors of the Company or any of its Subsidiaries designated by Parent to the Company in writing at least ten (10) calendar days prior to the Closing.

ARTICLE VII

Conditions

7.1.       Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)        Stockholder Approval.   This Agreement shall have been duly approved at the Stockholders Meeting by holders of Shares constituting the Requisite Company Vote.

(b)        Regulatory Consents.   (i) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, and (ii) the regulatory consents listed in Section 7.1(b) of the Company Disclosure Letter, to the extent applicable, shall have been obtained and be in full force and effect.

(c)        Orders.   No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”); provided, however, that prior to a party asserting this condition such party shall have used its reasonable best efforts to prevent the entry of any such Order and to appeal as promptly as possible any such Order that may be entered.

7.2.       Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)        Representations and Warranties.   (i) The representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall be true and correct as of the Closing Date as though made on and as of such date (except for the representations and warranties identified in clause (ii) below and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, without giving effect to any such qualifications) except where any failures of the representations or warranties referred to in this clause (i) to be so true and correct, individually or in the aggregate, had or is reasonably likely to have a Company Material Adverse Effect; (ii) the representations and warranties set forth in the first, second, third, fourth and tenth sentences of Section 5.1(b)(i) and the sixth sentence of Section 5.1(b)(i) insofar as it relates to the Company shall be true and correct in all material respects and the representations and warranties set forth in Section 5.1(g)(i) shall be true and correct in all respects as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects or in all respects, as applicable, as of such earlier date); and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b)        Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c)        No Company Material Adverse Effect.   Since the date of this Agreement, there shall not have been an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments and changes, has resulted or would result in a Company Material Adverse Effect.

(d)        Receipt of Payoff Letter.   At or prior to the Effective Time, Bank of America, N.A., as administrative agent under the Credit Agreement, dated as of February 22, 2006, among the Company, and Hilton PCB Sarl, as joint and several borrowers, Bank of America, N.A., as administrative agent, swing line lender and issuing lender, UBS Loan Finance, as syndication agent, and the other financial institution signatories thereto (the “Credit Agreement”) shall have provided the Company with a “payoff” letter acknowledging that, subject to the repayment of the aggregate principal amount outstanding under the Credit Agreement, together with all interest accrued and any other fees or expenses payable thereunder, (i) the Credit Agreement shall be terminated, (ii) any and all Liens held by Bank of America, N.A. or any other collateral agent under the Credit Agreement shall be released and (iii) the Company and its Subsidiaries shall be released from any and all liabilities and obligations under the Credit Agreement and any related guaranties (other than any obligations under any indemnification or similar provision that survive such termination).

7.3.       Conditions to Obligation of the Company.   The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)        Representations and Warranties.   (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except (other than with respect to Section 5.2(i)) where any failures to be so true and correct would not prevent consummation of the Merger and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b)        Performance of Obligations of Parent and Merger Sub.   Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

ARTICLE VIII

Termination

8.1.       Termination by Mutual Consent.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote is obtained, by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2.       Termination by Either Parent or the Company.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by January 31, 2008, whether such date is before or after the Requisite Company Vote is obtained (the “Termination Date”), provided, further, that the right to terminate this Agreement under Section 8.2(a) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date, (b) the Requisite Company Vote shall not have been obtained upon a vote taken on this Agreement or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the Requisite Company Vote is obtained), provided that the right to terminate this Agreement under Section 8.2(c) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Order or have such Order vacated or made inapplicable to the Merger.

8.3.       Termination by the Company.   This Agreement may be terminated and the Merger may be abandoned by the Company:

(a)        at any time prior to the time the Requisite Company Vote is obtained, if (i) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a definitive agreement providing for the implementation of a Superior Proposal, (ii) the board of directors of the Company has determined in good faith, after consultation with the Company’s legal and financial advisors, that the transaction contemplated by such agreement constitutes a Superior Proposal, (iii) the Company is not then and has not been in breach in any material respect of any of its obligations under Section 6.2, (iv) the Company has notified Parent in writing that it intends to enter into such agreement, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice, (v) during the three (3) business day period following Parent’s receipt of such notice, (y) the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent in making adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to constitute a Superior Proposal, and (z) the board of directors of the Company shall have determined in good faith, after the end of such three business day period, after considering the results of any such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal, and (vi) the Company immediately prior to or concurrently with such termination pays as directed by Parent the Company Termination Fee in immediately available funds pursuant to Section 8.5 (any purported termination pursuant to this Section 8.3(a) shall be void and of no force or effect unless the Company shall have made such payment),

(b)        if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.3(a) or 7.3(b) would be incapable of being satisfied prior to the Termination Date, or

(c)        if Parent or Merger Sub fails to obtain the proceeds pursuant to the Financing (or alternative financing) sufficient to consummate the transactions contemplated by this Agreement within three business days after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing).

8.4.       Termination by Parent.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the managing member of Parent:

(a)        if the board of directors of the Company shall have made a Change of Recommendation,

(b)        if (i) the board of directors of the Company approves, endorses or recommends an Acquisition Proposal, (ii) the Company enters into a contract or agreement relating to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 6.2), (iii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company that constitutes an Acquisition Proposal (other than by any of the Buyer Parties) is commenced prior to obtaining the Requisite Company Vote and the board of directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) business days after commencement, or (iv) the Company or the board of directors of the Company publicly announces its intention to do any of the foregoing, or

(c)        if Parent and Merger Sub are not in material breach of their obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.2(a) or 7.2(b) would be incapable of being satisfied prior to the Termination Date.

8.5.       Effect of Termination and Abandonment.   (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) subject to Section 8.5(b), Section 8.5(c) and Section 9.10(a), no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b)        In the event that:

(i)         a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and, in the case of a termination pursuant to Section 8.2(a), such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least 30 days prior to the date of termination) and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or 8.2(b) or by Parent pursuant to Section 8.4(c) (however, only in the event of a termination pursuant to Section 8.4(c) resulting from a breach by the Company of its obligations under Section 6.2 or Section 6.4);

(ii)       this Agreement is terminated by Parent pursuant to Section 8.4(a) or (b); or

(iii)      this Agreement is terminated by the Company pursuant to Section 8.3(a);

then the Company shall prior to or concurrently with a termination pursuant to Section 8.3(a), and otherwise promptly, but in no event later than three (3) business days after the date of such termination, pay as directed by Parent the Company Termination Fee (as defined below) and shall, with respect to any termination referred to in this Section 8.5(b), promptly, but in no event later than three (3) business days after being notified of such by Parent, pay all of the documented reasonable out-of-pocket expenses incurred by or on behalf of Parent or Merger Sub in connection with this Agreement (including the related financing) and the transactions contemplated by this Agreement up to a maximum amount of $7,500,000 (the “Parent Expenses”), in each case payable by wire transfer of same day funds; provided, however, that no Company Termination Fee shall be payable as directed by Parent pursuant to clause (i) of this paragraph (b) unless and until within 12 months of such termination the Company or any of its Subsidiaries shall have entered into an agreement with respect to, or shall have approved or recommended to the Company’s stockholders, an Acquisition Proposal or an Acquisition Proposal shall have been consummated (whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in clause (i) and substituting “50%” for “20%” in the definition thereof). “Company Termination Fee” shall mean an amount equal to $560,000,000. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event of termination of this Agreement under the circumstances described in Section 8.5(b)(ii) or 8.5(b)(iii), the right to receive payment of the Company Termination Fee and Parent Expenses pursuant to this Section 8.5(b) shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

(c)        In the event of termination of this Agreement pursuant to (i) Section 8.2(b) (if (A) at the time of such termination there is no state of facts or circumstances that would cause the conditions set forth in Section 7.1(b) or (c) or 7.2 not to be satisfied on or prior to the Termination Date and (B) at the time the vote is taken at the Stockholders Meeting, any of the Financing Commitments has been terminated or withdrawn or rescinded without having been replaced as of such date by alternative financing commitments sufficient to consummate the transactions contemplated by this Agreement), (ii) Section 8.3(b) (if at the time of such termination there is no state of facts or circumstances (other than a state of facts or circumstances caused by a breach of Parent’s or Merger Sub’s representations and warranties or covenants or other agreements hereunder) that would cause the conditions set forth in Section 7.1 or 7.2 not to be satisfied on or prior to the Termination Date) or (iii) Section 8.3(c), Parent shall pay or cause to be paid, to the Company promptly as reasonably practicable (and, in any event, within three (3) business days following such termination), the Parent Termination Fee (as defined below) and shall promptly, but in no event later than three (3) business days after being notified of such by the Company, pay all of the documented reasonable out-of-pocket expenses incurred by the Company or any of its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $7,500,000 (the “Company Expenses”), in each case, payable by wire transfer of same day funds. “Parent Termination Fee” shall mean an amount equal to $660,000,000. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that the right to receive payment of the Parent Termination Fee and Company Expenses pursuant to this Section 8.5(c) and the reimbursement and indemnification obligations of Parent under Sections 4.5(d), 6.1(d), 6.14(b) and 8.5(d) hereof or the guarantee thereof pursuant to the Guarantee, shall be the Company’s sole and exclusive remedy for monetary damages under this Agreement

(d)        The parties acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) or Parent fails to promptly pay the amount due pursuant to Section 8.5(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.5(c) or any portion thereof, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

ARTICLE IX

Miscellaneous and General

9.1.       Survival.   This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Employee Benefits), 6.10 (Expenses) and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the indemnification and reimbursement provisions contained in Sections 4.5(d), 6.1(d) and 6.14(b) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2.       Modification or Amendment.   Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by action taken by or on behalf of their respective boards of directors (or similar governing body or entity), by a written agreement executed and delivered by duly authorized officers of the each of the parties hereto.

9.3.       Waiver of Conditions.   The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4.       Counterparts.   This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5.       GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.   (a) THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (EXCEPT TO THE EXTENT THAT MANDATORY PROVISIONS OF DELAWARE LAW ARE APPLICABLE), WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. The parties consent to exclusive jurisdiction in the Delaware Court of Chancery (and any courts from which appeals from judgments of that court are heard) as to any dispute or claim as to which there is subject matter jurisdiction in that court and, for all other disputes or claims, any state or federal court located in Delaware (and any courts from which appeals from judgments of that court are heard). Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any Delaware State or Federal court in accordance with the provisions of this Section 9.5(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.6 (Notices). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(b)        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6.       Notices.   Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Parent or Merger Sub:

c/o Blackstone Real Estate Partners VI L.P.
345 Park Avenue
New York, New York 10154
Attention: Jonathan D. Gray
fax: (212) 583-5573

And

c/o Blackstone Capital Partners V L.P.
345 Park Avenue
New York, New York 10154
Attention: Michael S. Chae
Fax: 212-583-5913

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
Attention: Brian M. Stadler, Esq.
fax: (212) 455-2502

If to the Company:

Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel
fax: (310) 205-7677

with a copy to:

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, California 90067
Attention: Alison S. Ressler, Esq.
fax: (310) 712-8800

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7.       Entire Agreement.   This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated May 25, 2007, between Blackstone Real Estate Advisor VI L.P. and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8.       No Third Party Beneficiaries.   Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9.       Obligations of Parent and of the Company.   Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10.    Remedies

(a)        The Company agrees that to the extent it has incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability of Parent and Merger Sub for such loss or damages shall be limited to an amount equal to the Parent Termination Fee and Company Expenses and any amounts owed to the Company pursuant to Section 4.5(d), Section 6.1(d), Section 6.14(b) and Section 8.5(d), (ii) the maximum liability of the Guarantors, directly or indirectly, shall be limited to the express obligations of the Guarantors under the Guarantee, (iii) in no event shall the Company seek to recover any money damages in excess of such amount from the other parties or the Guarantors and (iv) in no event shall any of the respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents of Parent, Merger Sub or the Guarantors, have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(b)        The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Buyer Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Buyer Parties or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 8.5(c) and Section 9.10(a); provided, that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub of Section 6.6(b) or Section 6.14(c).

9.11.    Transfer Taxes.   All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the Surviving Corporation when due.

9.12.    Definitions.   Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.13.    Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.14.    Interpretation; Construction.   (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)        The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)        Each party here has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.15.    Assignment.   This Agreement shall not be assignable by operation of law or otherwise; provided, however, that, prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

HILTON HOTELS CORPORATION
By:	/s/ STEPHEN BOLLENBACH
	Name:	Stephen Bollenbach
	Title:	Chief Executive Officer
BH HOTELS LLC
By:	/s/ JONATHAN D. GRAY
	Name:	Jonathan D. Gray
	Title:	Chief Executive Officer
BH HOTELS ACQUISITION INC.
By:	/s/ JONATHAN D. GRAY
	Name:	Jonathan D. Gray
	Title:	Chief Executive Officer

ANNEX A

DEFINED TERMS

Terms	Section
Action	6.11(a)
Acquisition Proposal	6.2(c)
Affiliate	5.1(a)
Agreement	Preamble
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(i)(i)
Bonus Plans	6.9(d)
business day	1.2
Buyer Parties	Recitals
Bylaws	2.2
Capital Expenditures	6.1(a)(x)
CBA	5.1(i)(iv)
Certificate	4.1(a)
Certificate of Merger	1.3
Change in Recommendation	6.2(d)(i)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	5.1(i)(ii)
Company	Preamble
Company Approvals	5.1(d)(i)
Company Awards	4.3(d)
Company Disclosure Letter	5.1
Company Expenses	8.5(c)
Company Intellectual Property	5.1(o)
Company Material Adverse Effect	5.1(a)
Company Option	4.3(a)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(f)(i)
Company Termination Fee	8.5(b)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Convertible Senior Notes	4.5(a)
Costs	6.11(a)
Credit Agreement	7.2(d)
D&O Insurance	6.11(b)
Debt Financing	5.2(f)
Debt Financing Commitment	5.2(f)
Debt Offers	4.5(a)
DGCL	1.1
Dissenting Stockholders	4.1(a)
Effective Time	1.3
Employees	5.1(i)(i)
Environmental Law	5.1(l)
Equity Financing	5.2(f)

Equity Financing Commitment	5.2(f)
ERISA	5.1(i)(i)
ERISA Affiliate	5.1(i)(iii)
ERISA Plan	5.1(i)(ii)
Exchange Act	4.5(c)
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
Financing	5.2(f)
Financing Commitments	5.2(f)
GAAP	5.1(f)(ii)
Governmental Entity	5.1(d)(i)
Guarantee	Recitals
Guarantor, Guarantors	Recitals
Hazardous Substance	5.1(l)
HSR Act	5.1(d)(i)
Indebtedness	5.1(b)(iv)
Indemnified Parties	6.11(a)
Intellectual Property	5.1(o)(i)
IRS	5.1(i)(ii)
Knowledge	5.1(f)
Laws	5.1(e)
Licenses	5.1(e)
Lien	5.1(b)(i)
Material Contract	5.1(p)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(i)(ii)
Non-U.S. Benefit Plans	5.1(i)(i)
Offer Documents	4.5(c)
Order	7.1(c)
Organizational Documents	5.1(a)
Other Antitrust Approvals	7.1(b)
Parent	Preamble
Parent Approvals	5.2(d)(i)
Parent Disclosure Letter	5.2
Parent Expenses	8.5(b)
Parent Termination Fee	8.5(c)
Paying Agent	4.2(a)
Pension Plan	5.1(i)(ii)
Performance Unit	4.3(b)
Permitted Liens	6.1(a)
Person	4.2(d)
Per Share Merger Consideration	4.1(a)
Proxy Statement	6.3
Representatives	6.2(a)
Requisite Company Vote	5.1(c)(i)
Requisite Parent Vote	5.2(c)
RSU	4.3(c)

SEC	5.1(f)(i)
Securities Act	5.1(d)(i)
Senior Notes	4.5(a)
Share, Shares	4.1(a)
Stockholders Meeting	6.4
Significant Subsidiary	5.1(a)
Solvent	5.2(i)
Stock Plans	5.1(b)(i)
Subsidiary	5.1(a)
Superior Proposal	6.2(c)
Surviving Corporation	1.1
Takeover Statute	5.1(j)
Tax, Taxes	5.1(m)
Tax Return	5.1(m)
Termination Date	8.2
Trademarks	5.1(o)(i)
U.S. Benefits Plans	5.1(i)(ii)
WARN	5.1(n)(ii)

Annex B

OPINION OF UBS SECURITIES LLC

July 3, 2007

The Board of Directors
Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, California 90210

Dear Members of the Board:

We understand that Hilton Hotels Corporation, a Delaware corporation (“Hilton”), is considering a transaction whereby BH Hotels Acquisition Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of BH Hotels LLC (“BH Hotels”), a Delaware limited liability company and affiliate of The Blackstone Group L.P. (“Blackstone”), will merge with and into Hilton (the “Transaction”). Pursuant to the terms of an Agreement and Plan of Merger, draft dated July 3, 2007 (the “Merger Agreement”), among Hilton, BH Hotels and Merger Sub, each outstanding share of the common stock, par value $2.50 per share, of Hilton (“Hilton Common Stock”) will be converted into the right to receive $47.50 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Hilton Common Stock of the Consideration to be received by such holders in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to Hilton in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. UBS also may act as dealer manager or solicitation agent in connection with certain offers to purchase and consent solicitations anticipated to be undertaken in connection with the Transaction with respect to various series of Hilton’s outstanding senior notes (the “Debt Offers”), for which UBS expects to receive a fee. UBS currently holds certain of the outstanding senior notes which are expected to be repaid in the Debt Offers. In the past, UBS provided services to Hilton, Blackstone and certain of their respective affiliates unrelated to the proposed Transaction, for which UBS received compensation. An affiliate of UBS currently is a lender under existing credit facilities of Hilton (which will be repaid in connection with the Transaction), for which such affiliate received and expects to receive fees and interest payments. An affiliate of UBS also currently is a lender under existing credit facilities of certain affiliates of Blackstone, for which such affiliate received and expects to receive fees and interest payments. In addition, UBS, certain of its affiliates and certain of their respective employees have invested in certain affiliates of BH Hotels and may have investments in certain other affiliates of Blackstone. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Hilton and Blackstone and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available with respect to Hilton or Hilton’s underlying business decision to effect the Transaction or any related transaction. Our opinion does not constitute a recommendation to any securityholder of Hilton as to how such securityholder should vote or act with respect to the Transaction or any related transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Merger Agreement or any related documents or the form of the Transaction or any related transaction, including, without limitation, the Debt Offers. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Merger Agreement will not differ in any

B-1

The Board of Directors
Hilton Hotels Corporation
July 3, 2007

material respect from the draft that we have reviewed, (ii) Hilton and BH Hotels will comply with all material terms of the Merger Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Hilton or the Transaction. We have not been authorized to solicit, and have not solicited, indications of interest in a business combination with Hilton from any party.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to Hilton; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Hilton that were provided to us by the management of Hilton and not publicly available, including financial forecasts and estimates prepared by the management of Hilton; (iii) conducted discussions with members of the senior management of Hilton concerning the business and financial prospects of Hilton; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and historical market prices of Hilton Common Stock; (vii) reviewed the Merger Agreement; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Hilton, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Hilton as to the future performance of Hilton. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Hilton Common Stock in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its evaluation of the Transaction.

Very truly yours,
/s/ UBS Securities LLC
UBS SECURITIES LLC

B-2

Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262.   Appraisal rights.

(a)        Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)        Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)        Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)        Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.          Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.          Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.          Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.          Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)        In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)        Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)        Appraisal rights shall be perfected as follows:

(1)        If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)        If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)        Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)         Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)        At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)        After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)         The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)         The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)        From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)         The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.               Call toll-free 1-866-697-7119 on a touch-tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call; or

2.               Visit the website https://www.proxypush.com/hlt and follow the instructions on the reverse side; or

3.               Complete, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE

HILTON HOTELS CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Stephen F. Bollenbach and Madeleine A. Kleiner as lawful attorneys and proxies, each with the power of substitution and resubstitution, and hereby authorizes each of them to represent and vote, as designated below, all the shares of Common Stock of Hilton Hotels Corporation held of record by the undersigned on August 6, 2007, at the Special Meeting of Stockholders to be held at 9:00 a.m., local time, on September 18, 2007, at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210, or any adjournment or postponement thereof.

THE POWERS HEREBY GRANTED MAY BE EXERCISED BY EITHER OF THE ATTORNEYS OR PROXIES NAMED ABOVE OR THEIR SUBSTITUTES PRESENT AND ACTING AT THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED.  IF NO DIRECTION IS MADE, THIS PROXY IF PROPERLY EXECUTED WILL BE VOTED “FOR” ITEM 1 AND ITEM 2.  THE UNDERSIGNED HEREBY REVOKES ANY AND ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT THE MEETING.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Comments / Address Change:
HILTON HOTELS CORPORATION
P.O. BOX 11394
NEW YORK, N.Y. 10203-0394
I plan to attend the meeting.	☐

COMMENTS/ADDRESS CHANGE: Please mark	☐
this box if you have written comments/address change.

HILTON HOTELS	YOUR VOTE IS IMPORTANT
CORPORATION	VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

INTERNET			TELEPHONE			MAIL

https://www.proxypush.com/hlt			1-866-697-7119

•	Go to the website address listed above.	OR	•	Use any touch-tone telephone	OR	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.			and call the toll-free number		•	Detach your proxy card and return it
•	Follow the simple instructions that			listed above.			in the postage-paid envelope
	appear on your computer screen.		•	Have your proxy card ready.			provided.
			•	Follow the simple recorded
instructions.

Your telephone or internet vote authorizes the named				If you have submitted your proxy by telephone or the internet, there is no need for you to mail back your proxy card.
proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.

      1-866-697-7119

       CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

(Please mark, sign, date and return
this proxy card in the
enclosed envelope.)	Votes must be marked
(x) in Black or Blue ink.

This Proxy when properly executed will be voted in the manner directed herein.
If no direction is made, this Proxy will be voted FOR Item 1 and FOR Item 2.

				FOR	AGAINST	ABSTAIN

1. To adopt the Agreement and Plan of Merger, dated as of July 3, 2007, by and among Hilton Hotels Corporation, a Delaware corporation, BH Hotels LLC, a Delaware limited liability company, and BH Hotels Acquisition Inc., a Delaware corporation.

2. To approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

In their discretion the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

S C A N L I N E

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by an authorized officer.  If a partnership, please sign in partnership name by an authorized person.

		Date	Signature	Signature if held jointly